Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among:

ZENDESK, INC.,

a Delaware corporation;

MILKY WAY ACQUISITION CORP.,

a Delaware corporation;

and

MOMENTIVE GLOBAL INC.,

a Delaware corporation

Dated as of October 28, 2021

Page

SECTION 1.	DESCRIPTION OF TRANSACTION	1

1.1	Merger of Merger Sub into the Company	1
1.2	Effects of the Merger	1
1.3	Closing; Effective Time	2
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	2
1.5	Conversion of Shares	2
1.6	Closing of the Company’s Transfer Books	4
1.7	Exchange of Company Stock Certificates	4
1.8	Further Action	7

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7

2.1	Subsidiaries; Due Organization; Etc.	7
2.2	Certificate of Incorporation and Bylaws	8
2.3	Capitalization, Etc.	8
2.4	SEC Filings; Financial Statements	10
2.5	Absence of Changes	11
2.6	Title to Tangible Assets	12
2.7	Real Property; Equipment; Leasehold	12
2.8	Intellectual Property	12
2.9	Material Contracts	17
2.10	Company Products	20
2.11	Major Customers and Suppliers	20
2.12	Liabilities	21
2.13	Compliance with Legal Requirements	21
2.14	Governmental Authorizations	22
2.15	Tax Matters	23
2.16	Employee and Labor Matters; Benefit Plans	25
2.17	Environmental Matters	29
2.18	Insurance	30
2.19	Legal Proceedings; Orders	30
2.20	Authority; Binding Nature of Agreement	30
2.21	Takeover Statutes; No Rights Plan	31
2.22	Vote Required	31
2.23	Non-Contravention; Consents	31
2.24	Opinion of the Company’s Financial Advisors	32
2.25	Advisors’ Fees	32
2.26	Related Person Transactions	32
2.27	Disclosure	32
2.28	No Other Representations	33

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF PARENT	33

3.1	Due Organization	34
3.2	Capitalization, Etc.	34
3.3	SEC Filings; Financial Statements	35
3.4	Absence of Changes	36

(continued)

(continued)

EXHIBITS

Exhibit A	—	Certain Definitions

Exhibit B	—	Persons Entering into Voting Agreements

Exhibit C	—	Form of Certificate of Incorporation of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 28, 2021, by and among: ZENDESK, INC., a Delaware corporation (“Parent”); MILKY WAY ACQUISITION CORP., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”); and MOMENTIVE GLOBAL INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A. Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.”

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned Subsidiary of Parent.

B. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

C. In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, concurrently with the execution and delivery of this Agreement, each stockholder of the Company listed in Exhibit B is executing a voting agreement with Parent and the Company (each such agreement, a “Voting Agreement”).

D. For U.S. federal income tax purposes, it is intended that (i) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement constitutes a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place by means of a virtual closing through electronic exchange of signatures at 8:00 a.m. (California Time) on a date to be jointly designated by Parent and the Company, which shall be no later than the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 and Section 7 (other than those conditions set forth in Sections 6.6 and 7.6, which are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other place, time or date as Parent and the Company may jointly designate. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing and, concurrently with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed by Parent and the Company and specified in such certificate of merger (the time at which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise mutually agreed by Parent and the Company prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit C;

(b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are the directors and officers of Merger Sub immediately prior to the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held, directly or indirectly, by any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be unaffected by the Merger and shall remain outstanding as an equal number of shares of common stock of the Surviving Corporation;

(ii) any shares of Company Common Stock held by the Company (or held in the Company’s treasury) or held, directly or indirectly, by Parent, Merger Sub or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in Sections 1.5(a)(i), 1.5(a)(ii) and 1.5(d), and subject to Sections 1.5(b), 1.5(c) and 1.7, each share of Company Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive (A) 0.225 (the “Exchange Ratio”) of a share of Parent Common Stock, (B) any cash in lieu of fractional shares of Parent Common Stock that the holder of such share is entitled to receive pursuant to Section 1.5(c) and (C) any dividends or other distributions that the holder of such share is entitled to receive pursuant to Section 1.7(d) (the consideration described in clauses “(A),” “(B)” and “(C)” being referred to as “Merger Consideration”); and

(iv) each share of the common stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

(b) If, during the period commencing on the date of this Agreement and ending upon the earlier of (i) the Effective Time and (ii) the valid termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event occurs during such period, then the Exchange Ratio will be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action. If, during the Pre-Closing Period, the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by Parent during such period, or a record date with respect to any such event occurs during such period, then the Exchange Ratio will be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

(c) No fraction of a share of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional share shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractions of a share of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, upon surrender of such holder’s Company Stock Certificate(s) or the transfer of Uncertificated Company Shares, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Measurement Price.

(d) At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each share of Company Restricted Stock that is outstanding and unvested immediately prior to the Effective Time and held by a Continuing Employee or Continuing Service Provider shall be converted, subject to Section 1.5(c), into that number of shares of Parent Restricted Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company Restricted Stock award, multiplied by (ii) the Exchange Ratio (each such assumed share of Company Restricted Stock, as so adjusted, a share of “Converted Restricted Stock”). Any Converted Restricted Stock issued in accordance with this Section 1.5(d) shall be subject to substantially the same terms and conditions as were applicable to such shares of Company Restricted Stock prior to the Effective Time; provided, however, that all references to the “Company” in each Company Equity Plan and each award agreement shall be deemed to be references to Parent. Notwithstanding anything to the contrary contained in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any Person, each share of Company Restricted Stock that is outstanding and unvested immediately prior to the Effective Time and held by a Person who is not a Continuing Employee or a Continuing Service Provider shall be canceled and extinguished for no consideration.

(e) No interest will be paid or will accrue on any Merger Consideration payable to holders of Company Stock Certificates or in respect of Uncertificated Company Shares.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) except for shares of Company Common Stock that continue to be held by a Subsidiary of the Surviving Corporation following the Effective Time in accordance with Section 1.5(a)(i), all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time (each such certificate, a “Company Stock Certificate”) or uncertificated shares of Company Common Stock represented by book entry positions (each such share, an “Uncertificated Company Share”) shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate or Uncertificated Company Share is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Uncertificated Company Share shall be canceled and shall be exchanged as provided in Section 1.7.

1.7 Exchange of Company Stock Certificates.

(a) On or prior to the Closing Date, Parent shall select Parent’s transfer agent (after consultation with the Company) or another reputable bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the “Exchange Agent”) and enter into an exchange agent agreement, in customary form, with the Exchange Agent. Prior to or substantially concurrently with the Effective Time, Parent shall cause to be deposited with the Exchange Agent: (a) certificates or book entry positions representing the shares of Parent Common Stock issuable pursuant to Section 1.5(a)(iii); and (b) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to the deposited shares of Parent Common Stock pursuant to Section 1.7(d) are referred to collectively as the “Exchange Fund.” The cash portion of the Exchange Fund will be held by the Exchange Agent and not invested.

(b) Promptly after the Effective Time, the Exchange Agent will mail to the Persons who, as of the Effective Time, were record holders of Company Stock Certificates: (i) a notice advising such holder of the effectiveness of the Merger; (ii) a letter of transmittal in customary form (including a provision confirming that delivery of a Company Stock Certificate will be effected, and risk of loss and title to such Company Stock Certificate will pass, only upon proper delivery of such Company Stock Certificate) and reasonably acceptable to each of Parent, the Company and the Exchange Agent; and (iii)

instructions for use in effecting the surrender of Company Stock Certificates in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with the delivery of a duly executed letter of transmittal and such other customary documents as may be reasonably required by the Exchange Agent in connection with the surrender of such Company Stock Certificate, (A) Parent shall cause the Exchange Agent to issue the number of whole shares of Parent Common Stock, if any, that the holder (or such holder’s transferee in accordance with Section 1.7(e)) of such Company Stock Certificate is entitled to receive pursuant to Section 1.5(a)(iii) in exchange therefor, in non-certificated book-entry form in the name of such holder (or such holder’s transferee in accordance with Section 1.7(e)), and to mail to such Person, as promptly as reasonably practicable thereafter, (1) a statement reflecting the number of whole shares of Parent Common Stock so issued and (2) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 1.7(i)) of any cash in lieu of fractional shares plus any unpaid dividends or distributions that such Person has the right to receive pursuant to Sections 1.5(c) and 1.7(d), as applicable, and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5.

(c) Any holder of Uncertificated Company Shares will not be required to deliver a Company Stock Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration with respect to such Uncertificated Company Shares. Upon receipt of an “agent’s message” in customary form (it being understood that holders of Uncertificated Company Shares will be deemed to have transferred such Uncertificated Company Shares upon receipt of an “agent’s message” or such other evidence, if any, as the Exchange Agent may reasonably request) after the Effective Time with respect to such holder (or such holder’s transferee in accordance with Section 1.7(e)), (A) Parent shall cause the Exchange Agent to (1) issue the number of whole shares of Parent Common Stock, if any, that such holder (or such holder’s transferee in accordance with Section 1.7(e)) is entitled to receive pursuant to Section 1.5(a)(iii) in exchange therefor, in non-certificated book-entry form in the name of such holder (or such holder’s transferee in accordance with Section 1.7(e)), and (2) mail to such Person, as promptly as reasonably practicable thereafter, (x) a statement reflecting the number of whole shares of Parent Common Stock so issued and (y) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 1.7(i)) of any cash in lieu of fractional shares plus any unpaid dividends or distributions that such Person has the right to receive pursuant to Sections 1.5(c) and 1.7(d), as applicable, and (B) the Uncertificated Company Shares so transferred shall be canceled. The Exchange Agent shall accept transferred Uncertificated Company Shares upon compliance with such reasonable instructions as the Exchange Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices. Until transferred as contemplated by this Section 1.7(c), each Uncertificated Company Share shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5.

(d) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate or Uncertificated Company Share, in each case with respect to the Parent Common Stock that such holder has the right to receive in the Merger, until such holder surrenders such Company Stock Certificate or Uncertificated Company Share in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

(e) In the event of a transfer of ownership of any shares of Company Common Stock which are not registered in the transfer records of the Company, payment of Merger Consideration may be made to a Person other than the holder in whose name the Company Stock Certificate formerly representing such shares or Uncertificated Company Shares is registered if: (i) any such Company Stock Certificate is properly endorsed or otherwise in proper form for transfer; and (ii) such holder has paid any fiduciary or surety bonds and any transfer or other similar Taxes required by reason of the payment of such Merger Consideration to a Person other than such holder (or has established to the reasonable satisfaction of Parent that such bonds and Taxes have been paid or are not applicable).

(f) If any Company Stock Certificate is lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond in a reasonable and customary amount and upon such terms as may reasonably be required as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(g) Any portion of the Exchange Fund that remains undistributed to former holders of shares of Company Common Stock as of the date that is 180 days after the date on which the Merger becomes effective will be delivered to Parent upon demand, and any former holders of shares of Company Common Stock who have not theretofore surrendered their Company Stock Certificates, or complied with the procedures established by the Exchange Agent for transfer of Uncertificated Company Shares, in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration.

(h) If any Company Stock Certificate has not been surrendered, or any Uncertificated Company Share has not been transferred, by the earlier of (i) the fifth anniversary of the date on which the Merger becomes effective and (ii) the date immediately prior to the date on which the Merger Consideration that such Company Stock Certificate or Uncertificated Company Share represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such Merger Consideration shall, to the extent permitted by applicable Legal Requirements, become the property of Parent, free and clear of any claim or interest of any Person previously entitled thereto. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger Consideration properly delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(i) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or Company Equity Award such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts will be timely paid over to the appropriate Governmental Body and will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.8 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company and Merger Sub, then the officers and directors of Parent and the Surviving Corporation shall be fully authorized (in the name of the Company, in the name of Merger Sub or otherwise) to take such action.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that the representations and warranties contained in this Section 2 are subject to: (a) the exceptions and disclosures set forth in the Company Disclosure Schedule (subject to Section 9.6); and (b) the disclosures in any Company SEC Report filed with the SEC at least three Business Days before the date of this Agreement (but (i) without giving effect to any amendment thereto filed with the SEC thereafter, (ii) excluding any disclosure contained under the heading “Risk Factors” or any similar heading or caption, any disclosure of risks included in any “forward-looking statements” disclaimer and any other statement or other disclosure that is similarly predictive or forward-looking, and (iii) excluding any Company SEC Reports that are not publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) on the date that is three Business Days before the date of this Agreement)):

2.1 Subsidiaries; Due Organization; Etc.

(a) Part 2.1(a) of the Company Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of the name and jurisdiction of organization of each Subsidiary of the Company. Neither the Company nor any of the other Acquired Companies owns any capital stock of, or any equity interest of any nature in, any other Entity, other than (i) another Acquired Company or (ii) equity securities of publicly-traded Entities acquired for cash management or passive investment purposes in the ordinary course of business. None of the Acquired Companies is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Acquired Companies is duly organized, validly existing and in good standing (in jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except, in each case, as would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Acquired Companies is qualified to do business as a foreign entity and is in good standing (in jurisdictions that recognize the concept of good standing), under the laws of all jurisdictions where the character of its properties and assets owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.

2.2 Certificate of Incorporation and Bylaws. The Company has Made Available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the Company and each of the Company’s Significant Subsidiaries, including all amendments thereto as of the date of this Agreement. The Company has Made Available to Parent accurate and complete copies, as of the date of this Agreement, of: (a) the charters of all committees of the Company’s board of directors; and (b) each code of conduct or similar policy adopted by the Company or any of the Company’s Significant Subsidiaries or by the board of directors (or similar governing body), or any committee of the board of directors (or similar governing body), of the Company or any of the Company’s Significant Subsidiaries. None of the Company or any of its Significant Subsidiaries is in violation in any material respect of any of the provisions of the certificate of incorporation or bylaws (or equivalent charter and organizational documents) of such Entity.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 800,000,000 shares of Company Common Stock; and (ii) 100,000,000 shares of preferred stock, $0.00001 par value per share (“Company Preferred Stock”). As of 5:00 p.m. (California time) on October 25, 2021 (the “Company Listing Date”): (i) 148,929,117 shares of Company Common Stock were issued and outstanding (which amount includes shares of Company Restricted set forth in Section 2.3(b)(iv)); (ii) no shares of Company Preferred Stock were issued and outstanding; and (iii) no shares of Company Common Stock were held by the Company as treasury shares. There are no shares of Company Common Stock held by any of the Company’s Subsidiaries. There is no Company Contract relating to the voting or registration of any shares of Company Common Stock. Except pursuant to Company Equity Plans and the agreements evidencing outstanding Company Equity Awards, none of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities.

(b) As of 5:00 p.m. (California time) on the Company Listing Date: (i) 15,044,092 shares of Company Common Stock were subject to issuance pursuant to Company options granted and outstanding under the Company Equity Plans (“Company Options”); (ii) 5,416,004 shares of Company Common Stock are reserved for future issuance pursuant to the Company’s 2018 Employee Stock Purchase Plan, as amended August 22, 2019 (the “Company ESPP”); (iii) 6,647,631 shares of Company Common Stock were issuable upon settlement or vesting of outstanding Company restricted stock units (“Company RSUs”); (iv) 229,661 shares of restricted Company Common Stock were unvested pursuant to Company restricted awards granted and outstanding under the Company Equity Plans (“Company Restricted Stock”); (v) no shares of Company Common Stock were subject to stock appreciation rights, whether granted under the Company Equity Plans or otherwise; (vi) no Company Equity Awards were outstanding other than those granted under the Company Equity Plans; and (vii) 16,963,795 shares of Company Common Stock were reserved for future issuance pursuant to Company Equity Awards not yet granted under the Company Equity Plans.

(c) Part 2.3(c) of the Company Disclosure Schedule accurately sets forth the following information with respect to each Company Equity Award outstanding as of 5:00 p.m. (California time) on the Company Listing Date: (1) the Company Equity Plan (if any) pursuant to which such Company Equity Award was granted; (2) the name of the holder of such Company Equity Award; (3) the number of shares of Company Common Stock subject to such Company Equity Award (including, for Company Equity Awards subject to performance-based vesting requirements, if any, both the target and the maximum number of shares of Company Common Stock); (4) the exercise price (if any) of such Company Equity Award; (5) the date on which such Company Equity Award was granted; (6) the date on which such Company Equity Award expires; (7) if such Company Equity Award is a Company Option, whether it is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; (8) if such Company Equity Award is a Company RSU, the dates on which shares of Company Common Stock are scheduled to be delivered, if different from the applicable vesting schedule; and (9) whether the vesting of such Company Equity Award differs materially from the Company’s standard vesting schedule. The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Equity Awards were recorded on the Company’s financial statements (including any related notes thereto) contained in the Company SEC Reports in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

(d) The Company has Made Available to Parent accurate and complete copies of all equity-based plans or, if not granted under an equity plan, such other Contract, pursuant to which any stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards (including all outstanding Company Equity Awards, whether payable in equity, cash or otherwise) are outstanding as of the date of this Agreement, and the forms of all stock option, stock appreciation right, restricted stock unit, deferred stock unit and restricted stock award agreements evidencing such stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards (including all outstanding Company Equity Awards, whether payable in equity, cash or otherwise).

(e) Except (x) as set forth in Section 2.3(a) and 2.3(b) and (y) for changes since 5:00 p.m. (California time) on the Company Listing Date resulting from the exercise of Company Options or the vesting of Company RSUs or Company Restricted Stock, in each case, outstanding as of the Company Listing Date and in accordance with their terms, as of the date of this Agreement: (i) the Company does not have any shares of capital stock or other equity interests outstanding; and (ii) other than the Company ESPP, there is no (A) outstanding equity-based compensation award, subscription, option, call, warrant or right (whether or not currently exercisable) issued or granted by any of the Acquired Companies to acquire any shares of the capital stock or other securities of any of the Acquired Companies, (B) outstanding security, instrument or obligation issued, granted or entered into by any of the Acquired Companies that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies or (C) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(f) All outstanding shares of Company Common Stock, options, warrants, equity-based compensation awards (whether payable in equity, cash or otherwise) and other securities of the Acquired Companies have been issued and granted in material compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) the terms of applicable Contracts.

(g) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and free of any preemptive rights. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned directly or indirectly by the Company, free and clear of any Encumbrances, except for restrictions on transfer under applicable securities laws and Permitted Encumbrances.

2.4 SEC Filings; Financial Statements.

(a) The Company has timely filed or furnished all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents required to be filed by the Company with the SEC since January 1, 2019 (the “Company SEC Reports”). None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Reports, the principal executive officer and principal financial officer of the Company have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act (each such required certification, a “Certification”), and the statements contained in each Certification are accurate and complete as of its date. For purposes of this Agreement, (A) “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act and (B) the term “file” and variations thereof shall be broadly construed to include any manner in which any document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC.

(b) The consolidated financial statements (including any related notes and auditor reports) contained or incorporated by reference in the Company SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that, individually or in the aggregate, will not be material in amount); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person that is not an Acquired Company are required by GAAP to be included in the financial statements of the Company and its consolidated Subsidiaries.

(c) The Acquired Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Since January 1, 2019, the Company has not had: (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (ii) any fraud that involves management or any other employee who has (or has had) a significant role in the Company’s internal control over financial reporting.

(e) The Acquired Companies maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Acquired Companies is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(f) Since January 1, 2019, none of the Acquired Companies has entered into or effected any securitization transactions or any “off-balance sheet arrangements” of the type required to be disclosed pursuant to Item 303 of Regulation S-K under the Exchange Act.

(g) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it. No Acquired Company has outstanding, or has arranged any outstanding, “extension of credit” to any director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.

(h) Between January 1, 2019 and the date of this Agreement, there have been no changes in any of the Company’s accounting policies or in the methods of making accounting estimates or changes in estimates that, individually or in the aggregate, are material to the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Reports, except as described in the Company SEC Reports or except as may have been required or permitted by any regulatory authority. The reserves reflected in such financial statements have been determined and established in accordance with GAAP and have been calculated in a consistent manner.

2.5 Absence of Changes. Between December 31, 2020 and the date of this Agreement: (a) there has not been any Material Adverse Effect on the Company; and (b) none of the Acquired Companies has taken any action, or authorized, approved, committed, agreed or offered to take any action, that if taken during the Pre-Closing Period would require Parent’s consent under Section 4.2(b)(i), clause “(B)” of Section 4.2(b)(v), Section 4.2(b)(xiii), Section 4.2(b)(xv), Section 4.2(b)(xvi) or Section 4.2(b)(xviii).

2.6 Title to Tangible Assets. Except with respect to real property or Intellectual Property, the Acquired Companies own, and have good and valid title to, all material tangible assets purported to be owned by them, including: (a) all material assets reflected on the Company Balance Sheet (except for assets sold or otherwise disposed of in the ordinary course of business since the date of the Company Balance Sheet); and (b) all other material assets reflected in the books and records of the Acquired Companies as being owned by the Acquired Companies. All of such material assets are owned by the Acquired Companies free and clear of any Encumbrances, except for Permitted Encumbrances.

2.7 Real Property; Equipment; Leasehold.

(a) None of the Acquired Companies owns any real property or any interest in real property, other than the Leases. Part 2.7(a) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, of each real property lease, sublease, license or occupancy agreement pursuant to which any of the Acquired Companies leases, subleases, licenses or occupies real property from any other Person in excess of 35,000 square feet (such real property being referred to as “Leased Real Property” and each such lease, sublease, license or occupancy agreement being referred to as a “Lease”). There are no subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any Leased Real Property in excess of 35,000 square feet to any Person other than the Acquired Companies, and there is no Person in possession of any Leased Real Property other than the Acquired Companies.

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability, no Acquired Company has made any alterations, additions or improvements to the Leased Real Property that are required to be removed at the termination of the applicable lease term.

(c) All material items of equipment and other tangible assets owned by or leased to the Acquired Companies (including the Leased Real Property) are adequate for the uses to which they are being put and, to the Knowledge of the Company, are in good condition and repair in all material respects (ordinary wear and tear excepted).

2.8 Intellectual Property.

(a) The Company has Made Available to Parent a schedule accurately identifying: (i) each item of Registered IP in which any Acquired Company has (or purports to have) an ownership interest, or an exclusive license or similar exclusive right, in any field or territory; (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number and date; and (iii) the record owner and, if different, the legal owner and beneficial owner (and if any other Person has an ownership interest in such item of Registered IP, the identity of such other owner and nature of such ownership interest).

(b) Part 2.8(b)(i) of the Company Disclosure Schedule accurately identifies each Company Inbound License. Part 2.8(b)(ii) of the Company Disclosure Schedule accurately identifies, as of the date of this Agreement, each Company Outbound License.

(c) The Acquired Companies exclusively own all right, title and interest in and to the Company IP, free and clear of any Encumbrances, except for Permitted Encumbrances. Without limiting the generality of the foregoing: (i) all assignments, documents and instruments necessary to perfect the rights of the Acquired Companies in any Company IP that is Registered IP have been duly executed and validly delivered, filed and otherwise recorded in a timely manner with the appropriate Governmental Body, and each recording is in compliance with all applicable Legal Requirements; (ii) each Person who is or was involved in the creation, invention, contribution or development of any material Intellectual Property or Intellectual Property Rights in the course of that Person’s work with or for any Acquired Company has validly and irrevocably assigned to an Acquired Company all such Intellectual Property and Intellectual Property Rights and is bound by confidentiality provisions protecting such Intellectual Property and Intellectual Property Rights, and to the extent not assignable by law, has granted a waiver of such Person’s moral rights and other non-assignable rights in and to such Intellectual Property and Intellectual Property Rights, as applicable; (iii) to the Knowledge of the Company, no Governmental Body, university, college, or other educational institution or research center has or purports to have any ownership in, or rights to, any Company IP; (iv) each Acquired Company has taken reasonable steps to maintain the confidentiality of its trade secrets and other confidential information, and to otherwise protect, create, enforce, maintain and preserve its Intellectual Property Rights, and, to the Knowledge of the Company, there has been no violation, infringement or unauthorized access or disclosure of the foregoing that would reasonably be expected to have a Material Adverse Effect on the Company; (v) none of the Acquired Companies: (1) is or has been a member or promoter of, made any submission or contribution to, or is subject to any Contract with, any forum, consortium, patent pool, standards body or similar Person (each, a “Standards Organization”) that does or would obligate any Acquired Company to grant or offer a license or other right to, or otherwise impair its control of, any Company IP; or (2) has received a request in writing from any Person for any license or other right to any Company IP in connection with the activities of or any participation in any Standards Organization; and (vi) to the Knowledge of the Company, the Acquired Companies own or otherwise have sufficient rights in, and after the Closing the Surviving Corporation will continue to own and otherwise have sufficient rights in, all Intellectual Property Rights necessary to conduct the business of the Acquired Companies as currently conducted by the Acquired Companies, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

(d) All Company IP that is Registered IP and is owned or purported to be owned by any Acquired Company is subsisting and, to the Knowledge of the Company, valid and enforceable (other than pending applications). Without limiting the generality of the foregoing: (i) with respect to each item of Company IP that is Registered IP, all necessary: (A) fees, payments and filings have been timely submitted to the relevant Governmental Body or domain name registrar; and (B) other actions have been timely taken, in the case of each of clauses “(A)” and “(B),” to maintain each such item of Company IP that is Registered IP in full force and effect; and (ii) no Legal Proceeding is or has been pending or, to the Knowledge of the Company, threatened, in which the ownership, scope, validity or enforceability of any Company IP is being, has been, or would reasonably be expected to be contested or challenged, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

(e) Except as set forth in Part 2.9(b) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, any of the following (including if a Consent is required to avoid any of the following): (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of or default under, or termination of, any Company Inbound License or Company Outbound License; (iii) the grant, assignment or transfer to any other Person of any license or other right, immunity, or interest under, in or to any Company IP or Intellectual Property Rights owned by any Acquired Company, Parent, the Surviving Corporation or any of their respective Affiliates; (iv) any Acquired Company, Parent, the Surviving Corporation, or any of their respective Affiliates being bound by, or subject to, any exclusivity commitment, non-competition agreement or other limitation or restriction on the operation of their respective businesses or the use, exploitation, assertion or enforcement of Intellectual Property or Intellectual Property Rights anywhere in the world; (v) a reduction of any royalties or other payments that an Acquired Company would otherwise be entitled to with respect to any Company IP; or (vi) any Acquired Company, Parent, the Surviving Corporation or any of their respective Affiliates being obligated to pay any royalties or other amounts to any Person in excess of those payable by the Acquired Companies prior to the Closing, except, in each case, as would not reasonably be expected to have a Material Adverse Effect on the Company.

(f) Since January 1, 2019, to the Knowledge of the Company, no Acquired Company has infringed, misappropriated or otherwise violated or made unlawful use (directly, contributorily, by inducement or otherwise) of any Intellectual Property or Intellectual Property Right of any other Person, except as would not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, none of the Company Products or the conduct of the business of any Acquired Company infringes, violates or makes unlawful use of any Intellectual Property Right of any other Person, and no Company Product contains any Intellectual Property misappropriated from any other Person, except as would not reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing: (i) no infringement, misappropriation, unlawful use or similar claim or Legal Proceeding is pending or, to the Knowledge of the Company, threatened against any Acquired Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Company with respect to such claim or Legal Proceeding, except for such claims or Legal Proceedings as would not reasonably be expected to have a Material Adverse Effect on the Company; and (ii) since January 1, 2019, no Acquired Company has received any written notice or, to the Knowledge of the Company, other communication relating to any actual, alleged or suspected infringement, misappropriation, violation or unlawful use by any Company Product, or by any Acquired Company, of any Intellectual Property or Intellectual Property Right of another Person, including: (A) any letter or other communication asserting infringement, misappropriation, violation or unlawful use or threatening litigation, or suggesting or offering that any Acquired Company obtain a license to any Intellectual Property Right of another Person and implying or suggesting that any Acquired Company has been or is infringing, misappropriating, violating or making unlawful use of any such Intellectual Property or Intellectual Property Right; or (B) any letter or other communication requesting or demanding defense of, or indemnification with respect to, any infringement claim, except for such claims as would not reasonably be expected to have a Material Adverse Effect on the Company.

(g) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or lapse of time, result in the delivery, license or disclosure of (or a requirement that any Acquired Company or other Person deliver, license, or disclose) any Source Material for any Company Product or other material Company IP to any escrow agent or other Person. No event has occurred or circumstance or condition exists that, with or without notice or lapse of time, will, or would reasonably be expected to, give rise to or serve as a basis for an obligation to deliver, license or disclose any Source Material for any Company Product or other material Company IP to any escrow agent or other Person.

(h) No Company Software contains, is derived from, is distributed or made available with, or is being or was developed using Open Source Software in a manner such that the terms under which such Open Source Software is licensed impose or purport to impose a requirement or condition that an Acquired Company grant a license under or to, or refrain from asserting or enforcing, its Intellectual Property Rights or that any other Software included in the Company IP, or part thereof, be: (i) disclosed, distributed or made available in source code form; (ii) licensed for the purpose of making modifications or derivative works; or (iii) redistributable at no or minimal charge. Each Acquired Company has at all times complied with, and is currently in compliance in all material respects with, all of the licenses, conditions, and other requirements applicable to Open Source Software.

(i) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, since October 1, 2018, (i) the Acquired Companies’ Processing of Protected Information has complied, and complies with: (A) the Processing, privacy and security requirements of each Company Contract; (B) applicable Information Privacy and Security Laws; (C) applicable policies and procedures adopted by the Acquired Companies relating to the Processing, privacy or security of Protected Information; and (D) each Consent or authorization received by the Acquired Companies from any Governmental Body or the subjects of such Protected Information pertaining to the Processing thereof, and (ii) each Acquired Company has lawful bases, authorizations, rights, consents, data processing agreements and data transfer agreements that are required under any Information Privacy and Security Law for its Processing of Protected Information in such Acquired Company’s possession or under its control.

(j) Employees of the Acquired Companies who have access to Protected Information have received documented training with respect to compliance with all applicable policies and procedures and Information Privacy and Security Laws.

(k) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, each Acquired Company (i) appropriately protects the confidentiality, integrity and security of its Protected Information and its IT Systems against any unauthorized use, access, interruption, modification or corruption, (ii) has, since October 1, 2018, implemented and maintains a reasonable and appropriate information security program that: (A) complies with all Information Privacy and Security Laws; (B) identifies internal and external risks to the security of any proprietary or confidential information in its possession, including Protected Information, and to the rights and freedoms of the subjects of that Protected Information; (C) monitors and protects Protected Information and all IT Systems (each to the extent within its possession or control) against any unauthorized Processing, interruption, modification or corruption, in each case in conformance with Information Privacy and Security Laws; (D) implements, monitors and maintains reasonable and appropriate, administrative, organizational, technical and physical safeguards to control the risks described in clauses “(B)” and “(C)” above; (E) is described in written data security policies and procedures; (F) assesses each of the Acquired Companies’ data security practices, programs and risks; and (G) maintains incident response and notification procedures in compliance with applicable Information Privacy and Security Laws, including in the case of any breach of security compromising Protected Information, and (iii) is taking, and has at all times since October 1, 2018 taken, reasonable and appropriate steps to ensure that any third party authorized to Process Protected Information on behalf of such Acquired Company provides similar safeguards, in each case, in compliance with applicable Information Privacy and Security Laws and consistent with general industry standards.

(l) All of the Company Software and Company Products are operational and conform in all material respects with their documentation. None of the Company Software or Company Products: (i) contains any bug, defect or error that adversely affects, in any material respect, the use, functionality or performance of such Company Software or Company Product or any product or system containing or used in conjunction with such Company Software or Company Product; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software or Company Product, in each case, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

(m) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, there has been no data security breach of any IT System, or unauthorized Processing of any Protected Information, owned, Processed, or controlled by or on behalf of any of the Acquired Companies. In each calendar year since October 1, 2018, each Acquired Company has performed a security risk assessment in accordance with industry standards and, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, addressed and fully remediated all threats and deficiencies identified in those security risk assessments.

(n) No Acquired Company (i) is, to the Knowledge of the Company, under investigation by any Governmental Body for a violation of any Information Privacy and Security Law; or (ii) has received any written notice or audit request from a Governmental Body relating to any such violation.

(o) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the (i) Processing of Protected Information by the Acquired Companies in connection with the Contemplated Transactions, and (ii) execution, delivery and performance of this Agreement and the Contemplated Transactions, comply with each of the Acquired Companies’ applicable privacy notices and policies and with all applicable Information Privacy and Security Laws.

(p) Since October 1, 2018, each Acquired Company has taken reasonable measures to secure all Company Technology prior to selling, distributing, deploying or otherwise making it available and has made patches and updates to such Company Technology in accordance with industry standards. Without limiting the generality of the foregoing, each Acquired Company has performed penetration tests and vulnerability scans of all Company Technology and those tests and scans were conducted in accordance with best industry standards. Each Acquired Company has reasonable processes in place to remediate, and, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, remediates, each in accordance with industry standards, vulnerabilities identified by any such tests or scans. To the Knowledge of the Company, no Company Technology contains any vulnerability that is assigned a CVSS score of 7.0 or higher in the National Institute of Standards and Technology’s National Vulnerability Database. No Company Technology contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry), software routine, disabling codes or instructions or other vulnerabilities, faults or any other code designed or intended to perform any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, Protected Information, information processed by Company Technology, or a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without an authorized party’s consent.

(q) The IT Systems are configured in accordance with, and perform, and have at all times performed, in compliance with nationally and internationally accepted security standards, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. The IT Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use. The IT Systems (i) are in good repair and operating condition to effectively perform all information technology operations necessary to conduct each Acquired Company’s business, and (ii) do not contain any viruses or other computer code intentionally designed to disrupt, disable, or harm in any manner the operation of, or to provide unauthorized access to, any IT System. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, since October 1, 2018, (A) there has been no failure, breakdown or continued substandard performance of any IT System that has caused a material disruption or interruption in or to the operation of any Acquired Company’s business, and (B) each Acquired Company has implemented reasonable backup, security and disaster recovery technology, plans, procedures and facilities. No Acquired Company is in breach of any Company Contract relating to any IT System, and, to the Knowledge of the Company, no event has occurred or circumstance exists that, with the passage of time or the giving of notice, or both, would constitute a breach of any Company Contract relating to any IT System.

2.9 Material Contracts.

(a) Part 2.9(a) of the Company Disclosure Schedule identifies, as of the date of this Agreement, each of the following Company Contracts:

(i) any Contract: (A) pursuant to which any of the Acquired Companies is or may become obligated to make or provide any severance, termination, change in control or similar payment or benefit to any Company Associate; or (B) pursuant to which any of the Acquired Companies is or may become obligated to make any bonus (paid in cash or stock) or similar payment (other than payments constituting base salary and commissions and payments made in the ordinary course of business) in excess of $100,000 to any Company Associate;

(ii) any Contract, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be triggered or increased, or the vesting of any of the benefits of which will be accelerated, by the consummation of any of the Contemplated Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions (either alone or in connection with a previous or subsequent termination of employment or service in combination therewith);

(iii) any collective bargaining, union or works council agreement;

(iv) any Contract relating to the acquisition, development, sale or disposition of any business unit, product line or material Company IP, except for assignments of Intellectual Property and Intellectual Property Rights to the Acquired Companies from their employees or contractors on standard forms used by the Acquired Companies;

(v) any Contract that provides for indemnification of any Company Associate;

(vi) any Contract (excluding Leases): (A) involving a material joint venture, strategic alliance, partnership or sharing of profits or revenue or similar agreement; or (B) for any capital expenditure in excess of $1,000,000;

(vii) any Contract relating to the acquisition, transfer, development (including joint development) or joint ownership of any material Intellectual Property or Intellectual Property Rights, except for assignments of Intellectual Property and Intellectual Property Rights to the Acquired Companies from their employees or contractors on standard forms used by the Acquired Companies;

(viii) any Contract (excluding Leases): (A) relating to the disposition or acquisition by any Acquired Company of any assets (other than dispositions of inventory in the ordinary course of business consistent with past practice) or any business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) for consideration in excess of $5,000,000; or (B) pursuant to which any Acquired Company will acquire any interest, or will make an investment, in any other Person, other than another Acquired Company;

(ix) any Contract imposing any restriction in any material respect on the right or ability of any Acquired Company: (A) to engage in any line of business or compete with, or provide any service to, any other Person or in any geographic area; (B) to acquire any material product or other asset or any service from any other Person, sell any product or other asset to or perform any service for any other Person, or transact business or deal in any other manner with any other Person; or (C) to develop, sell, supply, license, distribute, offer, support or service any product or any Intellectual Property or other asset to or for any other Person;

(x) any Contract that: (A) grants exclusive rights to license, market, sell or deliver any product or service of any Acquired Company; (B) contains any “most favored nation” or similar provision in favor of the counterparty; (C) contains a right of first refusal, first offer or first negotiation or any similar right with respect to a material asset owned by an Acquired Company; or (D) provides for a “sole source” or similar relationship or contains any provision that requires the purchase of all or a material portion of an Acquired Company’s requirements from any third party;

(xi) each Contract that provides to another Person the right to purchase, license or otherwise acquire an unlimited quantity of or unlimited usage of Company Products (based on any Acquired Company’s ordinary pricing metrics for such Company Products) for a fixed aggregate price or at no additional charge (including through “enterprise wide,” “unlimited use” or “all you can eat” provisions);

(xii) any mortgage, indenture, guarantee, loan, credit agreement, security agreement or other Contract relating to the borrowing of money or extension of credit, in each case, in excess of $5,000,000, other than: (A) accounts receivable and accounts payable; (B) loans to or guarantees of obligations of direct or indirect wholly owned Subsidiaries of the Company, in each case, arising or provided in the ordinary course of business consistent with past practice; and (C) extensions of credit to customers in the ordinary course of business;

(xiii) any Contract: (A) that creates any obligation under any interest rate, currency or commodity derivative or hedging transaction; or (B) pursuant to which any Acquired Company creates or grants a material Encumbrance on any of its properties or other assets;

(xiv) any Contract with a Major Customer or a Major Supplier;

(xv) any Contract (excluding Leases) that contemplates or involves the payment or delivery of cash or other consideration by or to any Acquired Company in an amount or having a value in excess of $1,000,000 in the aggregate, or contemplates or involves the performance of services by or for any Acquired Company having a value in excess of $1,000,000 in the aggregate, other than a purchase order for the sale or purchase of products or services in the ordinary course of business under which the Acquired Companies have made or received payments of less than $1,000,000 in aggregate;

(xvi) any settlement, conciliation or similar Contract: (A) that materially restricts or imposes any material obligation on any Acquired Company or materially disrupts the business of any of the Acquired Companies as currently conducted; or (B) that would require any of the Acquired Companies to pay consideration valued at more than $500,000 in the aggregate after the date of this Agreement;

(xvii) any material Government Contract; and

(xviii) any Contract (other than a Contract evidencing any Company Equity Award on the form or forms used by the Company in the ordinary course of business and Made Available to Parent): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any security; (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any security; or (C) providing any of the Acquired Companies with any right of first refusal or similar right with respect to, or right to repurchase or redeem, any security.

For purposes of this Agreement, Company Contracts of the type required to be set forth in Part 2.9(a) of the Company Disclosure Schedule, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) and each Lease shall be deemed to constitute a “Material Contract.” The Company has Made Available to Parent an accurate and complete copy of each Material Contract.

(b) Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. None of the Acquired Companies, and, to the Knowledge of the Company, no other Person, has materially violated or breached, or committed any material default under, any Material Contract. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (i) result in a material violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a material default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract. Between January 1, 2019 and the date of this Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication regarding any actual or possible violation or breach of, or default under, any Material Contract.

2.10 Company Products. No Acquired Company is obligated to, and no Acquired Company has indicated that it would (a) provide any recipient of any Company Product or prototype (or any other Person) with any upgrade, improvement or enhancement of a Company Product or prototype, except as a part of the Acquired Company’s standard maintenance and support program or (b) design or develop a new product, or a customized, improved or new version of a Company Product, for any other Person. Each Company Product sold, licensed, delivered, provided or otherwise made available by any Acquired Company conforms and complies in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

2.11 Major Customers and Suppliers.

(a) Part 2.11(a) of the Company Disclosure Schedule sets forth an accurate and complete list of (i) each customer (including distributors and resellers) who was one of the 10 largest sources of revenues for the Acquired Companies during fiscal year 2020 or during the first nine months of calendar year 2021, based on amounts paid or payable and (ii) any other customer (including distributors and resellers) that would otherwise reasonably be expected to be material to the Acquired Companies (each, a “Major Customer”). No Acquired Company has any pending material dispute with any Major Customer. No Acquired Company has received any written notice or, to the Knowledge of the Company, other communication from any Major Customer to the effect that such Major Customer will likely not continue as a customer of any of the Acquired Companies or to the effect that such Major Customer intends to terminate, or materially reduce the scale of, the business it conducts with any of the Acquired Companies.

(b) Part 2.11(b) of the Company Disclosure Schedule sets forth an accurate and complete list of (i) each supplier or service provider who was one of the 20 largest suppliers or service provider of the Acquired Companies during fiscal year 2020 or during the first nine months of calendar year 2021, based on amounts paid or payable to such suppliers and (ii) any other supplier that would otherwise reasonably be expected to be material to the Acquired Companies (each a “Major Supplier”). No Acquired Company has any pending material dispute with any Major Supplier. No Acquired Company has received any written notice or, to the Knowledge of the Company, other communication from any Major Supplier to the effect that such Major Supplier will likely not continue as a supplier of any of the Acquired Companies or to the effect that such Major Supplier intends to terminate or materially reduce the scale of the business it conducts with any of the Acquired Companies.

2.12 Liabilities.

(a) None of the Acquired Companies has any liability, other than: (i) liabilities set forth in the consolidated financial statements (including any related notes and auditor reports) contained or incorporated by reference in the Company SEC Reports; (ii) liabilities that have been incurred by the Acquired Companies since the date of the Company Balance Sheet in the ordinary course of business; (iii) liabilities for performance of obligations of the Acquired Companies under Company Contracts, other than liabilities arising from a breach of any Company Contract or any event, circumstance or condition that, with notice or lapse of time or both, would constitute or result in a breach of any Company Contract; (iv) liabilities and obligations incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Contemplated Transactions; and (v) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b) Part 2.12(b) of the Company Disclosure Schedule lists all indebtedness of the Acquired Companies for borrowed money outstanding as of the date of this Agreement in excess of $5,000,000 in the aggregate (other than any indebtedness owed to another Acquired Company).

2.13 Compliance with Legal Requirements.

(a) Each of the Acquired Companies is, and has at all times since January 1, 2019 been, in compliance with all applicable Legal Requirements, except for such non-compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. Between January 1, 2019 and the date of this Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, except for such non-compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(b) Since October 1, 2016, none of the Acquired Companies, and no director, officer, other employee or, to the Knowledge of the Company, agent or third party acting on behalf of any of the Acquired Companies, has directly or indirectly: (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made, offered, or authorized any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any applicable anti-corruption or anti-bribery Legal Requirement, including the Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom Bribery Act of 2010; or (iii) made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment. For purposes of this Section 2.13(b), an “unlawful payment” shall include any transfer of funds or any other thing of value, such as a gift, transportation or entertainment, which transfer is in violation of any applicable Legal Requirement, including any payment to a third party all or part of the proceeds of which is used for a corrupt payment. Since October 1, 2016, none of the Acquired Companies or any other Entity under any Acquired Company’s control has been charged or prosecuted, or to the Knowledge of the Company, investigated for any violation of any applicable Legal Requirement. None of the Acquired Companies or any Entity under any Acquired Company’s control has disclosed to any Governmental Body information that establishes or indicates that an Acquired Company violated or may have violated any Legal Requirement applicable to the Acquired Companies, or is aware of any circumstances that might give rise to an investigation in the future.

(c) Since October 1, 2016, each of the Acquired Companies and each Entity under any Acquired Company’s control: (i) has been and is in material compliance with all U.S. Export and Import Laws and all applicable Foreign Export and Import Laws; and (ii) has prepared and timely applied for, and obtained and complied in all material respects with, all licenses, registrations and other authorizations for export, re-export, deemed (re)export, transfer or import required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of its business.

(d) None of the Acquired Companies or any of their respective directors, officers, employees( when working on any Acquired Company’s behalf) or, to the Knowledge of the Company, agents (when working on any Acquired Company’s behalf): (i) is or has been a Person with whom transactions are prohibited or limited under any U.S. Export and Import Law or Foreign Export and Import Law, including those administered by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other similar Governmental Body; (ii) has violated or made a disclosure (voluntary or otherwise) regarding compliance with any U.S. Export and Import Law or Foreign Export and Import Law or any other similar Legal Requirement; (iii) has ever engaged in any transaction or otherwise dealt directly or indirectly with the Crimea Region of Ukraine/Russia, Cuba, Iran, North Korea, Sudan or Syria in violation of U.S. Export and Import Law or Foreign Export and Import Law; or (iv) has employed or is currently employing at any of its facilities any national of Cuba, Iran, North Korea, Sudan or Syria, or a person ordinarily resident in the Crimea region of Ukraine/Russia in violation of any U.S. Export and Import Law or Foreign Export and Import Law.

(e) None of the Acquired Companies has been cited or fined for failure to comply with any U.S. Export and Import Law or Foreign Export and Import Law, and no economic sanctions-related, export-related or import-related Legal Proceeding, investigation or inquiry is or has been pending or, to the Knowledge of the Company, threatened against any Acquired Company or any officer or director of any Acquired Company (in his or her capacity as an officer or director of any Acquired Company) by or before (or, in the case of a threatened matter, that would come before) any Governmental Body.

2.14 Governmental Authorizations. Except for such non-compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, (a) the Acquired Companies hold, and since January 1, 2019 have held, all Governmental Authorizations, and have made all filings required under applicable Legal Requirements, necessary to enable the Acquired Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted, (b) all such Governmental Authorizations are valid and in full force and effect, and (c) each Acquired Company is and has always been in compliance with the terms and requirements of such Governmental Authorizations. Between January 1, 2019 and the date of this Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Body regarding (i) any actual or possible material violation of or material failure to comply with any term or requirement of any material Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. None of the Acquired Companies has received any material grant, incentive or subsidy from any Governmental Body.

2.15 Tax Matters.

(a) Except as would not reasonably be expected to have a Material Adverse Effect on the Company:

(i) (A) each of the Tax Returns required to be filed by or on behalf of any Acquired Company with any Governmental Body (the “Acquired Company Returns”) (1) has been filed on or before the applicable due date (including any extensions of such due date) and (2) is accurate and complete in all material respects; and (B) all Taxes for which the Acquired Companies are liable have been timely paid or accrued (in accordance with GAAP), whether or not such Taxes are shown as due and payable on any Tax Return;

(ii) the Company Balance Sheet reflects a reserve established in accordance with GAAP for all liabilities of the Acquired Companies for Taxes through the date of the Company Balance Sheet, and since the date of the Company Balance Sheet, none of the Acquired Companies has incurred any liabilities for Taxes outside the ordinary course of the operation of the business of the Acquired Companies, except in connection with the transactions contemplated by this Agreement;

(iii) no extension or waiver of the limitation period applicable to any of the Acquired Company Returns has been granted (by the Company or any other Person) and remains in effect;

(iv) (A) no Tax audit, claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Acquired Company in respect of any Tax that has not been resolved; (B) there are no Encumbrances for Taxes upon any of the assets of any of the Acquired Companies except liens for current Taxes not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings for which adequate reserves have been maintained in accordance with GAAP; (C) no deficiency for any amount of material Taxes has been proposed or asserted in writing or assessed by any Governmental Body against any Acquired Company that remains unpaid; and (D) in the three years prior to the date of this Agreement, no written claim has been made by any Governmental Body in a jurisdiction where an Acquired Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction

(v) no Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in connection with a distribution of stock qualifying for tax-free treatment under Section 355 of the Code;

(vi) no Acquired Company has any liability for the Taxes of any Person (other than another Acquired Company) under Treas. Reg. § 1.1502-6 (or any similar provision of any state, local or foreign Legal Requirement, including any arrangement for group or consortium relief or similar arrangement), or as a transferee or successor, by Contract (except for an agreement (A) solely between the Acquired Companies, (B) that will terminate as of Closing or (C) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes) or otherwise;

(vii) none of the Acquired Companies is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (except for an agreement (A) solely between the Acquired Companies, (B) that will terminate as of Closing or (C) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes);

(viii) no Acquired Company has participated in, or is currently participating in, a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or a similar transaction under any corresponding or similar Legal Requirement;

(ix) none of the Acquired Companies will be required to include any material items of income in, or exclude any material items of deduction from, taxable income for a taxable period ending after the Closing as a result of: (A) any change in accounting method pursuant to Section 481 or 263A of the Code (or any comparable provision under any state, local or foreign Tax Legal Requirements) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing; (B) deferred intercompany gain described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of any state, local or foreign Tax Legal Requirements) arising from any transaction that occurred prior to the Closing; (C) any installment sale or open transaction that occurred prior to the Closing; (D) any prepaid amount received outside the ordinary course of business prior to the Closing; or (E) any election under Section 108(i) of the Code made prior to the Closing;

(x) none of the Acquired Companies has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Legal Requirements), and no Acquired Company has requested, has received or is subject to any written ruling of a Governmental Body or has entered into any written agreement with a Governmental Body with respect to any Taxes; and

(xi) each of the Acquired Companies has withheld from each payment or deemed payment made to each Company Associate, its past and present suppliers, creditors, stockholders and other third parties all Taxes and other deductions required to be withheld and has, within the time and in the manner required by applicable Legal Requirements, paid such withheld amounts to the proper Governmental Bodies and complied with all reporting and record retention requirements related to such Taxes.

(b) No Acquired Company has taken any action, and the Company does not have any Knowledge of any fact, agreement, plan or other circumstance, that could reasonably be expected to preclude the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

2.16 Employee and Labor Matters; Benefit Plans.

(a) The employment of each employee of an Acquired Company who performs services for such Acquired Company exclusively or primarily in the United States is terminable by such Acquired Company “at will” and the employment of each employee of an Acquired Company who performs services for such Acquired Company exclusively or primarily outside the United States is terminable either “at will” or at the expiration of a standard notice period or standard severance as set forth in applicable local regulations or contained in a written Contract Made Available to Parent. The Company has Made Available to Parent accurate and complete copies of all material employee manuals and handbooks of the Acquired Companies in effect as of the date of this Agreement.

(b) None of the Acquired Companies is or has ever been a party to, subject to, or under any obligation to bargain for, or is negotiating or required to negotiate the terms of, any collective bargaining agreement, works council, labor, voluntary recognition or similar agreement with respect to any Company Associate or other Contract with a labor organization, union, works council or similar entity representing any Company Associate, and there are no labor organizations, unions, works councils or similar entities representing or, to the Knowledge of the Company, purporting to seeking to represent any employee or Contract Worker of any of the Acquired Companies. There is no union, works council, employee representative or other labor organization, which, pursuant to any applicable Legal Requirement, must provide consent or otherwise be notified or consulted, or with which negotiations need to be conducted, in connection with any of the Contemplated Transactions. Since October 1, 2017, none of the Acquired Companies has engaged in any material unfair labor practice as defined in the National Labor Relations Act or any other similar Legal Requirement (an “Unfair Labor Practice”). Since October 1, 2017: (i) there has not been any Unfair Labor Practice complaint, charge or suit pending or, to the Knowledge of the Company, threatened against any Acquired Company before the U.S. National Labor Relations Board or any similar body or Entity in the United States or any other country in which any Acquired Company has employees or performs services; and (ii) no Acquired Company has received any demand letter, draft of suit or other written communication related to any matter described in clause “(i)” above. There are no slowdowns, strikes, pickets, boycotts, group work stoppages, labor disputes, industrial disputes, labor interruptions, attempts to organize or union organizing activity, or any similar activity or dispute in progress, pending or, to the Knowledge of the Company, threatened against or affecting any of the Acquired Companies or any of their employees.

(c) Except as would not reasonably be expected to be material to the Acquired Companies, (i) each Company Associate that renders or has rendered services to any of the Acquired Companies that is or was classified as a Contract Worker or other non-employee status or as an exempt or non-exempt employee, is properly characterized as such for all purposes (including: (A) for purposes of the Fair Labor Standards Act and similar applicable state, local, provincial and foreign Legal Requirements; (B) applicable Tax Legal Requirements; and (C) unemployment insurance and worker’s compensation obligations), and (ii) the Acquired Companies have properly classified and treated each such individual in accordance with all applicable Legal Requirements and for purposes of all applicable Company Employee Plans and perquisites. Between January 1, 2019 and the date of this Agreement, none of the Acquired Companies has received any written notice from any Person disputing such classification. No Contract Worker is eligible to participate in any Company Employee Plan.

(d) To the Knowledge of the Company, no Company Associate has used to use any trade secret, information or documentation confidential or proprietary to any former employer or other Person for whom such individual performed services or violated any confidential relationship with any Person in connection with the development or sale of any product or proposed product, or the development or sale of any service or proposed service, of any Acquired Company. To the Knowledge of the Company, each Company Associate is legally authorized to work in all locations where he or she performs services for the Acquired Companies.

(e) Each Acquired Company is, and since October 1, 2017 each Acquired Company has been, in compliance with all Employment Laws in all material respects. None of the Acquired Companies has effectuated or will effectuate a plant closing, termination, relocation, mass layoff, furlough, separation from position, reduction, or other termination of any current or former employee of any Acquired Company that has imposed or would impose any obligation or other liability upon any Acquired Company under WARN or would otherwise require any Acquired Company to notify or consult with, prior to or after the Effective Time, any Governmental Body or other Person with respect to the impact of the Contemplated Transactions. Except as would not reasonably be expected to result in a material liability, each of the Acquired Companies has properly accrued in the ordinary course of business, and has timely made all payments for, all wages, overtime, salaries, commissions, bonuses, fees and other compensation for any services performed, directly or indirectly, for any Acquired Company as of the date of this Agreement. To the Knowledge of the Company, none of the Acquired Companies has any material liability for any arrears of wages, salaries, overtime pay, premium pay, commissions, bonuses, benefits, severance pay or other amounts, including pursuant to any Contract, policy, practice or applicable Legal Requirement, or any Taxes or any penalty for failure to comply with any of the foregoing. None of the Acquired Companies has any material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, worker’s compensation, social security or other benefits or obligations (other than routine payments to be made in the ordinary course of business consistent with past practice). Except as would not reasonably be expected to be material to the Acquired Companies, each of the Acquired Companies maintains accurate and complete records of overtime hours worked by each employee eligible for overtime compensation and compensates all employees in accordance with the requirements of the Fair Labor Standards Act and the applicable Legal Requirements of all jurisdictions where such Acquired Company maintains employees.

(f) To the Knowledge of the Company, since October 1, 2017, no allegation, complaint, charge or claim (formal or informal) of sexual harassment, sexual assault, sexual misconduct, gender discrimination, racial or ethnic discrimination, harassment on the basis of gender or race, or any similar behavior (a “Misconduct Allegation”) has been made against any person who is or was an officer, director, manager or supervisory-level employee of any Acquired Company in such person’s capacity as such or in any other capacity. Since October 1, 2017, no Acquired Company has entered into any material settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing, relating to any Misconduct Allegation against any Acquired Company or any person who is or was an officer, director, manager, employee or Contract Worker of any Acquired Company.

(g) Part 2.16(g) of the Company Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of each material Company Employee Plan and each material Company Employee Agreement that is maintained in the U.S., Canada, The Netherlands and Ireland . None of the Acquired Companies has committed to establish or enter into any new arrangement that would constitute a material Company Employee Plan or material Company Employee Agreement, or to materially modify any material Company Employee Plan or material Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements). The Company has Made Available to Parent, in each case, to the extent applicable: (i) accurate and complete copies of all material documents setting forth the terms of each material Company Employee Plan and each material Company Employee Agreement, including all material amendments thereto; (ii) the most recent summary plan description, together with summaries of the material modifications thereto, if any, required under ERISA with respect to each material Company Employee Plan; (iii) the most recently filed annual report (Form 5500 Series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) the trust agreement, insurance Contract or other funding instrument, if any, with respect to each material Company Employee Plan; (v) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the most recent plan years; and (vi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(h) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, each Company Employee Plan has been established, maintained and operated in accordance with its terms and in compliance with all applicable Legal Requirements, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be qualified under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the Knowledge of the Company, no event has occurred since the date of the most recent determination that would reasonably be expected to adversely affect such qualification. Each Foreign Company Plan intended to qualify for special tax treatment satisfies in all material respects the requirements for such treatment. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to the Parent Entities, the Acquired Companies or any ERISA Affiliates (other than ordinary administration expenses). There is no audit, inquiry or Legal Proceeding pending or, to the Knowledge of the Company, threatened by the IRS, DOL or any other

Governmental Body with respect to any Company Employee Plan. None of the Acquired Companies or any ERISA Affiliate has ever incurred any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code or any material penalty or Tax under applicable Legal Requirements. Except as would not result in material liability, each of the Acquired Companies and ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, and, to the extent not yet due, such contributions and other payments have been adequately accrued in the consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Reports. Each Foreign Company Plan that is required to be registered or approved by any Governmental Body under applicable Legal Requirements has been so registered or approved.

(i) None of the Acquired Companies, and none of their respective ERISA Affiliates, has ever maintained, established, sponsored, participated in, or contributed to, or been obligated to contribute to or has any liability in respect of, any: (i) Company Pension Plan subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan subject to ERISA holds stock issued by the Company or any of its current ERISA Affiliates as a plan asset. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the fair market value of the assets of each funded Foreign Company Plan, the liability of each insurer for any Foreign Company Plan funded through insurance, or the book reserve established for any Foreign Company Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Company Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Company Plan, and none of the Contemplated Transactions will cause any such assets or insurance obligations to be less than such benefit obligations.

(j) Except as set forth in Part 2.16(j) of the Company Disclosure Schedule, no Company Employee Plan or Company Employee Agreement provides (except at no material cost to the Acquired Companies or any Affiliate of any Acquired Company), or reflects or represents any material liability of any of the Acquired Companies or any Affiliate of any Acquired Company to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.

(k) Except as set forth in Part 2.16(k) of the Company Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in combination with another event, whether contingent or otherwise): (i) result in any payment (whether of bonus, change in control, retention, severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate; or (ii) create any limitation or restriction on the right of any Acquired Company to merge, amend or terminate any Company Employee Plan or Company Employee Agreement. Without limiting the generality of the foregoing, no amount payable to any Company Associate as a result of the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions (either alone or in combination with any other event) would be an “excess parachute payment” within the meaning of Section 280G or would be nondeductible under Section 280G of the Code. None of the Acquired Companies has any obligation to compensate any Company Associate for any Taxes incurred by such Company Associate under Section 4999 of the Code.

(l) Each Company Employee Plan, Company Employee Agreement or other Contract between any Acquired Company and any Company Associate that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”) is and has at all times been administered, in all material respects, in documentary and operational compliance with the requirements of Section 409A. No Acquired Company has any obligation to gross-up or otherwise reimburse any Company Associate for any tax incurred by such person pursuant to Section 409A.

(m) Since March 1, 2020, no Acquired Company has: (i) taken any material action affecting the terms or conditions of employment of its current or former employees or other service providers related to the COVID-19 pandemic, including implementing workforce reductions, terminations, furloughs, deferral of payment or providing compensation or benefits, or changes to compensation, benefits or working schedules or Company Employee Plans; or (ii) applied for or received any loan or deferred Tax, or claimed any Tax credit, under any applicable Legal Requirement or any directive issued by, or under any program implemented or sponsored by, any Governmental Body or public health agency in connection with the COVID-19 pandemic.

2.17 Environmental Matters.

(a) Except as would not reasonably be expected to have or result in a Material Adverse Effect on the Company, each of the Acquired Companies is, and since October 1, 2016 has been, in compliance in all material respects with, and is not and has not been subject to any material liability under, applicable Environmental Laws, including timely applying for, possessing, maintaining, and materially complying with the terms and conditions of all material Governmental Authorizations required under applicable Environmental Laws.

(b) Between January 1, 2019 and the date of this Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Person that alleges that any of the Acquired Companies is not in material compliance with, or has any material liability under, any Environmental Law.

(c) The Company has Made Available to Parent copies of all material environmental assessments, Governmental Authorizations, reports, audits and other material documents in the Acquired Companies’ possession or under their control that relate to the Acquired Companies’ compliance with or any liability under any Environmental Law or the environmental condition of any real property that any of the Acquired Companies currently or formerly has owned, operated, or leased.

2.18 Insurance. Except as would not reasonably be expected to have or result in a Material Adverse Effect on the Company, (i) each insurance policy and self-insurance program and arrangement relating to the business, assets and operations of the Acquired Companies is in full force and effect (except for policies that have expired under their terms in the ordinary course) and all premiums due thereon have been paid in full, (ii) as of the date of this Agreement, no written notice of default or termination has been received by any Acquired Company in respect thereof, and (iii) between January 1, 2019 and the date of this Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal of any coverage or rejection of any claim under any insurance policy; or (c) adjustment in the amount of the premiums payable with respect to any insurance policy.

2.19 Legal Proceedings; Orders. There is no Legal Proceeding pending or that, to the Knowledge of the Company, has been threatened against any Acquired Company that would reasonably be expected to have a Material Adverse Effect on the Company. As of the date of this Agreement, there is no pending Legal Proceeding against any Acquired Company that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. There is no Order to which any of the Acquired Companies is subject that would reasonably be expected to materially impact the business or operations of the Acquired Companies.

2.20 Authority; Binding Nature of Agreement. The Company has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions, subject only to the adoption of this Agreement by the Required Company Stockholder Vote and assuming the accuracy of Parent’s representations and warranties set forth in Section 3.11. The Company’s board of directors (at a meeting duly called and held) has: (a) determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger; (c) recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement be submitted for adoption by the Company’s stockholders at the Company Stockholders’ Meeting; and (d) to the extent necessary and assuming the accuracy of Parent’s representations and warranties set forth in Section 3.11, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other Contemplated Transactions. As of the date of this Agreement, none of such board actions or board resolutions have been rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and other Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Company, and, assuming the accuracy of Parent’s representations and warranties set forth in Section 3.11, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement by the Company, in each case other than, with respect to the consummation of the Merger, the receipt of the Required Company Stockholder Vote and the filing of the certificate of merger as required by the DGCL. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.21 Takeover Statutes; No Rights Plan. Assuming the accuracy of Parent’s representations and warranties set forth in Section 3.11, the Company’s board of directors has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Voting Agreements and to the consummation of the Merger and the other Contemplated Transactions. None of such actions by the Company’s board of directors has been amended, rescinded or modified. There are no other “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations (each, a “Takeover Statute”) applicable to, or purporting to be applicable to, this Agreement, any Voting Agreement, any Acquired Company, the Merger or any of the other Contemplated Transactions, including any Takeover Statute that would limit or restrict Parent or any of its Affiliates from exercising its ownership of shares of Company Common Stock acquired in the Merger.

2.22 Vote Required. Assuming the accuracy of Parent’s representations and warranties set forth in Section 3.11, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger.

2.23 Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the other Contemplated Transactions, will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation or bylaws of the Company or (ii) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the other Acquired Companies; (b) contravene, conflict with or result in a violation of, or give any Governmental Body the right to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject; (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies; (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Material Contract; (ii) accelerate the maturity or performance of any Material Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of any Material Contract; (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Companies (except for Permitted Encumbrances); or (f) result in the transfer of any material asset of any of the Acquired Companies to any Person, except, with respect to clauses “(a)(ii)” through “(f)” above, for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act, any other Antitrust Law and the Nasdaq Rules and listing standards, none of the Acquired Companies is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Merger or any of the other Contemplated Transactions, except where the failure by the applicable Acquired Company to make any such filing, give any such notice or obtain any such Consent would not reasonably be expected to have a Material Adverse Effect on the Company.

2.24 Opinion of the Company’s Financial Advisors. The Company’s board of directors has received on the date of this Agreement from each of J.P. Morgan Securities LLC (“J.P. Morgan”) and Allen & Company LLC (“Allen & Company”), financial advisors to the Company, an oral opinion (which will be confirmed by a written opinion, each a “Section 2.24 Opinion”) to the effect that, as of the date of such opinion, and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Exchange Ratio provided for in this Agreement is fair, from a financial point of view, to the holders of Company Common Stock (other than, to the extent applicable, Parent, Merger Sub and their respective affiliates). The Company will furnish, after receipt thereof, an accurate and complete copy of each written Section 2.24 Opinion to Parent solely for informational purposes (it being understood and agreed that the Section 2.24 Opinions are for the benefit of the Company’s board of directors and may not be relied upon by Parent, Merger Sub or their respective affiliates).

2.25 Advisors’ Fees. Except for J.P. Morgan and Allen & Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Companies. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of each of J.P. Morgan and Allen & Company in connection with the Contemplated Transactions. Except for the fees payable to J.P. Morgan and Allen & Company pursuant to the agreements furnished to Parent in accordance with the preceding sentence, no premium, success fee, contingent fee or other fee, commission or payment to any legal, tax, accounting or financial advisor will be triggered or become due or payable by any Acquired Company as a result of the consummation of the Merger. No legal advisor to any Acquired Company has been or will be compensated at rates greater than such legal advisor’s standard hourly rates for services performed in connection with the Contemplated Transactions.

2.26 Related Person Transactions. Except for compensation or other employment arrangements entered into in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between any Acquired Company, on the one hand, and any Affiliate (including any director or officer) thereof (but not including any wholly owned Subsidiary of the Company), on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

2.27 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus.

2.28 No Other Representations. The Company, on behalf of itself and the other Acquired Companies, acknowledges that: (a) except for the representations and warranties expressly set forth in Section 3 and in the certificate delivered pursuant to Section 7.6, none of Parent, Merger Sub or any other Parent Entity (or any other Person) makes, or has made, any representation or warranty relating to the Parent Entities or any of their businesses or operations in connection with this Agreement or the Merger; and (b) the representations and warranties made by Parent and Merger Sub in Section 3 and in the certificate delivered pursuant to Section 7.6 are in lieu of and are exclusive of all other representations and warranties made by Parent and Merger Sub, including any express or implied warranties as to merchantability or fitness for a particular purpose, and each of Parent and Merger Sub disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure by or on behalf of Parent or Merger Sub of any other information (including any financial information, supplemental data or financial projections or other forward-looking statements) to the Company, any other Acquired Company or any of their respective Affiliates or Representatives. The Company, on behalf of itself and the other Acquired Companies, further acknowledges that, except for the representations and warranties expressly set forth in Section 3 and in the certificate delivered pursuant to Section 7.6, it has not relied on or otherwise been induced by: (i) any express or implied representation or warranty relating to the Parent Entities or any of their businesses or operations in connection with this Agreement or the Merger; (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company, any other Acquired Company or any of their respective Affiliates or Representatives; or (iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information. The Company acknowledges that neither Parent nor Merger Sub will have or be subject to any liability or indemnification obligation to the Company resulting from the distribution or provision to the Company, or the Company’s use of, or relating to the accuracy or completeness of any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms” or management presentations in expectation of the Contemplated Transactions, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Section 3 or in the certificate delivered pursuant to Section 7.6.

Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company as follows (it being understood that the representations and warranties contained in this Section 3 are subject to: (a) the exceptions and disclosures set forth in the Parent Disclosure Schedule (subject to Section 9.6); and (b) the disclosures in any Parent SEC Report filed with the SEC at least three Business Days before the date of this Agreement (but (i)

without giving effect to any amendment thereto filed with the SEC thereafter, (ii) excluding any disclosure contained under the heading “Risk Factors” or any similar heading or caption, any disclosure of risks included in any “forward-looking statements” disclaimer and any other statement or other disclosure that is similarly predictive or forward-looking and (iii) excluding any Parent SEC Reports that are not publicly available on EDGAR on the date that is three Business Days before the date of this Agreement)):

3.1 Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is, to the extent required, duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary (to the extent such concept is recognized in such jurisdiction), except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect on Parent. Accurate and complete copies of the certificate of incorporation and bylaws of Parent, in each case as in effect as of the date of this Agreement, are publicly available on EDGAR on the date of this Agreement. Neither Parent nor Merger Sub is in violation in any material respect of any of the provisions of the certificate of incorporation or bylaws of such Entity.

3.2 Capitalization, Etc.

(a) The authorized capital stock of Parent consists of: (i) 400,000,000 shares of Parent Common Stock; and (ii) 10,000,000 shares of preferred stock, $0.01 par value per share (“Parent Preferred Stock”). As of 5:00 p.m. (California time) on October 26, 2021 (the “Parent Listing Date”): (A) 120,887,049 shares of Parent Common Stock were issued and outstanding; (B) no shares of Parent Preferred Stock were issued and outstanding; (C) no shares of Parent Common Stock were held by Parent as treasury shares; (D) 3,649,191 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent Options; (E) 5,065,717 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent RSUs; and (F) no shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent PSUs (assuming achievement of the target level of performance for Parent PSUs at the end of the applicable performance period).

(b) As of 5:00 p.m. (California time) on the Parent Listing Date: (i) 17,978,267 shares of Parent Common Stock were reserved for future issuance pursuant to Parent’s 2014 Stock Option and Incentive Plan (assuming achievement of the target level of performance for Parent PSUs at the end of the applicable performance period); and (ii) 5,631,443 shares of Parent Common Stock were reserved for future issuance pursuant to the Parent ESPP. From 5:00 p.m. (California time) on the Parent Listing Date until the date of this Agreement, no shares of Parent Common Stock or Parent Preferred Stock have been issued except for shares of Parent Common Stock issued pursuant to the exercise of Parent Options or the vesting of Parent RSUs or Parent PSUs, in each case outstanding on the Parent Listing Date and in accordance with their terms.

(c) All outstanding shares of Parent Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.001 per share, 100 of which are outstanding as of the date of this Agreement.

(d) Except (x) as set forth in Sections 3.2(a) and 3.2(b), (y) for the Convertible Notes and the Capped Calls and (z) for changes since 5:00 p.m. (California time) on the Parent Listing Date resulting from the exercise of Parent Options outstanding on the Parent Listing Date or the vesting of Parent RSUs or Parent PSUs outstanding on the Parent Listing Date in accordance with their terms, as of the date of this Agreement: (i) Parent does not have any shares of capital stock or other equity interests outstanding; and (ii) other than the Parent ESPP, there is no: (A) outstanding equity-based compensation award, subscription, option, call, warrant or right (whether or not currently exercisable) issued or granted by Parent to acquire any shares of capital stock or other securities of Parent; (B) outstanding security, instrument or obligation issued, granted or entered into by Parent that is or may become convertible into or exchangeable for any shares of capital stock or other securities of Parent; or (C) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

3.3 SEC Filings; Financial Statements.

(a) Parent has timely filed or furnished all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents required to be filed by Parent with the SEC since January 1, 2019 (the “Parent SEC Reports”). None of Parent’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Reports, the principal executive officer and principal financial officer of the Company have made all Certifications, and the statements contained in each Certification are accurate and complete as of its date. As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Parent SEC Reports. As of the date of this Agreement, to the Knowledge of Parent, none of the Parent SEC Reports is the subject of any ongoing review by the SEC.

(b) The consolidated financial statements (including any related notes and auditor reports) contained or incorporated by reference in the Parent SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that, individually or in the aggregate, will not be material in amount); and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person that is not a Parent Entity are required by GAAP to be included in the consolidated financial statements of Parent and its consolidated Subsidiaries.

(c) The Parent Entities maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Since January 1, 2019, Parent has not had: (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that is reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information; or (ii) any fraud that involves management or any other employee who has (or has had) a significant role in Parent’s internal control over financial reporting.

(e) The Parent Entities maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Parent Entities is made known on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents.

(f) Between January 1, 2019 and the date of this Agreement, there have been no changes in any of Parent’s accounting policies or in the methods of making accounting estimates or changes in estimates that, individually or in the aggregate, are material to Parent’s financial statements (including, any related notes thereto) contained in the Parent SEC Reports, except as described in the Parent SEC Reports or except as may have been required or permitted by any regulatory authority. The reserves reflected in such financial statements have been determined and established in accordance with GAAP and have been calculated in a consistent manner.

3.4 Absence of Changes. Between December 31, 2020 and the date of this Agreement: (a) there has not been any Material Adverse Effect on Parent; and (b) none of the Parent Entities has taken any action, or authorized, approved, committed, agreed or offered to take any action, that if taken during the Pre-Closing Period would require the Company’s consent under Section 4.2(c).

3.5 Liabilities. None of the Parent Entities has any liability, other than: (i) liabilities set forth in the consolidated financial statements (including any related notes and auditor reports) contained or incorporated by reference in the Parent SEC Reports; (ii) liabilities that have been incurred by the Parent Entities since June 30, 2021 in the ordinary course of business; (iii) liabilities for performance of obligations of the Parent Entities under Contracts to which any of the Parent Entities is a party, other than liabilities arising from a breach of any such Contract or any event, circumstance or condition that, with notice or lapse of time or both, would constitute or result in a breach of any such Contract; (iv) liabilities and obligations incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Contemplated Transactions; or (v) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

3.6 Legal Proceedings; Orders. There is no Legal Proceeding pending or that, to the Knowledge of Parent, has been threatened against any Parent Entity that would reasonably be expected to have a Material Adverse Effect on Parent. As of the date of this Agreement, there is no pending Legal Proceeding against any Parent Entity that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. There is no Order to which any of the Parent Entities is subject that would reasonably be expected to have a Material Adverse Effect on Parent.

3.7 Compliance with Legal Requirements. Except as would not reasonably be expected to have a Material Adverse Effect on Parent, each of the Parent Entities is, and has at all times since January 1, 2019 been, in compliance with all applicable Legal Requirements. Between January 1, 2019 and the date of this Agreement, none of the Parent Entities has received any written notice or, to the Knowledge of Parent, other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect on Parent.

3.8 Authority; Binding Nature of Agreement.

(a) Each of Parent and Merger Sub has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions, subject only to obtaining the Required Parent Stockholder Vote and the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, in each case other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the filing of the certificate of merger as required by the DGCL and, with respect to the Parent Share Issuance, the receipt of the Required Parent Stockholder Vote. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b) The board of directors of Parent has: (i) determined that the Merger and the issuance of shares of Parent Common Stock in the Merger as contemplated by this Agreement (the “Parent Share Issuance”), on the terms and subject to the conditions set forth in this Agreement, are advisable and fair to, and in the best interests of, Parent and its stockholders; (ii) authorized and approved the execution, delivery and performance of this Agreement by Parent and approved the Merger and the Parent Share Issuance; (iii) recommended the approval of the Parent Share Issuance for purposes of the NYSE Rules by the holders of Parent Common Stock (the determination described in clause “(i)” above and the recommendation described in this clause “(iii)” being referred to as the “Parent Board Recommendation”); and (iv) directed that the Parent Share Issuance be submitted for approval by Parent’s stockholders at the

Parent Stockholders’ Meeting. The board of directors of Merger Sub, as of the date of this Agreement, has: (i) determined that the Merger, on the terms and subject to the conditions set forth in this Agreement, is fair to, and in the best interests of, Merger Sub and its sole stockholder; (ii) approved this Agreement, and approved the Contemplated Transactions, in accordance with the DGCL; and (iii) declared this Agreement, the Merger and the other Contemplated Transactions advisable. As of the date of this Agreement, such board resolutions have not been rescinded, modified or withdrawn in any way. All shares of Parent Common Stock issuable in the Merger will be when issued in accordance with the terms of this Agreement, validly issued, fully paid, nonassessable and free of any preemptive rights.

3.9 Vote Required. The approval of the Parent Share Issuance by a majority of the votes cast by the holders of shares of Parent Common Stock on such proposal at the Parent Stockholders’ Meeting (the “Required Parent Stockholder Vote”) is the only vote of Parent’s stockholders required in connection with the consummation of the Merger and the other Contemplated Transactions.

3.10 Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor the consummation of the Merger or any of the other Contemplated Transactions by Parent or Merger Sub, will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of either Parent or Merger Sub or (ii) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any other Parent Entity; or (b) contravene or conflict with or result in a violation of, or give any Governmental Body the right to exercise any remedy or obtain any relief under, any Legal Requirement or Order to which any Parent Entity is subject, (c) contravene or conflict with, or result in a violation of, any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Parent Entities; (d) contravene or conflict with, or result in a violation or breach of, or result in a default under, any provision of any material Contract to which any of the Parent Entities is a party, or give any Person the right to (i) declare a default or exercise any remedy under any such material Contract, (ii) accelerate the maturity or performance of any such material Contract or (iii) cancel, terminate or modify in any material respect any term of such material Contract; or (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Parent Entities (except for Permitted Encumbrances), except with respect to clauses “(a)(ii)” through “(e)” above, for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Except as may be required by the Securities Act, the Exchange Act, state securities or “blue sky” laws, the DGCL, the HSR Act, any other Antitrust Law or the NYSE Rules and listing standards, none of the Parent Entities is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance by Parent or Merger Sub of this Agreement or the consummation of the Merger or any of the other Contemplated Transactions by Parent or Merger Sub, except where the failure by the applicable Parent Entity to make any such filing, give any such notice or obtain any such Consent would not reasonably be expected to have a Material Adverse Effect on Parent.

3.11 Stock Ownership. As of the date of this Agreement, (a) none of Parent, Merger Sub or any of their respective controlled Affiliates beneficially owns (as such term is used in Rule 13d-3 under the Exchange Act) any shares of Company Common Stock or any options, warrants or other rights to acquire shares of Company Common Stock, other than shares of Company Common Stock subject to Voting Agreements in favor of Parent executed by any stockholder of the Company, and (b) none of Parent, Merger Sub or any of their respective controlled Affiliates “owns” or has “owned” within the three years prior to the date hereof (as such terms are defined in Section 203 of the DGCL) 15% or more of the capital stock of the Company, other than by virtue of the Voting Agreements.

3.12 Capitalization and Operations of Merger Sub. All of the issued and outstanding shares of Merger Sub are as of the date of this Agreement, and immediately prior to the Effective Time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions, has not conducted any material business prior to the date of this Agreement and has no material assets or material obligations of any nature, other than those incident to its formation and those incurred pursuant to or in connection with this Agreement, the Merger and the other Contemplated Transactions.

3.13 Tax Matters.

(a) Except as would not reasonably be expected to have a Material Adverse Effect on Parent:

(i) (A) each of the Tax Returns required to be filed by or on behalf of Parent and each of its Subsidiaries with any Governmental Body (1) has been filed on or before the applicable due date (including any extensions of such due date) and (2) is accurate and complete in all material respects; and (B) all Taxes for which Parent and each of its Subsidiaries are liable have been timely paid or accrued (in accordance with GAAP), whether or not such Taxes are shown as due and payable on any Tax Return;

(ii) (A) no Tax audit, claim or Legal Proceeding is pending or, to the Knowledge of Parent, has been threatened against or with respect to Parent or any of its Subsidiaries in respect of any Tax that has not been resolved; (B) there are no Encumbrances for Taxes upon any of the assets of any of Parent or any of its Subsidiaries except liens for current Taxes not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings for which adequate reserves have been maintained in accordance with GAAP; (C) no deficiency for any amount of material Taxes has been proposed or asserted in writing or assessed by any Governmental Body against Parent or any of its Subsidiaries that remains unpaid; and (D) in the three years prior to the date of this Agreement, no written claim has been made by any Governmental Body in a jurisdiction where Parent or any of its Subsidiaries does not file a Tax Return that it is or may be subject to taxation in that jurisdiction;

(iii) neither Parent nor any of its Subsidiaries has participated in, or is currently participating in, a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or a similar transaction under any corresponding or similar Legal Requirement; and

(iv) neither Parent nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Legal Requirements), and neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Governmental Body or has entered into any written agreement with a Governmental Body with respect to any Taxes.

(b) Neither Parent nor Merger Sub has taken any action, and neither Parent nor Merger Sub has any Knowledge of any fact, agreement, plan or other circumstance, that could reasonably be expected to preclude the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.14 Fairness Opinion. Parent’s board of directors has received the opinion of Goldman Sachs & Co. LLC (“Goldman Sachs”), financial advisor to Parent, dated the date of this Agreement, to the effect that, as of such date, and based upon and subject to the various matters and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to Parent.

3.15 Advisors’ Fees. No Person is entitled to any brokerage, finder’s, success, completion or similar fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Parent Entities for which the Acquired Companies would be liable.

3.16 Disclosure. None of the information to be supplied by or on behalf of Parent specifically for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent specifically for inclusion in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by any Acquired Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

3.17 No Other Representations. Parent and Merger Sub acknowledge that: (a) except for the representations and warranties expressly set forth in Section 2, in the certificate delivered pursuant to Section 6.6 and in the Voting Agreements, neither the Company nor any of the other Acquired Companies (or any other Person) makes, or has made, any representation or warranty relating to the Acquired Companies or any of their businesses or operations in connection with this Agreement or the Merger; and (b) the representations and warranties made by the Company in Section 2 and in the certificate delivered pursuant to Section 6.6 are in lieu of and are exclusive of all other representations and warranties made by the Company, including any express or implied warranties as to merchantability or fitness for a particular purpose, and the Company disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure by or on behalf of the Company of any other information (including any financial information, supplemental data or financial projections or other forward-looking statements) to Parent, Merger Sub or any of their respective Affiliates or Representatives. Parent and Merger sub further acknowledge that, except for the representations and warranties expressly set forth in Section 2, in the certificate delivered pursuant to Section 6.6 and in the Voting Agreements, they have not relied on or otherwise been induced by: (i) any express or implied representation or warranty relating to the Acquired Companies or any of their businesses or operations in connection with this Agreement or the Merger; (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives; or (iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information. Each of Parent and Merger Sub acknowledges that the Company will not have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the distribution or provision to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, or relating to the accuracy or completeness of any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Contemplated Transactions, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Section 2 or in the certificate delivered pursuant to Section 6.6.

Section 4. CERTAIN COVENANTS OF THE COMPANY AND PARENT

4.1 Access and Investigation.

(a) During the Pre-Closing Period, the Company shall, and shall cause each of the other Acquired Companies to, and shall use its reasonable best efforts to cause its and their respective Representatives to: (i) provide Parent and Parent’s Representatives with reasonable access to the Acquired Companies’ Representatives, personnel, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; and (ii) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers (including auditor work papers, subject to entering into a customary non-reliance agreement reasonably acceptable to such auditor) and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request, including promptly providing Parent, upon request, with copies of: (A) all material operating and financial reports prepared by the Acquired Companies for the Company’s senior management; (B) any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Companies in connection with any of the Contemplated Transactions; and (C) any material notice, report or other document received by any of the Acquired Companies from any Governmental Body, in each case, upon reasonable advance notice during normal business hours and in such a manner so as not to unreasonably interfere with the Acquired Companies’ normal business operations. The Company shall promptly notify Parent of the receipt by any Acquired Company of any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with the Merger or any of the other Contemplated Transactions. Notwithstanding the foregoing: (1) nothing in this Section 4.1(a) shall require any Acquired Company or its Representatives to disclose any information to Parent or Parent’s Representatives to the extent such (x) disclosure would violate any applicable Legal Requirement or jeopardize the attorney-client privilege, work-product doctrine or other legal privilege held by any Acquired Company or (y) information is prohibited from being disclosed pursuant to the terms of confidentiality provisions in a Company Contract with a third party entered into prior to the date of this Agreement; and (2) if any Acquired Company or any Representative of any Acquired Company does not provide such access or such information in reliance on clause “(1)” of this sentence, then the Company shall promptly (and in any event within two Business Days after such Acquired Company determines that it will not provide or cause or permit it Representatives to provide such access or such information) provide a written notice to Parent stating that it is withholding such access or such information and stating the justification therefor, and shall use its reasonable best efforts to provide the applicable information in a way that would not violate such Legal Requirement, jeopardize such privilege or breach such confidentiality provisions (it being understood that, at Parent’s written request, the Company shall use its reasonable best efforts to obtain any required consent of such third party under such applicable Company Contract to permit such disclosure to Parent or Parent’s Representatives). Any access to the properties of any of the Acquired Companies pursuant to this Section 4.1(a) will be subject to compliance with reasonable security measures and reasonable health and safety measures established by the Company in the ordinary course of business and will not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including any Phase I or Phase II environmental assessments. Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth in this Section 4.1(a) by electronic means if physical access is not reasonably feasible or would not be permitted under applicable COVID-19 Measures.

(b) The Confidentiality Agreement shall remain in full force and effect in accordance with its terms until the Effective Time, except that Sections 12 and 15 of the Confidentiality Agreement shall have no force or effect during the Pre-Closing Period.

4.2 Operation of the Company’s Business and Parent’s Business.

(a) During the Pre-Closing Period, except (x) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (y) for actions taken in compliance with this Agreement (including omissions required by Section 4.2(b)) or (y) as set forth in Part 4.2(a) of the Company Disclosure Schedule: (i) the Company shall use its reasonable best efforts to conduct, and to cause each of the other Acquired Companies to conduct, its business and operations in the ordinary course of business and in accordance with past practices; and (ii) the Company shall use commercially reasonable efforts to cause each Acquired Company to maintain its existence in good standing pursuant to applicable Legal Requirements, preserve intact its current business organization, keep available the services of its current officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with such Acquired Company.

(b) During the Pre-Closing Period, except (w) as may be required by applicable Legal Requirements, (x) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (y) as expressly required by this Agreement, or (z) as set forth in Part 4.2(b) of the Company Disclosure Schedule, the Company shall not, and the Company shall cause the other Acquired Companies not to:

(i) (A) declare, accrue, set aside, establish a record date for or pay any dividend or other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of shares of capital stock, other securities or other equity or voting interests, except for dividends or distributions declared, accrued, set aside or made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries, (B) pledge or encumber any shares of its capital stock, other securities or other equity or voting interests, other than any security interest, pledge, or Encumbrance to secure the Obligations (as defined in the Company Credit Agreement); (C) modify the terms of any shares of its capital stock or other equity or voting interests; or (D) repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than (1) pursuant to the terms of the Company Equity Plans, (2) the acquisition of Company Options, Company RSUs or Company Restricted Stock in connection with the forfeiture of such awards, (3) shares of Company Common Stock accepted as payment for the exercise price of Company Options or (4) for withholding Taxes incurred in connection with the exercise, vesting or settlement of Company Options, Company RSUs or Company Restricted Stock;

(ii) sell, issue or grant: (A) any capital stock or other security; (B) any option, stock appreciation right, restricted stock unit, deferred stock unit, market stock unit, performance stock unit, restricted stock award or other equity-based compensation award (whether payable in cash, stock or otherwise), call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock (1) upon the valid exercise of, or the vesting or scheduled delivery of shares pursuant to, Company Equity Awards in accordance with their terms or (2) pursuant to the Company ESPP in accordance with its terms);

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Equity Plans or any provision of any Contract evidencing any Company Equity Award except in connection with a termination of service, consistent with past practices and subject to such acceleration benefit not exceeding three months’ additional vesting, except as required by any Company Employee Plan in effect as of the date of this Agreement, or otherwise materially modify any of the terms of any outstanding Company Equity Award, warrant or other security or any related Contract;

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any liquidation, dissolution, merger, consolidation, share exchange, business combination, plan or scheme of arrangement, amalgamation, restructuring, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v) (A) form any Subsidiary or (B) acquire (by merger, consolidation, operation of law, acquisition of stock, other equity interests or assets, formation of a joint venture or otherwise) (1) any other Entity, (2) any equity interest in any other Entity (other than equity securities of publicly-traded Entities acquired for cash management or passive investment purposes in the ordinary course of business) or (3) any business;

(vi) make any capital expenditure or incur any obligation or liability in respect thereof in excess of the amount budgeted for such expenditure in the Company’s capital expenditure budget set forth in Part 4.2(b)(vi) of the Company Disclosure Schedule, except that the Acquired Companies may make unbudgeted capital expenditures that, when added to all other unbudgeted capital expenditures made by or on behalf of the Acquired Companies during a fiscal quarter, do not exceed $1,000,000 in the aggregate;

(vii) enter into or become bound by, renew, extend or terminate, or amend in any material respect, or waive any material right or remedy under, any Material Contract, in each case, other than in the ordinary course of business;

(viii) enter into or become bound by any Contract imposing any material restriction on the right or ability of any Acquired Company (A) to engage in any line of business or compete with, or provide services to, any other Person or in any geographic area, (B) to acquire any material product or other asset or any service from any other Person, sell any product or other asset to or perform any service for any other Person, or transact business or deal in any other manner with any other Person or (C) to develop, sell, supply, license, distribute, offer, support or service any product or any Intellectual Property or other asset to or for any other Person;

(ix) enter into or become bound by any Contract that (A) grants material and exclusive rights to license, market, sell or deliver any product of any Acquired Company, (B) contains any “most favored nation” or similar provision in favor of the other party that would reasonably be expected to be material to the Acquired Companies, taken as a whole, or (C) contains a right of first refusal, first offer or first negotiation or any similar right with respect to any asset owned by an Acquired Company that is material to the Acquired Companies, taken as a whole;

(x) (A) incur or assume any indebtedness or issue any debt securities, except (1) for loans or advances between Subsidiaries of the Company or between the Company and its Subsidiaries; (2) for obligations incurred pursuant to business credit cards; and (3) pursuant to the Company Credit Agreement, in the case of each of clauses “(1),” “(2)” and “(3),” in the ordinary course of business and consistent with past practices; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except (1) with respect to obligations of the Company and wholly owned Subsidiaries of the Company and (2) for obligations under the Company Credit Agreement; (C) make any loan, advance or capital contribution to, or investment in, any other Person, except for (1) extensions of credit to customers in the ordinary course of business and consistent with past practices; (2) advances to directors, officers and other employees, in each case in the ordinary course of business and consistent with past practices; and (3) for loans, advances and capital contributions between Subsidiaries of the Company or between the Company and its Subsidiaries and capital contributions in wholly owned Subsidiaries of the Company; or (D) mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create any Encumbrance thereon, except for Permitted Encumbrances;

(xi) (A) enter into any collective bargaining agreement, works council agreement or other Contract with any employee representative body; (B) establish, adopt, enter into, amend or terminate any Company Employee Plan or Company Employee Agreement or any plan, practice, agreement, arrangement or policy that would be an Company Employee Plan or Company Employee Agreement if it was in existence on the date of this Agreement; or (C) pay, or make any new commitment to pay, any bonus, cash incentive payment or profit-sharing or similar payment to, or increase or make any commitment to increase the amount of the wages, salary, commissions, fringe benefits or other compensation (excluding equity-based compensation, which is addressed in Section 4.2(b)(ii)) or remuneration payable to, any of its directors, officers or other employees;

(xii) (A) hire or terminate (other than for cause) any employee located in the United States at the level of vice president or above or with an annual base salary in excess of $350,000; (B) hire or terminate (other than for cause) any employee located outside the United States at the level of vice president or above or with an annual base salary in excess of $300,000; or (C) promote any employee to the level of vice president or above, except in order to fill a position that is vacant on the date of this Agreement or becomes vacant after the date of this Agreement;

(xiii) (A) except as required by GAAP or other accounting standards applicable to the Acquired Companies, change in any material respect any of its methods of accounting or accounting practices; or (B) revalue or write down any of its assets in excess of $1,000,000 in the aggregate, except for depreciation and amortization in accordance with GAAP or in the ordinary course of business consistent with past practice;

(xiv) (A) adopt any material method of Tax accounting or make any material Tax election that is inconsistent with any of the positions taken, elections made or methods used in preparing or filing Tax Returns (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), (B) prepare or file any material Tax Return or material amended Tax Return inconsistent with past practices unless required by applicable Legal Requirements, (C) settle or otherwise compromise any claim, dispute, notice, audit report or assessment relating to a material amount of Taxes, or enter into, cancel or modify any closing agreement or similar agreement relating to Taxes, or (D) request any ruling, closing agreement or similar guidance with respect to a material amount of Taxes;

(xv) (A) commence any Legal Proceeding, other than (1) in the ordinary course of business and consistent with past practices, (2) any Legal Proceeding commenced following consultation in good faith with Parent and (3) against Parent or Merger Sub under this Agreement; or (B) settle, release, waive or compromise any Legal Proceeding, other than (1) routine collection matters in the ordinary course of business and consistent with past practices, (2) settlements providing for money damages payable by an Acquired Company of less than $500,000 (and no other relief of any nature), involving no finding or admission of any wrongdoing on the part of any Acquired Company (or any of its Representatives or current or future Affiliates) and including a complete and unconditional release by all plaintiffs and all related parties in favor of the Acquired Companies (and their respective current and future Affiliates, Representatives, successors and assigns) from all liabilities and obligations with respect to all claims at issue in such Legal Proceeding, and (3) settlements entered into in accordance with Section 5.14;

(xvi) waive, relinquish, abandon, forfeit, permit to lapse, terminate or cancel any material Intellectual Property Right or take any action or fail to take any action if the taking of or failure to take such action will, or could reasonably be expected to, result in any of the foregoing;

(xvii) convene any special meeting of the Company’s stockholders, except in accordance with Section 5.2;

(xviii) other than in the ordinary course of business, transfer or repatriate to the U.S. cash, cash equivalents or liquid short-term or long-term investments held outside the U.S. if any material U.S. withholding or income Taxes would be incurred in connection with such repatriation;

(xix) become party to or approve or adopt any stockholder rights plan or “poison pill” agreement or similar takeover protection;

(xx) (A) except with respect to Company Employee Plans, maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice; (B) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; or (C) effectuate a “plant closing,” “mass layoff” (each as defined in WARN) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee; or

(xxi) authorize, approve, agree, commit or offer to take any of the actions described in clauses “(i)” through “(xx)” of this Section 4.2(b).

Parent acknowledges and agrees that nothing contained in this Section 4.2(b) shall give Parent the right to control or direct the business or operations of the Acquired Companies within the meaning of applicable Antitrust Laws. If the Company expects to rely on clause “(w)” of this Section 4.2(b) to take, or permit any other Acquired Company to take, any action that would otherwise be prohibited by this Section 4.2(b), then at least two Business Days before such action is taken, the Company shall, except to the extent prohibited by applicable Legal Requirements, deliver a written notice to Parent stating that the Company intends to take or permit the taking of such action and specifying the Legal Requirement requiring the taking of such action. Any action taken by any Acquired Company during the Pre-Closing Period (including the establishment of any policy, procedure or protocol) that is necessary to comply with any COVID-19 Measures shall be deemed to constitute an action taken in the ordinary course of business (it being understood that, prior to taking any significant action in reliance on this sentence, the Company shall provide reasonable advance notice to, and shall consult with (to the extent permitted by applicable Legal Requirements), Parent with respect to such action).

(c) During the Pre-Closing Period, except (w) as may be required by applicable Legal Requirements, (x) with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), (y) as expressly required by this Agreement or (z) as set forth in Part 4.2(c) of the Parent Disclosure Schedule:

(i) Parent shall not, and shall cause its non-wholly owned Subsidiaries (other than any such Subsidiary that is not wholly owned as a result of the issuance of director qualifying shares) not to, declare, accrue, set aside, establish a record date for or pay any dividend or other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of shares of its capital stock, other securities or other equity or voting interests;

(ii) Parent shall (A) not amend its Amended and Restated Certificate of Incorporation or bylaws, (B) not modify the terms of any shares of its capital stock or effect any reclassification of its shares of capital stock and (C) cause its Significant Subsidiaries not to amend their certificate of incorporation or bylaws or other charter or organizational documents, in the case of each of clauses “(A)”, “(B)” and “(C),” in a manner that would reasonably be expected to prevent, materially delay or impede the consummation of the Merger or would have a material and adverse impact on the value or rights of the Parent Common Stock to be issued in connection with the Merger;

(iii) Parent shall not, and shall cause its Significant Subsidiaries not to, adopt a plan of complete or partial liquidation, dissolution, bankruptcy restructuring or other similar reorganization; and

(iv) Parent shall not, and shall not permit any of its Subsidiaries to, acquire any material business, material assets or other material property of another Person, whether by merger, consolidation, purchase of property or assets (including equity interests) or otherwise, if the taking of such action would reasonably be expected (at the time such action is taken) to (A) prevent, materially delay or impede the consummation of the Merger or (B) cause any of the conditions set forth in Section 6.8 or Section 6.9 to not be satisfied prior to the End Date.

The Company acknowledges and agrees that nothing contained in this Section 4.2(c) shall give the Company the right to control or direct the business or operations of the Parent Entities within the meaning of applicable Antitrust Laws. If Parent expects to rely on clause “(w)” of this Section 4.2(c) to take any action that would otherwise be prohibited by this Section 4.2(c), then at least two Business Days before such action is taken, Parent shall, except to the extent prohibited by applicable Legal Requirements, deliver a written notice to the Company stating that Parent intends to take or permit the taking of such action and specifying the Legal Requirement requiring the taking of such action.

(d) During the Pre-Closing Period, the Company shall give prompt written notice to Parent upon becoming aware (i) that any representation or warranty made by it in this Agreement has become untrue or inaccurate or (ii) of any failure by the Company to comply with or satisfy any covenant, obligation or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions set forth in Section 6.1 or Section 6.2 to fail to be satisfied. Without limiting the generality of the foregoing, the Company shall give prompt written notice to Parent upon becoming aware of any material Legal Proceeding or material claim threatened, commenced or asserted against any of the Acquired Companies. No such notification will affect or be deemed to modify any representation, warranty, covenant, obligation or agreement of the Company set forth in this Agreement, and any unintentional failure by the Company to provide a notification under this Section 4.2(d) shall not be deemed to be a breach of the covenants contained in this Section 4.2(d) (including for purposes of determining whether the condition set forth in Section 6.2 has been satisfied). The terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 4.2(d).

(e) During the Pre-Closing Period, Parent shall give prompt written notice to the Company upon becoming aware (i) that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate, or (ii) of any failure by Parent or Merger Sub to comply with or satisfy any covenant, obligation or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions set forth in Section 7.1 or Section 7.2 to fail to be satisfied. No such notification will affect or be deemed to modify any representation, warranty, covenant, obligation or agreement of Parent or Merger Sub set forth in this Agreement, and any unintentional failure by Parent to provide a notification under this Section 4.2(e) shall not be deemed to be a breach of the covenants contained in this Section 4.2(e) (including for purposes of determining whether the condition set forth in Section 7.2 has been satisfied). The terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 4.2(e).

4.3 No Solicitation by the Company.

(a) The Company shall not, and shall cause the other Acquired Companies and its and their respective directors (other than directors of any Subsidiary of the Company that are not employees of an Acquired Company), officers and financial advisors not to, and shall not permit any of the other Representatives of any Acquired Company to: (i) solicit, initiate, knowingly encourage, assist, induce or knowingly facilitate the making, submission or announcement of any Company Acquisition Proposal or Company Acquisition Inquiry; (ii) furnish or otherwise provide access to any non-public information regarding any of the Acquired Companies to any Person in connection with or in response to a Company Acquisition Proposal or Company Acquisition Inquiry; (iii) engage in discussions (other than discussions solely between or among Representatives of the Acquired Companies) or negotiations with any Person with respect to any Company Acquisition Proposal or Company Acquisition Inquiry (other than informing such Person of the provisions contained in this Section 4.3(a)); (iv) approve, endorse or recommend any Company Acquisition Proposal; (v) enter into Company Acquisition Contract; or (vi) resolve or publicly propose to take any of the actions described in clauses “(i)” through “(v)” of this sentence.

(b) Notwithstanding anything to the contrary contained in Section 4.3(a), but subject to Section 4.3(c), prior to the adoption of this Agreement by the Required Company Stockholder Vote the Company may furnish non-public information regarding the Acquired Companies to, and may enter into discussions or negotiations with, any Person (and its Representatives) in response to a bona fide, written Company Acquisition Proposal that is made to the Company after the date of this Agreement by such Person (and not withdrawn) if: (i) none of the Acquired Companies shall have breached (or be deemed to have breached pursuant to Section 4.3(f)) any of the restrictions or other provisions set forth in this Section 4.3 in a manner that resulted in such Company Acquisition Proposal; (ii) the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that such Company Acquisition Proposal constitutes or would reasonably be expected to result in a Company Superior Offer; (iii) the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations under applicable Legal Requirements; (iv) as promptly as reasonably practicable prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person (or any of its Representatives), the Company (A) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person and (B) the Company receives from such Person (or is already a party to), and delivers to Parent a copy of, an executed confidentiality agreement containing substantive provisions no less favorable to the Company than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (it being understood and agreed that such confidentiality agreement need not contain “standstill” provisions); and (v) prior to (or contemporaneously with) furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent); provided, however, that nothing in this Section 4.3 or in Section 5.2(f)(i) shall require the Company to disclose any information to Parent in violation of the terms of any confidentiality agreement in effect as of the date of this Agreement (it being understood, however, that notwithstanding anything to the contrary contained in this Section 4.3, in Section 5.2(f)(i) or elsewhere in this Agreement, the Company shall not, and the Company shall cause the other Acquired Companies and its and their respective Representatives not to, furnish any non-public information regarding the Acquired Companies to, or enter into discussions or negotiations with, any Person in response to a Company Acquisition Proposal (and no Company Acquisition Proposal shall be (or shall be deemed to be) a Company Superior Offer for any purpose under this Agreement) unless and until (1) the Person (or group of Persons) making such Company Acquisition Proposal has permitted the Company (without liability) to provide Parent with the information, documentation, correspondence and communications described in Section 4.3(c) and in clause “(E)” of Section 5.2(f)(i) and (2) the Company has provided such information, documentation, correspondence and communications to Parent).

(c) If any director or officer of the Company receives or becomes aware of a Company Acquisition Proposal or a Company Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than 24 hours after receipt of such Company Acquisition Proposal or Company Acquisition Inquiry) (i) advise Parent in writing of such Company Acquisition Proposal or Company Acquisition Inquiry (including the identity of the Person making or submitting such Company Acquisition Proposal or Company Acquisition Inquiry and the material terms and conditions thereof), and (ii) provide Parent with copies of all documents and communications received by any Acquired Company or any Representative of any Acquired Company setting forth the terms and conditions of, or otherwise relating to, such Company Acquisition Proposal or Company Acquisition Inquiry. The Company shall: (A) keep Parent informed with respect to the status of any such Company Acquisition Proposal or Company Acquisition Inquiry and any modification or proposed modification thereto; and (B) promptly (and in no event later than 24 hours after transmittal or receipt of any correspondence or communication) provide Parent with a copy of any correspondence or communication between any Acquired Company or any Representative of any Acquired Company, on the one hand, and the Person that made or submitted such Company Acquisition Proposal or Company Acquisition Inquiry or any Representative of such Person, on the other hand, relating to such Company Acquisition Proposal or Company Acquisition Inquiry.

(d) The Company shall, and shall cause the other Acquired Companies and its and their respective directors (other than directors of any Subsidiary of the Company that are not employees of an Acquired Company), officers and financial advisors to, and shall use its reasonable best efforts to cause the other Representatives of the Acquired Companies to: (i) immediately cease and cause to be terminated any existing solicitation or assistance of, or discussions or negotiations with, any Person relating to any Company Acquisition Proposal or Company Acquisition Inquiry; and (ii) promptly (and in any event within two Business Days after the date of this Agreement) require each Person that has executed a confidentiality or similar agreement (that remains in effect) in connection with such Person’s consideration of a possible Company Acquisition Proposal to return or destroy all confidential information previously furnished to such Person by or on behalf of any of the Acquired Companies pursuant to such confidentiality or similar agreement and prohibit any Person (other than the Parent Entities and their Representatives) from having access to any physical or electronic data room set up in response to or in connection with any actual or contemplated Company Acquisition Proposal or Company Acquisition Inquiry.

(e) The Company: (i) agrees that it shall not, and it shall cause the other Acquired Companies not to, affirmatively release any Person from, or amend or waive any provision of, any confidentiality, non-solicitation, no-hire, “standstill” or similar provision of any confidentiality agreement entered into by any of the Acquired Companies in connection with a Company Acquisition Proposal or Company Acquisition Inquiry; and (ii) will use its reasonable best efforts to enforce or cause to be enforced each such provision or agreement at the request of Parent; provided, however, that the Company may affirmatively release a Person from, or amend or waive any provision of, any “standstill” agreement or provision, and shall not be required to enforce any “standstill” provision or agreement, if (A) the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that the failure to release such Person from such provision or agreement, the failure to amend such agreement or waive such provision or the enforcement of such provision or agreement would be inconsistent with its fiduciary obligations under applicable Legal Requirements, and (B) the Company provides Parent with written notice of the Company’s intent to take such action prior to taking such action.

(f) The Company acknowledges and agrees that: (i) any action taken by any director (other than a director of any Subsidiary of the Company that is not an employee of an Acquired Company), officer or financial advisor of any Acquired Company that, if taken by the Company, would constitute a breach of any provision set forth in this Section 4.3 shall be deemed to constitute a breach of such provision by the Company; and (ii) if the Company is made aware of an action by any of its Representatives (other than its directors, officers or financial advisors specified in the foregoing clause “(i)”) that would constitute a breach of any provision of this Section 4.3 if taken by the Company and the Company does not use its reasonable best efforts to prohibit or terminate such action, then such action will be deemed to constitute a breach by the Company of this Section 4.3.

4.4 No Solicitation by Parent.

(a) Parent shall not, and shall cause the other Parent Entities and its and their respective directors (other than directors of any Subsidiary of Parent that are not employees of a Parent Entity), officers and financial advisors not to, and shall not permit any of the other Representatives of any Parent Entity to: (i) solicit, initiate, knowingly encourage, assist, induce or knowingly facilitate the making, submission or announcement of any Disruptive Parent Acquisition Proposal; (ii) furnish or otherwise provide access to any non-public information regarding any of the Parent Entities to any Person in connection with or in response to a Disruptive Parent Acquisition Proposal; (iii) engage in discussions (other than discussions solely between or among Representatives of the Parent Entities) or negotiations with any Person with respect to any Disruptive Parent Acquisition Proposal (other than informing such Person of the provisions contained in this Section 4.4(a)); (iv) approve, endorse or recommend any Disruptive Parent Acquisition Proposal; (v) enter into any Disruptive Parent Acquisition Contract; or (vi) resolve or publicly propose to take any of the actions described in clauses “(i)” through “(v)” of this sentence.

(b) Notwithstanding anything to the contrary contained in Section 4.4(a), but subject to Section 4.4(c), prior to the approval of the Parent Share Issuance by the Required Parent Stockholder Vote, Parent may furnish non-public information regarding the Parent Entities to, and may enter into discussions or negotiations with, any Person (and its Representatives) in response to a bona fide, written Disruptive Parent Acquisition Proposal that is made to Parent after the date of this Agreement by such Person (and not withdrawn) if: (i) none of the Parent Entities shall have breached (or be deemed to have breached pursuant to Section 4.4(d)) any of the restrictions or other provisions set forth in this Section 4.4 in a manner that resulted in such Disruptive Parent Acquisition Proposal; (ii) Parent’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Parent’s outside legal counsel, that such Disruptive Parent Acquisition Proposal constitutes or would reasonably be expected to result in a Disruptive Parent Superior Offer; (iii) Parent’s board of directors determines in good faith, after having taken into account the advice of Parent’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations under applicable Legal Requirements; (iv) as promptly as reasonably practicable prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person (or any of its Representatives), Parent (A) gives the Company written notice of the identity of such Person and of Parent’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person and (B) Parent receives from such Person (or is already a party to), and delivers to the Company a copy of, an executed confidentiality agreement containing substantive provisions no less favorable to Parent (in its capacity as a Disclosing Party, as defined in the Confidentiality Agreement) than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (it being understood and agreed that such confidentiality agreement need not contain “standstill” provisions).

(c) If any director or officer of Parent receives or becomes aware of a Disruptive Parent Acquisition Proposal or any proposal to engage in any Parent Acquisition Transaction (an “Other Parent Acquisition Proposal”) at any time during the Pre-Closing Period, then Parent shall promptly (and in no event later than 24 hours after receipt of such Disruptive Parent Acquisition Proposal or Other Parent Acquisition Proposal) (i) advise the Company in writing of such Disruptive Parent Acquisition Proposal or Other Parent Acquisition Proposal (including the identity of the Person making or submitting such Disruptive Parent Acquisition Proposal or Other Parent Acquisition Proposal and the material terms and conditions thereof), and (ii) provide the Company with copies of all documents and communications received by any Parent Entity or any Representative of any Parent Entity setting forth the terms and conditions of, or otherwise relating to, such Disruptive Parent Acquisition Proposal or Other Parent Acquisition Proposal. Parent shall: (A) keep the Company informed with respect to the status of any such Disruptive Parent Acquisition Proposal or Other Parent Acquisition Proposal and any modification or proposed modification thereto; and (B) promptly (and in no event later than 24 hours after transmittal or receipt of any correspondence or communication) provide the Company with a copy of any correspondence or communication between any Parent Entity or any Representative of any Parent Entity, on the one hand, and the Person that made or submitted such Disruptive Parent Acquisition Proposal or Other Parent Acquisition Proposal or any Representative of such Person, on the other hand, relating to such Disruptive Parent Acquisition Proposal or Other Parent Acquisition Proposal.

(d) Parent acknowledges and agrees that: (i) any action taken by any director (other than a director of any Subsidiary of Parent that is not an employee of a Parent Entity), officer or financial advisor of any Parent Entity that, if taken by Parent, would constitute a breach of any provision set forth in this Section 4.4 shall be deemed to constitute a breach of such provision by Parent; and (ii) if Parent is made aware of an action by any of its Representatives (other than its directors, officers or financial advisors specified in the foregoing clause “(i)”) that would constitute a breach of any provision of this Section 4.4 if taken by Parent and Parent does not use its reasonable best efforts to prohibit or terminate such action, then such action will be deemed to constitute a breach by Parent of this Section 4.4.

Section 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Registration Statement; Joint Proxy Statement/Prospectus.

(a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus in preliminary form and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included. Neither the Company nor Parent will file the Joint Proxy Statement/Prospectus or Form S-4 Registration Statement with the SEC without first providing the other Party and its counsel a reasonable opportunity to review and comment on the portions thereof prepared by such Party, and each Party will give good faith consideration to all reasonable additions, deletions or changes suggested by the other Party or its counsel. Each of Parent and the Company shall use their reasonable best efforts to: (i) cause the Form S-4 Registration Statement and the Joint Proxy

Statement/Prospectus to comply with the applicable forms, rules and regulations promulgated by the SEC; (ii) to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; and (iii) have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s stockholders, and the Company will use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and its Subsidiaries, officers, directors and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. In addition, each Party will use its reasonable best efforts to cause such Party’s independent registered public accounting firm to consent to the inclusion or incorporation by reference of the audit reports on the annual audited consolidated financial statements of such Party included in the Form S-4 Registration Statement. The Company will use its reasonable best efforts to provide information concerning the Company to the extent reasonably necessary to enable Parent to prepare required pro forma financial statements and related footnotes required to be included in the Form S-4 Registration Statement.

(b) If the Company or Parent becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then such Party shall: (i) promptly inform the other Party thereof; (ii) provide the other Party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus prior to it being filed with the SEC, and give good faith consideration to all reasonable additions, deletions or changes suggested by the other Party or its counsel; (iii) provide the other Party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) if mailing is appropriate, cooperate in mailing such amendment or supplement to the stockholders of the Company or the stockholders of Parent.

(c) Prior to the Effective Time, Parent and the Company shall use their respective reasonable best efforts to take all other action required to be taken under the Securities Act (and the rules and regulations of the SEC promulgated thereunder), the Exchange Act (and the rules and regulations of the SEC promulgated thereunder) or under any applicable state securities or “blue sky” laws (and the rules and regulations promulgated thereunder) in connection with the issuance, exchange and listing of Parent Common Stock to be issued in the Merger, except that Parent shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process in any jurisdiction.

5.2 Company Stockholders’ Meeting.

(a) The Company: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock (the “Company Stockholders’ Meeting”) to vote on a proposal to adopt this Agreement as promptly as reasonably practicable after the date of this Agreement (subject to the penultimate sentence of this Section 5.2(a)); (ii) shall submit such proposal to such holders at the Company Stockholders’ Meeting and, unless the Company’s board of directors has made a Company Recommendation Change, shall use its reasonable best efforts to solicit proxies to vote in favor of such proposal from such holders before the Company Stockholders’ Meeting; and (iii) shall not submit any other proposal (other than a “say on golden parachute compensation” proposal and a customary proposal to adjourn the Company Stockholders’ Meeting) to such holders at the Company Stockholders’ Meeting that is not related to the approval or consummation of any of the Contemplated Transactions without the prior written consent of Parent. The Company, in consultation with Parent, shall set a record date for Persons entitled to notice of, and to vote at, the Company Stockholders’ Meeting and, except as required by applicable Legal Requirements, shall not change such record date without the prior written consent of Parent. The Company Stockholders’ Meeting shall be held (on a date jointly designated by the Company and Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act and the Joint Proxy Statement/Prospectus has been mailed to the Company’s stockholders. The Company shall use its reasonable best efforts to ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Notwithstanding anything to the contrary contained in this Agreement: (i) the Company shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent, other than (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable Legal Requirements is properly disclosed to the Company’s stockholders, (B) to the extent necessary to obtain a quorum if, as of the time at which the Company Stockholders’ Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Stockholders’ Meeting or (C) as contemplated by Section 5.2(b)(ii)(A); (ii) the Company (A) may postpone or adjourn the Company Stockholders’ Meeting one time for up to 10 days and (B) shall postpone or adjourn the Company Stockholders’ Meeting up to two times for up to 10 days each time if Parent reasonably requests such postponement or adjournment, in the case of each of the foregoing clauses “(A)” and “(B)”, in order to permit the solicitation of additional proxies in favor of the adoption of this Agreement (but in no event shall the Company Stockholders’ Meeting be postponed or adjourned pursuant to this clause “(ii)” to a date later than five Business Days prior to the End Date); and (iii) if Parent makes a claim in good faith that any stockholder of the Company who is a party to any Voting Agreement has breached such Voting Agreement in circumstances in which such stockholder’s compliance with the terms of such Voting Agreement would reasonably be expected to be necessary to obtain the Required Company Stockholder Vote, then the Company shall postpone or adjourn the Company Stockholders’ Meeting until such claim is fully and finally resolved. Unless the Company’s board of directors has made a Company Recommendation Change, the Company shall use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the adoption of this Agreement as soon as reasonably practicable.

(c) Subject to applicable Legal Requirements, the Company shall cooperate with Parent and use its reasonable best efforts to cause the Company Stockholders’ Meeting to be held on the same date as the Parent Stockholders’ Meeting, and if, notwithstanding such efforts, the Parent Stockholders’ Meeting is held on a date prior to the date on which the Company Stockholders’ Meeting is held, the Company shall, subject to the Company’s right to postpone or adjourn the Company Stockholders’ Meeting pursuant to Section 5.2(b), use its reasonable best efforts to hold the Company Stockholders’ Meeting on a date that is as promptly as reasonably practicable following the date of the Parent Stockholders’ Meeting.

(d) Unless the Company’s board of directors has made a Company Recommendation Change in accordance with Section 5.2(f), the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Company’s board of directors: (i) determined and believes that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its stockholders; (ii) approved this Agreement and the Contemplated Transactions, including the Merger, in accordance with the requirements of the DGCL; and (iii) recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (the determination described in clause “(i)” above and the recommendation described in clause “(iii)” above being collectively referred to as the “Company Board Recommendation”). The Company shall use its reasonable best efforts to ensure that the Joint Proxy Statement/Prospectus includes the opinion of each of the financial advisors referred to in Section 2.24.

(e) Except as provided in Section 5.2(f), neither the Company’s board of directors nor any committee thereof shall: (i) withdraw or modify in a manner adverse to Parent the Company Board Recommendation; (ii) recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Company Acquisition Proposal; (iii) resolve, agree or publicly propose to take any of the actions referred to in clause “(i)” or clause “(ii)” of this Section 5.2(e) (each of the actions described in clauses “(i),” “(ii)” and “(iii)” of this Section 5.2(e) being referred to as a “Company Recommendation Change”); or (iv) cause or permit any Acquired Company to execute or enter into any Company Acquisition Contract.

(f) Notwithstanding anything to the contrary contained in Section 5.2(e), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company’s board of directors may make a Company Recommendation Change:

(i) if: (A) a bona fide, written Company Acquisition Proposal is made to the Company after the date of this Agreement and is not withdrawn; (B) such Company Acquisition Proposal did not result from a breach (or deemed breach pursuant to Section 4.3(f)) of any of the provisions of Section 4.3 or this Section 5.2; (C) the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that such Company Acquisition Proposal constitutes a Company Superior Offer; (D) the Company’s board of directors determines that, in light of such Company Superior Offer, the failure to make a Company Recommendation Change would be inconsistent with its fiduciary obligations under applicable Legal Requirements; (E) no less than four Business Days prior to making a Company Recommendation Change, the Company’s board of directors delivers to Parent a written notice (a “Company Recommendation Change Notice”) (1) stating that the Company has received a Company Superior Offer that did not result from a breach (or deemed breach pursuant to Section 4.3(f)) of any of the provisions of Section 4.3 or this Section 5.2, (2) stating that the Company’s board of directors intends to make a Company Recommendation Change (and describing any intended Company Recommendation Change), (3) specifying the material terms and conditions of such Company Superior Offer, including the identity of the Person making such Company Superior Offer and (4) attaching copies of the most current and complete draft of any Company Acquisition

Contract relating to such Company Superior Offer and all other documents and communications received by the Acquired Companies or their Representatives relating to such Company Superior Offer; (F) for four Business Days after receipt by Parent of such Company Recommendation Change Notice, the Company’s board of directors has not made a Company Recommendation Change; (G) throughout such four Business Day period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the failure to make a Company Recommendation Change would not be inconsistent with the fiduciary obligations of the Company’s board of directors under applicable Legal Requirements; and (H) at the time of making a Company Recommendation Change, the Company’s board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that the failure to make a Company Recommendation Change would still be inconsistent with the fiduciary obligations of the Company’s board of directors under applicable Legal Requirements in light of such Company Superior Offer; provided, however, that when making such determination, the Company’s board of directors shall be obligated to consider any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(G)” above or otherwise; or

(ii) if: (A) there shall arise after the date of this Agreement a material event, material development or material change in circumstances that relates to and is material to the Acquired Companies, taken as a whole (but does not relate to any Company Acquisition Proposal), and such material event, material development or material change in circumstances (1) was not known, and was not reasonably foreseeable, by the Company’s board of directors on the date of this Agreement, based on facts known to the Company’s board of directors as of the date of this Agreement, and (2) becomes known to the Company’s board of directors prior to the adoption of this Agreement by the Required Company Stockholder Vote (any such material event, material development or material change in circumstances being referred to as a “Company Change in Circumstances”); (B) the Company provides Parent, at least 48 hours (or such lesser prior notice as is provided to the members of the board of directors of the Company) prior to any meeting of the Company’s board of directors at which such board of directors will consider and determine whether such Company Change in Circumstances requires the Company’s board of directors to withdraw or modify the Company Board Recommendation, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Company Change in Circumstances; (C) the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that, in light of such Company Change in Circumstances, the failure to withdraw or modify the Company Board Recommendation would be inconsistent with its fiduciary obligations under applicable Legal Requirements; (D) no less than four Business Days prior to withdrawing or modifying the Company Board Recommendation, the Company’s board of directors delivers to Parent a written notice (1) stating that a Company Change in Circumstances has arisen, (2) stating that it intends to withdraw or modify the Company Board Recommendation in light of such Company Change in Circumstances and describing any intended modification of the Company Board Recommendation and (3) containing a reasonably detailed description of such Company

Change in Circumstances; (E) throughout such four Business Day period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the failure to withdraw or modify the Company Board Recommendation would not be inconsistent with the fiduciary obligations of the Company’s board of directors under applicable Legal Requirements in light of such Company Change in Circumstances; and (F) at the time of withdrawing or modifying the Company Board Recommendation, the Company’s board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that the failure to withdraw or modify the Company Board Recommendation would still be inconsistent with the fiduciary obligations of the Company’s board of directors under applicable Legal Requirements in light of such Company Change in Circumstances; provided, however, that when making such determination, the Company’s board of directors shall be obligated to consider any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(E)” above or otherwise.

For purposes of clause “(i)” of this Section 5.2(f), any change in the form or amount of the consideration payable in connection with a Company Superior Offer, and any other material change to any of the terms of a Company Superior Offer, will be deemed to be a new Company Superior Offer, requiring a new Company Recommendation Change Notice and a new advance notice period, except that the advance notice period applicable to any such change to a Company Superior Offer pursuant to clause “(i)(E)” of this Section 5.2(f) shall be two Business Days rather than four Business Days. The Company shall ensure that any Company Recommendation Change does not have the effect of causing Section 203 of the DGCL or any other corporate Takeover Statute of the State of Delaware or any other state to be applicable to this Agreement, any of the Voting Agreements or any of the Contemplated Transactions.

(g) Nothing in this Agreement shall prohibit the Company from: (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (iii) making any disclosure to its stockholders if the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to do so would be inconsistent with its fiduciary obligations under applicable Legal Requirements; provided, however, that this Section 5.2(g) shall not be deemed to permit the Company’s board of directors to make a Company Recommendation Change except to the extent permitted by Section 5.2(f) (it being understood and agreed that any disclosure of the type described in this Section 5.2(g), other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) of the Exchange Act, shall be deemed to be a Company Recommendation Change unless the Company’s board of directors publicly reaffirms the Company Board Recommendation in such disclosure).

(h) Notwithstanding anything to the contrary contained in this Agreement, none of the following actions shall be deemed to constitute a Company Recommendation Change: (i) the determination, in and of itself, by the Company’s board of directors that a Company Acquisition Proposal constitutes or would reasonably be expected to result in a Company Superior Offer; (ii) the delivery, in and of itself, of a Company Recommendation Change Notice to Parent pursuant to clause “(E)” of Section 5.2(f)(i); (iii) the delivery, in and of itself, of a written notice to Parent pursuant to clause “(D)” of Section 5.2(f)(ii); (iv) the public disclosure, in and of itself, of any action described in clause “(i),” “(ii)” or “(iii)” above if such disclosure is required by applicable Legal Requirements, so long as any such disclosure (A) includes an express reaffirmation of the Company Board Recommendation without any amendment, withdrawal, alteration, modification or qualification thereof and (B) does not include any statement that constitutes, and does not otherwise constitute, a Company Recommendation Change; or (v) the making, in and of itself, of a customary “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

(i) Unless this Agreement is validly terminated in accordance with Section 8.1, the Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Superior Offer or other Company Acquisition Proposal, by any Company Change in Circumstances or by any Company Recommendation Change. Without limiting the generality of the foregoing, the Company agrees that unless this Agreement is terminated in accordance with Section 8.1, the Company shall not (i) cause or permit any Acquired Company to execute or enter into any Company Acquisition Contract or (ii) submit the approval or adoption of any Company Acquisition Proposal or Company Acquisition Contract to a vote of its stockholders.

5.3 Parent Stockholders’ Meeting.

(a) Parent: (i) shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock (the “Parent Stockholders’ Meeting”) to vote on a proposal to approve the Parent Share Issuance as promptly as reasonably practicable after the date of this Agreement (subject to the penultimate sentence of this Section 5.3(a)); (ii) shall submit such proposal to such holders at the Parent Stockholders’ Meeting and, unless Parent’s board of directors has made a Parent Recommendation Change, shall use its reasonable best efforts to solicit proxies to vote in favor of such proposal from such holders before the Parent Stockholders’ Meeting; and (iii) shall not submit any other proposal (other than a customary proposal to adjourn the Parent Stockholders’ Meeting) to such holders at the Parent Stockholders’ Meeting that is not related to the approval or consummation of any of the Contemplated Transactions without the prior written consent of the Company. Parent, in consultation with the Company, shall set a record date for Persons entitled to notice of, and to vote at, the Parent Stockholders’ Meeting and, except as required by applicable Legal Requirements, shall not change such record date without the prior written consent of the Company. The Parent Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act and the Joint Proxy Statement/Prospectus has been mailed to Parent’s stockholders. Parent shall use its reasonable best efforts to ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Notwithstanding anything to the contrary contained in this Agreement: (i) Parent shall not postpone or adjourn the Parent Stockholders’ Meeting without the consent of the Company, other than (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus that is required by applicable Legal Requirements is properly disclosed to Parent’s stockholders, (B) to the extent necessary to obtain a quorum if, as of the time at which the Parent Stockholders’ Meeting is scheduled, there are insufficient shares of Parent Common Stock represented

(either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Stockholders’ Meeting or (C) as contemplated by Section 5.3(b)(ii); and (ii) Parent (A) may postpone or adjourn the Parent Stockholders’ Meeting one time for up to 10 days and (B) shall postpone or adjourn the Parent Stockholders’ Meeting up to two times for up to 10 days each time if the Company reasonably requests such postponement or adjournment, in the case of each of the foregoing clauses “(A)” and “(B)”, in order to permit the solicitation of additional proxies in favor of the proposal to approve the Parent Share Issuance (but in no event shall the Parent Stockholders’ Meeting be postponed or adjourned pursuant to this clause “(ii)” to a date later than five Business Days prior to the End Date). Unless Parent’s board of directors has made a Parent Recommendation Change, Parent shall use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the proposal to approve the Parent Share Issuance as soon as reasonably practicable.

(c) Subject to applicable Legal Requirements, Parent shall cooperate with the Company and use its reasonable best efforts to cause the Parent Stockholders’ Meeting to be held on the same date as the Company Stockholders’ Meeting, and if, notwithstanding such efforts, the Company Stockholders’ Meeting is held on a date prior to the date on which the Parent Stockholders’ Meeting is held, Parent shall, subject to Parent’s right to postpone or adjourn the Parent Stockholders’ Meeting pursuant to Section 5.3(b), use its reasonable best efforts to hold the Parent Stockholders’ Meeting on a date that is as promptly as reasonably practicable following the date of the Company Stockholders’ Meeting.

(d) Unless Parent’s board of directors has made a Parent Recommendation Change in accordance with Section 5.3(f), the Joint Proxy Statement/Prospectus shall include the Parent Board Recommendation. Parent shall use its reasonable best efforts to ensure that the Joint Proxy Statement/Prospectus includes the opinion of the financial advisor referred to in Section 3.14.

(e) Except as provided in Section 5.3(f), neither Parent’s board of directors nor any committee thereof shall: (i) withdraw or modify in a manner adverse to the Company the Parent Board Recommendation; (ii) recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Disruptive Parent Acquisition Proposal; (iii) resolve, agree or publicly propose to take any of the actions referred to in clause “(i)” or clause “(ii)” of this Section 5.3(e) (each of the actions described in clauses “(i),” “(ii)” and “(iii)” of this Section 5.3(e) being referred to as a “Parent Recommendation Change”); or (iv) cause or permit any Parent Entity to execute or enter into any Disruptive Parent Acquisition Contract.

(f) Notwithstanding anything to the contrary contained in Section 5.3(e), at any time prior to the approval of the Parent Share Issuance by the Required Parent Stockholder Vote, Parent’s board of directors may make a Parent Recommendation Change:

(i) if: (A) a bona fide, written Disruptive Parent Acquisition Proposal is made to Parent after the date of this Agreement and is not withdrawn; (B) such Disruptive Parent Acquisition Proposal did not result from a breach (or deemed breach pursuant to Section 4.4(d)) of any of the provisions of Section 4.4 or this Section 5.3; (C) Parent’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Parent’s outside legal counsel, that such

Disruptive Parent Acquisition Proposal constitutes a Disruptive Parent Superior Offer; (D) Parent’s board of directors determines that, in light of such Disruptive Parent Superior Offer, the failure to make a Parent Recommendation Change would be inconsistent with its fiduciary obligations under applicable Legal Requirements; (E) no less than four Business Days prior to making a Parent Recommendation Change, Parent’s board of directors delivers to the Company a written notice (a “Parent Recommendation Change Notice”) (1) stating that Parent has received a Disruptive Parent Superior Offer that did not result from a breach (or deemed breach pursuant to Section 4.4(d)) of any of the provisions of Section 4.4 or this Section 5.3, (2) stating that Parent’s board of directors intends to make a Parent Recommendation Change (and describing any intended Parent Recommendation Change), (3) specifying the material terms and conditions of such Disruptive Parent Superior Offer, including the identity of the Person making such Disruptive Parent Superior Offer and (4) attaching copies of the most current and complete draft of any Disruptive Parent Acquisition Contract relating to such Disruptive Parent Superior Offer and all other documents and communications received by the Parent Entities or their Representatives relating to such Disruptive Parent Superior Offer; (F) for four Business Days after receipt by the Company of such Parent Recommendation Change Notice, Parent’s board of directors has not made a Parent Recommendation Change; (G) throughout such four Business Day period, Parent engages (to the extent requested by the Company) in good faith negotiations with the Company to amend this Agreement in such a manner that the failure to make a Parent Recommendation Change would not be inconsistent with the fiduciary obligations of Parent’s board of directors under applicable Legal Requirements; and (H) at the time of making a Parent Recommendation Change, Parent’s board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Parent’s outside legal counsel, that the failure to make a Parent Recommendation Change would still be inconsistent with the fiduciary obligations of Parent’s board of directors under applicable Legal Requirements in light of such Disruptive Parent Superior Offer; provided, however, that when making such determination, Parent’s board of directors shall be obligated to consider any changes to the terms of this Agreement proposed by the Company as a result of the negotiations required by clause “(G)” above or otherwise; or

(ii) if: (A) there shall arise after the date of this Agreement a material event, material development or material change in circumstances that relates to and is material to the Parent Entities, taken as a whole (but does not relate to any Disruptive Parent Acquisition Proposal), and such material event, material development or material change in circumstances (1) was not known, and was not reasonably foreseeable, by Parent’s board of directors on the date of this Agreement, based on facts known to Parent’s board of directors as of the date of this Agreement, and (2) becomes known to Parent’s board of directors prior to the approval of the Parent Share Issuance by the Required Parent Stockholder Vote (any such material event, material development or material change in circumstances being referred to as a “Parent Change in Circumstances”); (B) Parent provides the Company, at least 48 hours (or such lesser prior notice as is provided to the members of the board of directors of Parent) prior to any meeting of Parent’s board of directors at which such board of directors will consider and determine whether such Parent Change in Circumstances requires Parent’s board of directors to withdraw or modify the Parent Board Recommendation, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Parent Change in Circumstances; (C) Parent’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Parent’s outside legal counsel, that, in light of such Parent Change in Circumstances, the failure to withdraw or modify the Parent Board Recommendation would be inconsistent with its fiduciary obligations under applicable Legal Requirements; (D) no less than four Business Days prior to withdrawing or modifying the Parent Board Recommendation, Parent’s board of directors delivers to the Company a written notice (1) stating that a Parent Change in Circumstances has arisen, (2) stating that it intends to withdraw or modify the Parent Board Recommendation in light of such Parent Change in Circumstances and describing any intended modification of the Parent Board Recommendation and (3) containing a reasonably detailed description of such Parent Change in Circumstances; (E) throughout such four Business Day period, Parent engages (to the extent requested by the Company) in good faith negotiations with the Company to amend this Agreement in such a manner that the failure to withdraw or modify the Parent Board Recommendation would not be inconsistent with the fiduciary obligations of Parent’s board of directors under applicable Legal Requirements in light of such Parent Change in Circumstances; and (F) at the time of withdrawing or modifying the Parent Board Recommendation, Parent’s board of directors determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the advice of Parent’s outside legal counsel, that the failure to withdraw or modify the Parent Board Recommendation would still be inconsistent with the fiduciary obligations of Parent’s board of directors under applicable Legal Requirements in light of such Parent Change in Circumstances; provided, however, that when making such determination, Parent’s board of directors shall be obligated to consider any changes to the terms of this Agreement proposed by the Company as a result of the negotiations required by clause “(E)” above or otherwise.

(g) Nothing contained in this Agreement shall prohibit Parent from: (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (iii) making any disclosure to its stockholders if Parent’s board of directors determines in good faith, after having taken into account the advice of Parent’s outside legal counsel, that the failure to do so would be inconsistent with its fiduciary obligations under applicable Legal Requirements; provided, however, that this Section 5.3(g) shall not be deemed to permit Parent’s board of directors to make a Parent Recommendation Change except to the extent permitted by Section 5.3(f) (it being understood and agreed that any disclosure of the type described in this Section 5.3(g), other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) of the Exchange Act, shall be deemed to be a Parent Recommendation Change unless Parent’s board of directors publicly reaffirms the Parent Board Recommendation in such disclosure).

(h) Notwithstanding anything to the contrary contained in this Agreement, none of the following actions shall be deemed to constitute a Parent Recommendation Change: (i) the determination, in and of itself, by Parent’s board of directors that a Disruptive Parent Acquisition Proposal constitutes or would reasonably be expected to result in a Disruptive Parent Superior Offer; (ii) the delivery, in and of itself, of a Parent Recommendation Change Notice to the Company pursuant to clause “(E)” of Section

5.3(f)(i); (iii) the delivery, in and of itself, of a written notice to the Company pursuant to clause “(D)” of Section 5.3(f)(ii); (iv) the public disclosure, in and of itself, of any action described in clause “(i),” “(ii)” or “(iii)” above if such disclosure is required by applicable Legal Requirements, so long as any such disclosure (A) includes an express reaffirmation of the Parent Board Recommendation without any amendment, withdrawal, alteration, modification or qualification thereof and (B) does not include any statement that constitutes, and does not otherwise constitute, a Parent Recommendation Change; or (v) the making, in and of itself, of a customary “stop, look and listen” communication to Parent’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

(i) Unless this Agreement is validly terminated in accordance with Section 8.1, Parent’s obligation to call, give notice of and hold the Parent Stockholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Disruptive Parent Superior Offer or other Disruptive Parent Acquisition Proposal, by any Parent Change in Circumstances or by any Parent Recommendation Change. Without limiting the generality of the foregoing, Parent agrees that unless this Agreement is terminated in accordance with Section 8.1, Parent shall not (i) cause or permit any Parent Entity to execute or enter into any Disruptive Parent Acquisition Contract or (ii) submit the approval or adoption of any Disruptive Parent Acquisition Proposal or Disruptive Parent Acquisition Contract to a vote of its stockholders.

5.4 Treatment of Company Equity Awards.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each In-the-Money Company Option that is vested and held by a Person who is not a Continuing Employee or a Continuing Service Provider (each, a “Specified Option”) will be canceled and extinguished, and the holder thereof will be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable Legal Requirements to be withheld) an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such Specified Option, multiplied by (ii) the excess of (A) the Equity Award Cash Consideration Amount over (B) the per share exercise price for the Company Common Stock subject to such Specified Option. Following the Effective Time, any such canceled Specified Option shall entitle the former holder of such Specified Option only to the payment described in this Section 5.4(a), which shall be paid by the Surviving Corporation within 10 Business Days after the Effective Time.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each Company Option, whether an In-the-Money Company Option or an Out-of-the-Money Company Option, that is held by a Continuing Employee or a Continuing Service Provider, whether vested or unvested, shall be assumed by Parent and converted into an option to purchase, on substantially the same terms and conditions as were applicable under such Company Option, that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option, multiplied by (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the per share exercise price for the Company Common Stock subject to such Company Option, by (B) the Exchange Ratio (each such assumed Company Option, as so adjusted, a “Converted Option”); provided, however, that, following the Effective Time, all references to the

“Company” in each Company Equity Plan and each award agreement shall be deemed to be references to Parent, and no portion of any Converted Option shall be exercisable prior to vesting. The assumption and conversion of Converted Options contemplated by this Section 5.4(b) shall in each case be effected in a manner intended to comply with Sections 409A and 424 of the Code.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each Company Option, whether an In-the-Money Option or an Out-of-the-Money Company Option, that is unvested and held by a Person who is not a Continuing Employee or a Continuing Service Provider and each Out-of-the-Money Company Option that is vested and held by a Person who is not a Continuing Employee or a Continuing Service Provider shall be canceled and extinguished for no consideration.

(d) At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each Company RSU that is outstanding and unvested immediately prior to the Effective Time and held by a Continuing Employee or Continuing Service Provider shall be converted into that number of Parent RSUs, rounded down to the nearest whole share, equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU, multiplied by (ii) the Exchange Ratio (each such assumed Company RSU, as so adjusted, a “Converted RSU”). Any Converted RSU issued pursuant to this Section 5.4(d) shall be subject to substantially the same terms and conditions as were applicable to such Company RSU prior to the Effective Time; provided, however, that all references to the “Company” in each Company Equity Plan and each award agreement shall be deemed to be references to Parent.

(e) At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each Company RSU that is outstanding and unvested immediately prior to the Effective Time and held by a Person who is not a Continuing Employee or a Continuing Service Provider shall be canceled and extinguished for no consideration.

(f) At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each Company RSU and each share of Company Restricted Stock that is outstanding and vested (and with respect to which, in the case of Company RSUs, shares of Company Common Stock have not yet been issued) immediately prior to the Effective Time (including those Company RSUs and shares of Company Restricted Stock that become vested immediately prior to or as of the Effective Time) (each such Company RSU and share of Company Restricted Stock, a “Vested Equity Award”) shall be canceled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable Legal Requirements to be withheld) a number of shares of Parent Common Stock equal to the product of (i) the Exchange Ratio, multiplied by (ii) the total number of shares of Company Common Stock subject to such Vested Equity Award, except that no fraction of a share of Parent Common Stock shall be issued pursuant to this Section 5.4(f), and any holder of a Vested Equity Award who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractions of a share of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Measurement Price. Following the Effective Time, any such canceled Vested Equity Award shall entitle the former holder of such Vested

Equity Award only to the consideration described in this Section 5.4(f), which shall be paid by the Surviving Corporation within 10 Business Days after the Effective Time or at such other time or times following the Effective Time consistent with the terms of the Company RSU to the extent necessary to avoid the imposition of additional income Tax under Section 409A of the Code. To the extent any holder of a Vested Equity Award is subject to any applicable withholding or other Taxes, or other amounts required by applicable Legal Requirements to be withheld resulting from the holder’s Vested Equity Awards, such holder will be permitted to satisfy such Tax obligation, in whole or in part (without limitation), if permissible by applicable Legal Requirements, by having Parent withhold otherwise deliverable shares of Parent Common Stock having a fair market value equal to the amount of such Tax obligation.

(g) At the Effective Time, if Parent desires to do so, Parent may assume the Company 2018 Equity Incentive Plan (with such changes that are determined by Parent to be necessary). If Parent elects to assume the Company 2018 Equity Incentive Plan, then Parent will be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserve for the Company 2018 Equity Incentive Plan following the Effective Time, including any shares returned to such share reserve as a result of the termination of options, restricted stock units, and restricted stock awards that are assumed or replaced by Parent pursuant to this Section 5.4, except that: (i) stock covered by such awards will be shares of Parent Common Stock, (ii) all references in the Company 2018 Equity Incentive Plan to a number of shares of Company Common Stock will be deemed amended to refer instead to that number of shares of Parent Common Stock (rounded down to the nearest whole share) as adjusted pursuant to the application of the Exchange Ratio; and (iii) Parent’s board of directors or a committee thereof will succeed to the authority and responsibility of the board of directors of the Company or any committee thereof with respect to the administration of Company 2018 Equity Incentive Plan.

(h) Prior to the Effective Time, each of Parent and the Company shall take all actions necessary (including obtaining any required consents) to effectuate the provisions set forth in this Section 5.4; provided, however, that no such action taken shall be required to be irrevocable until immediately prior to the Effective Time. Parent agrees to file, as soon as reasonably practicable but in no event later than 10 Business Days after the Effective Time, a registration statement on Form S-8 (or any successor form) with respect to the shares of Parent Common Stock issuable with respect to Converted Options, Converted RSUs, and Converted Restricted Stock in each case that are eligible to be registered on Form S-8, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Converted Options, Converted RSUs and Converted Restricted Stock assumed in accordance with this Agreement remain outstanding.

5.5 Treatment of Company ESPP. As soon as practicable after the date of this Agreement, the Company shall take all action that may be reasonably necessary to provide that: (a) no new Offering Period shall commence under the ESPP following the date of the Merger Agreement, (b) participants in the Company ESPP as of the date of this Agreement may not increase their payroll deductions under the Company ESPP from those in effect on the date of this Agreement; and (c) no new participants may commence participation in the Company ESPP following the date of this Agreement. Prior to the Effective Time, the Company shall take all action that the Company determines to be reasonably necessary to: (i) cause any offering period or purchase period that otherwise would be in progress at the Effective Time to be the final offering period under the Company ESPP and to be terminated no later than five Business Days prior to the anticipated Closing Date (the “Final Exercise Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period or purchase period, but otherwise treat such shortened offering period or purchase period as a fully effective and completed offering period or purchase period for all purposes under the Company ESPP; (iii) cause each participant’s then-outstanding share purchase right under the Company ESPP (the “Company ESPP Rights”) to be exercised as of the Final Exercise Date; and (iv) terminate the Company ESPP as of, and contingent upon, the Effective Time. On the Final Exercise Date, the funds credited as of such date under the Company ESPP within the associated accumulated account for each participant under the Company ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the Company ESPP (as amended pursuant to this Section 5.5), and each share purchased thereunder immediately prior to the Effective Time will be canceled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with Section 1.5(a)(iii), subject to withholding of any applicable income and employment withholding Taxes. Any accumulated contributions of each participant under the Company ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase shares in accordance with the terms and conditions of the Company ESPP (as amended pursuant to this Section 5.5), be refunded to such participant as promptly as practicable following the Effective Time (without interest). No further Company ESPP Rights shall be granted or exercised under the Company ESPP after the Final Exercise Date. The Company shall provide timely notice to participants of the setting of the Final Exercise Date and the termination of the Company ESPP in accordance with the terms of the Company ESPP.

5.6 Employee Benefits.

(a) For the period from the Closing Date until the first anniversary thereof during which such Continuing Employees remain employed (the “Continuation Period”), Parent, the Surviving Corporation, or their respective Affiliates will provide Continuing Employees with compensation and employee benefits (excluding equity-based compensation, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits, and other retiree health and welfare arrangements) that are, at the election of Parent (after consultation with the Company), (i) no less favorable in the aggregate than those provided to such employees immediately prior to the Closing or (ii) no less favorable in the aggregate than those provided to similarly situated employees of Parent and its Affiliates, subject in each case to the terms and conditions of the relevant plans; provided, however, that nothing in this Section 5.6(a) or elsewhere in this Agreement shall: (A) be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any of their respective Affiliates; (B) be deemed to establish, amend, modify or cause to be adopted any Company Employee Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation or any of their respective Affiliates; or (C) limit the ability of Parent, the Surviving Corporation or any of their respective Affiliates from establishing, amending, modifying or terminating any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, in each case, following the Effective Time.

(b) As of the Closing Date, Parent, the Surviving Corporation, or one of their respective Affiliates will provide to each Continuing Employee under each employee benefit plan, program or arrangement established or maintained by the Parent, the Surviving Corporation, or one of their Affiliates in which such Continuing Employees may be eligible to participate after the Closing Date (the “Post-Closing Plans”), credit for purposes of eligibility to participate and vesting (but not for purposes of benefit accrual) for full or partial years of service with the Surviving Corporation or any of its Subsidiaries performed at any time prior to the Closing Date to the extent such service was taken into account under the analogous Company Employee Plan immediately prior to the Closing Date; provided, however, that no such prior service shall be taken into account to the extent it would result in the duplication of benefits to any such Continuing Employee.

(c) For purposes of each Post-Closing Plan providing medical, dental, prescription drug and/or vision benefits to any Continuing Employee, Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, use commercially reasonable efforts to cause all pre-existing condition exclusions or limitations, physical examination requirements, evidence of insurability requirements, actively-at-work or similar requirements, and waiting periods for such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under the analogous Company Employee Plan immediately prior to the Closing Date, and to the extent consistent with the governing terms of the Post-Closing Plan, and Parent and the Company shall take the actions described in Part 5.6(c) of the Company Disclosure Schedule; provided, however, that any failure by Parent to take any of the actions described in Part 5.6(c) of the Company Disclosure Schedule shall not be deemed to be a breach of the covenants contained in this Section 5.6(c) (including for purposes of determining whether the condition set forth in Section 7.2 has been satisfied).

(d) No Company Associate shall be deemed to be a third-party beneficiary of this Agreement of this Section 5.6. Nothing in this Section 5.6 shall limit the effect of Section 9.8.

(e) Unless otherwise requested by Parent in writing at least two Business Days prior to the Closing Date, the Company shall take (or cause to be taken) all actions that may be reasonably necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which shall be subject to the prior reasonable review and approval of Parent), effective no later than the day prior to the date on which the Merger becomes effective. If the distributions of assets from the trust of any Company 401(k) Plan that is terminated pursuant to this Section 5.6(e) are reasonably anticipated to cause or result in liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such Company 401(k) Plan or upon the Company or any participating employer, then the Company shall, if requested by Parent, estimate in good faith the amount of such charges or other fees and provide its estimate of that amount in writing to Parent prior to the Closing Date.

(f) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to any of the Contemplated Transactions, the Company shall consult with Parent and shall ensure that such notification or consultation requirements are complied with prior to the Effective Time. Prior to making any written or broad-based oral communications to any Company Associate prior to the Effective Time regarding post-Closing employment matters, including post-Closing employee benefits and compensation or other compensation or benefits matters related to or impacted by any of the Contemplated Transactions (whether alone or in combination with additional events), including the matters described in this Section 5.6, the Company shall provide, and shall ensure that the other Acquired Companies and its and their respective Representatives shall provide, Parent with a copy of the intended communication for its written approval, which shall not be unreasonably withheld.

5.7 Indemnification of Officers and Directors.

(a) All rights to indemnification, exculpation and advancement and reimbursement of expenses by any Acquired Company existing in favor of those Persons who are now, or have been at any time prior to the Effective Time, directors and officers of any Acquired Company (the “Indemnified Persons”) for their acts and omissions as directors and officers occurring prior to the Effective Time, as provided in the Company’s or the applicable Acquired Company’s certificate of incorporation, bylaws or other organizational documents (as in effect as of the date of this Agreement) and as provided in those indemnification agreements between an Acquired Company and such Indemnified Persons (as in effect as of the date of this Agreement), will survive the Merger and continue in full force and effect (to the extent such rights to indemnification are available under and consistent with applicable Delaware law) for a period of six years following the date on which the Merger becomes effective, and the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Acquired Companies in respect of such rights of indemnification, exculpation and advancement and reimbursement of expenses.

(b) From the date on which the Effective Time occurs until the sixth anniversary of such date, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form Made Available to Parent (the “Existing D&O Policy”), except that: (i) the Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Surviving Corporation will not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of 300% of the annual premium paid prior to the date of this Agreement for the Existing D&O Policy (the “Maximum Premium”). If any future annual premiums for the Existing D&O Policy (or any substitute policy therefor) exceed the Maximum Premium in the aggregate, then the Surviving Corporation may reduce the amount of coverage of such Existing D&O Policy (or any substitute policy therefor) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. The Surviving Corporation or, prior to the Effective Time, the Company shall have the right to purchase a pre-paid, non-cancellable “tail” policy on the Existing D&O Policy for a claims reporting or discovery period of six years from the Closing Date and otherwise on terms and conditions that are no less favorable than the terms and conditions of the Existing D&O Policy; provided, however, that the Surviving Corporation shall not be obligated to, and the Company shall not (without the prior written consent of Parent), expend an amount for such “tail” policy in excess of the Maximum Premium. If such “tail” policy is purchased, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such “tail” policy in full force and effect in lieu of all other obligations of the Surviving Corporation under the first sentence of this Section 5.7(b).

(c) The provisions of this Section 5.7 are intended to be for the benefit of, and will be enforceable by each of the Indemnified Persons, who are intended third-party beneficiaries of this Section 5.7 from and after the Effective Time.

5.8 Regulatory Approvals and Related Matters.

(a) Each of Parent and the Company shall use its reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such Party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall: (A) within ten Business Days after the date of this Agreement, prepare, file and submit the notifications, reports and other documents required under the HSR Act and, as promptly as reasonably practicable after the date of this Agreement, any applicable foreign Antitrust Laws in connection with the Merger and the other Contemplated Transactions; and (B) respond as promptly as practicable to (1) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (2) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters.

(b) Subject to the confidentiality provisions of the Confidentiality Agreement, Parent and the Company each shall use its reasonable best efforts to promptly supply the other with any information which may be required in order to effectuate any filings (including applications) or submissions pursuant to (and to otherwise comply with its obligations set forth in) Section 5.8(a). Notwithstanding anything to the contrary contained in this Section 5.8 or elsewhere in this Agreement, but subject to the consultation, coordination and information sharing provisions of Section 5.8(c), Parent: (i) shall have the principal responsibility for devising and implementing the strategy of the Parties with respect to seeking any actions or Consents of any Governmental Body with respect to the Merger and the other Contemplated Transactions and coordinating any contacts with any Governmental Body; and (ii) shall take the lead in all meetings and communications with any Governmental Body in connection with obtaining any such action or Consent.

(c) Except where prohibited by applicable Legal Requirements or any Governmental Body, and the confidentiality provisions of the Confidentiality Agreement, each of Parent and the Company shall: (i) consult with the other Party in good faith prior to taking a position with respect to any filing or submission required by Section 5.8(a); (ii) permit the other Party to review and discuss in advance, and, subject to clauses “(i)” and “(ii)” of Section 5.8(b), consider in good faith the views of the other Party in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions or proposals before making or submitting any of the foregoing to any Governmental Body on behalf of any Party in connection with any filing or submission required by Section 5.8(a) or any Legal Proceeding involving a Governmental Body with regulatory authority related to this Agreement or any of the Contemplated Transactions; (iii) coordinate with the other Party in preparing and exchanging such information; and (iv) promptly provide the other Party (and its counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such Party with or to any Governmental Body in connection with any filing or submission required by Section 5.8(a).

(d) Each of the Company and Parent shall notify the other Party promptly upon the receipt of: (i) any communication from any official of any Governmental Body in connection with any filing or submission made pursuant to this Agreement; (ii) knowledge of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions (and shall keep the other Party informed as to the status of any such Legal Proceeding or threat); and (iii) any request by any official of any Governmental Body for any amendment or supplement to any filing or submission made pursuant to this Agreement or any information required to comply with any Legal Requirement applicable to the Merger or any of the other Contemplated Transactions. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing or submission made pursuant to Section 5.8(a), each of the Company and Parent shall (promptly upon learning of the occurrence of such event) inform the other Party of the occurrence of such event and cooperate in filing with or submitting to the applicable Governmental Body such amendment or supplement.

(e) Subject to Section 5.8(f), each of Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions on a timely basis (and in any event prior to the End Date). Without limiting the generality of the foregoing, but subject to Section 5.8(f), each of Parent and the Company: (i) shall make all filings (if any), give all notices (if any) and provide all information (if any) required to be made, given or provided by such Party in connection with the Merger or any of the other Contemplated Transactions; (ii) shall consult with such Party’s employees to the extent required under any applicable Legal Requirement in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use its reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions. Each of the Company and Parent shall consult with the other Party with respect to all of the matters contemplated by clauses “(i),” “(ii)” and “(iii)” of the preceding sentence, and shall keep the other Party apprised of the status of matters relating to the consummation of the Contemplated Transactions. At the request of Parent, the Company shall cause the divestiture, holding separate or taking of any other action with respect to any of the businesses, product lines or assets of the Acquired Companies (provided that any such action is effective no earlier than the Effective Time and is conditioned upon the consummation of the Merger).

(f) Notwithstanding anything to the contrary contained in Section 5.8(e) or elsewhere in this Agreement: (i) no Parent Entity shall have any obligation under this Agreement to: (A) propose, negotiate, commit to or effect (by consent decree, hold separate order or otherwise) the sale, divestiture, disposition or license (or similar arrangement) of, or limit Parent’s freedom of action with respect to, any of the businesses, product lines or assets of any Parent Entity or any Acquired Company, or otherwise propose, proffer or agree to any other requirement, obligation, condition, limitation or restriction on any of the businesses, product lines or assets of any Parent Entity or any Acquired Company, unless the actions referred to in this clause “(A)”: (1) are reasonably necessary to satisfy the conditions set forth in Section 6 or Section 7 and (2) would not, individually or in the aggregate, reasonably be expected to result in a material and negative impact on (x) the business of the Acquired Companies, (y) the business of the Parent Entities, or (z) the expected benefits to Parent (including anticipated synergies) of the Merger; (B) commence or contest, or cause any other Parent Entity or any of their respective Affiliates to commence or contest, any litigation against a Governmental Body to obtain any waiting period expiration or termination, Governmental Authorization or other Consent under any Antitrust Law, foreign direct investment Legal Requirement or similar Legal Requirement in connection with the Merger or any of the other Contemplated Transactions; (C) amend or modify any of Parent’s or Merger Sub’s rights or obligations under this Agreement; or (D) restructure or commit to restructure any of the Contemplated Transactions; and (ii) none of the Acquired Companies shall, except with the prior written consent of Parent, agree, commit or propose, or encourage any Governmental Body, to take or request any of the actions described in clause “(i)(A)” above.

5.9 Disclosure. Parent and the Company: (a) have agreed to the text of the joint press release and investor relations presentation announcing the signing of this Agreement; and (b) shall consult with each other before issuing any further press release or otherwise making any public statement with respect to the Merger or any of the other Contemplated Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing: (i) each of Parent and the Company may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements or announcements are consistent with (and not materially expansive of) previous press releases, public disclosures or public statements or announcements made jointly by the Parties (or individually, if approved by the other Party); (ii) Parent or the Company may, without the prior consent of the other Party, issue any such press release or make any such public announcement or statement as may be required by a Legal Requirement, the NYSE Rules or the Nasdaq Rules, as applicable, if it first notifies and consults with the other Party prior to issuing any such press release or making any such public announcement or statement; (iii) the Company need not consult with (or obtain the consent of) Parent in connection with any press release, public statement or filing to be issued or made with respect to any Company Acquisition Proposal or any Company Recommendation Change in accordance with Section 5.2(f); (iv) Parent need not consult with (or obtain the consent of) the Company in connection with any press release, public statement or filing to be issued or made with respect to any Disruptive Parent Acquisition Proposal or any Parent Recommendation Change in accordance with Section 5.3(f); and (v) neither Parent nor the Company need consult with (or obtain the consent of) the other Party in connection with any press release, public statement or filing in connection with any Legal Proceeding between such Parties related to this Agreement or any of the Contemplated Transactions.

5.10 Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each individual who is an officer or director of any of the Acquired Companies, effective as of the Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment or of any Company Employee Agreement or Company Employee Plan applicable to such individual’s status as an employee, officer or director of an Acquired Company).

5.11 Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements (including the Nasdaq Rules) to enable the de-listing by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

5.12 NYSE Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing (subject to official notice of issuance) on NYSE at or prior to the Effective Time.

5.13 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all steps that may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Merger and the matters contemplated by Sections 5.4 and 5.5 by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Legal Requirements.

5.14 Stockholder Litigation. The Company shall promptly (and in any event within two Business Days) notify Parent in writing of, and shall give Parent the opportunity to participate fully and actively in the defense and settlement of, any stockholder claim or litigation (including any class action or derivative litigation) against or otherwise involving the Company and/or any of its directors or officers relating to this Agreement, the Merger or any of the other Contemplated Transactions of which it becomes aware. No compromise or full or partial settlement of any such claim or litigation shall be agreed to by the Company without Parent’s prior written consent. Parent shall promptly (and in any event within two Business Days) notify the Company in writing of, and shall give the Company the opportunity to participate in (but not control) the defense of, any stockholder claim or litigation (including any class action or derivative litigation) against or otherwise involving Parent and/or any of its directors or officers relating to this Agreement, the Merger or any of the other Contemplated Transactions of which it becomes aware.

5.15 Takeover Statutes and Rights. If any Takeover Statute is or may become applicable to this Agreement, the Merger or any of the other Contemplated Transactions, the Company and the board of directors of the Company shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on this Agreement, the Merger and the other Contemplated Transactions.

5.16 Tax Matters. For U.S. federal income Tax purposes, (a) the Parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (b) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which the Parent, Merger Sub and the Company are parties under Section 368(b) of the Code. Each of Parent and the Company will (and will cause its Subsidiaries to) use its reasonable best efforts to cause the Merger to qualify, and will not take or knowingly fail to take any action (and will cause its Subsidiaries not to take or knowingly fail to take any action) which action or failure to act would reasonably be expected to impede or prevent the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties will not take any tax reporting position inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required by a “determination” within Section 1313(a) of the Code. Each of Parent and the Company shall, upon the request of the other Party, use its reasonable best efforts to deliver to tax counsel for the requesting Party tax representation letters, dated as of the effective date of the Form S-4 Registration Statement and the Closing Date, in form and substance mutually acceptable to Parent and the Company, containing representations of Parent or the Company, as applicable, as shall be reasonably necessary or appropriate to enable such tax counsel to render an opinion on the effective date of the Form S-4 Registration Statement and/or on the Closing Date, respectively, that the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code.

5.17 Credit Facility Payoff Letter. The Company shall use its reasonable best efforts to obtain and deliver to Parent, no later than two Business Days prior to the Closing Date, a payoff letter in customary form and substance with respect to: (a) the satisfaction and release of all of the Acquired Companies’ liabilities and obligations (including all indebtedness for borrowed money, if any, of the Acquired Companies outstanding as of the Effective Time, but excluding any indemnification obligations that survive termination) under the Company Credit Agreement and the other Loan Documents (as defined in the Company Credit Agreement); (b) termination of the Company Credit Agreement and the other Loan Documents; and (c) the release of all Encumbrances granted under or pursuant to, or otherwise relating to, the Company Credit Agreement and the other Loan Documents.

5.18 Parent Vote at Merger Sub. Promptly after the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub a written consent adopting this Agreement in accordance with the DGCL.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable Legal Requirements), at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) The representations and warranties of the Company contained in this Agreement, other than the Specified Representations, shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except, in each case, that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on the Company; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

(b) The representations and warranties of the Company contained in Section 2.20, Section 2.21, Section 2.22, clause “(a)(i)” of Section 2.23, Section 2.24 and Section 2.25 shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

(c) The representation and warranty contained in clause “(a)” of Section 2.5 shall have been accurate in all respects as of the date of this Agreement.

(d) The representations and warranties of the Company contained in Section 2.3(a), Section 2.3(b) and Section 2.3(e) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except, in each case, that any inaccuracies in such representations and warranties that are, in the aggregate, de minimis in nature and amount will be disregarded.

6.2 Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 Registration Statement issued by the SEC shall be in effect and no proceedings for that purpose shall have been initiated or be threatened in writing by the SEC with respect to the Form S-4 Registration Statement that have not been withdrawn.

6.4 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to official notice of issuance) on NYSE.

6.5 Stockholder Approvals.

(a) This Agreement shall have been duly adopted at the Company Stockholders’ Meeting (including any adjournments or postponements thereof) by the Required Company Stockholder Vote.

(b) The Parent Share Issuance shall have been duly approved at the Parent Stockholders’ Meeting (including any adjournments or postponements thereof) by the Required Parent Stockholder Vote.

6.6 Closing Certificate. Parent shall have received a certificate executed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company confirming that the conditions set forth in Section 6.1 and Section 6.2 have been duly satisfied.

6.7 No Material Adverse Effect on the Company. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company that is continuing.

6.8 Regulatory Matters.

(a) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated without the imposition of a Burdensome Condition, and any period of time (and any extension thereof) agreed to by Parent and the Company with a Governmental Body in the United States not to consummate the Merger shall have expired or been terminated.

(b) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under any applicable Antitrust Law in each jurisdiction identified in Part 6.8(b) of the Parent Disclosure Schedule shall have expired or been terminated without the imposition of a Burdensome Condition, and any period of time (and any extension thereof) agreed to by Parent and the Company with a Governmental Body in any jurisdiction identified in Part 6.8(b) not to consummate the Merger shall have expired or been terminated.

(c) Any Governmental Authorization or other Consent required under any applicable Antitrust Law in each jurisdiction identified in Part 6.8(c) of the Parent Disclosure Schedule in connection with the Merger shall have been obtained and shall be in full force and effect, and no such Governmental Authorization or other Consent shall, as a term thereof or condition thereto, impose a Burdensome Condition.

6.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger (or allowing consummation of the Merger subject to compliance with a term or condition that is a Burdensome Condition) shall have been issued by any Specified Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger by any Specified Governmental Body that makes consummation of the Merger illegal.

Section 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Legal Requirements), at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations.

(a) The representations and warranties of Parent contained in this Agreement, other than the Designated Representations, shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except, in each case, that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on Parent; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

(b) The representations and warranties of Parent contained in Section 3.9, clause “(a)(i)” of Section 3.10, Section 3.11, Section 3.12, Section 3.14 and Section 3.15 shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

(c) The representation and warranty contained in clause “(a)” of Section 3.4 shall have been accurate in all respects as of the date of this Agreement.

(d) The representations and warranties of Parent contained in Section 3.2(a), Section 3.2(b) and Section 3.2(d) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except, in each case, that any inaccuracies in such representations and warranties that are, in the aggregate, de minimis in nature and amount will be disregarded.

7.2 Performance of Covenants. The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 Registration Statement issued by the SEC shall be in effect and no proceedings for that purpose shall have been initiated or be threatened in writing by the SEC with respect to the Form S-4 Registration Statement that have not been withdrawn.

7.4 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to official notice of issuance) on NYSE.

7.5 Stockholder Approvals.

(a) This Agreement shall have been duly adopted at the Company Stockholders’ Meeting (including any adjournments or postponements thereof) by the Required Company Stockholder Vote.

(b) The Parent Share Issuance shall have been duly approved at the Parent Stockholders’ Meeting (including any adjournments or postponements thereof) by the Required Parent Stockholder Vote.

7.6 Closing Certificate. The Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent confirming that the conditions set forth in Section 7.1 and Section 7.2 have been duly satisfied.

7.7 No Material Adverse Effect on Parent. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on Parent that is continuing.

7.8 Regulatory Matters.

(a) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and any period of time (and any extension thereof) agreed to by Parent and the Company with a Governmental Body in the United States not to consummate the Merger shall have expired or been terminated.

(b) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under any applicable Antitrust Law in each jurisdiction identified in Part 6.8(b) of the Parent Disclosure Schedule shall have expired or been terminated, and any period of time (and any extension thereof) agreed to by Parent and the Company with a Governmental Body in any jurisdiction identified in Part 6.8(b) of the Parent Disclosure Schedule not to consummate the Merger shall have expired or been terminated.

(c) Any Governmental Authorization or other Consent required under any applicable Antitrust Law in each jurisdiction identified in Part 6.8(c) of the Parent Disclosure Schedule in connection with the Merger shall have been obtained and shall be in full force and effect.

7.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger by the Company shall have been issued by any Specified Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger by any Specified Governmental Body that makes consummation of the Merger by the Company illegal.

Section 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote and whether before or after the approval of the Parent Share Issuance by the Required Parent Stockholder Vote) by written notice of the terminating Party to the other Parties:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by 11:59 p.m. (California time) on July 28, 2022 (the “End Date”); provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is primarily attributable to a failure on the part of such Party to perform any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(c) by either Parent or the Company if a Specified Governmental Body shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted by the Required Company Stockholder Vote is primarily attributable to a failure on the part of such Party to perform any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(e) by either Parent or the Company if: (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on a proposal to approve the Parent Share Issuance; and (ii) the Parent Share Issuance shall not have been approved at the Parent Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the failure to have the Parent Share Issuance approved by the Required Parent Stockholder Vote is primarily attributable to a failure on the part of such Party to perform any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Effective Time;

(f) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(g) by the Company (at any time prior to the approval of the Parent Share Issuance by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

(h) by Parent if: (i) any of the Company’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that, in each case, any of the conditions set forth in Section 6.1 would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that (A)

if an inaccuracy in any of the Company’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company prior to the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company written notice of such inaccuracy or breach, and (B) Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(h) if Parent is then in material breach of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 to be satisfied; or

(i) by the Company if: (i) any of Parent’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that, in each case, the conditions set forth in Section 7.1 would not be satisfied; or (ii) if any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that (A) if an inaccuracy in any of Parent’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent prior to the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(i) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent written notice of such inaccuracy or breach, and (B) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(i) if the Company is then in material breach of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2 to be satisfied.

Notwithstanding anything to the contrary contained in this Section 8.1, this Agreement may not be terminated by any Party unless any fee required to be paid by such Party at or prior to the time of such termination pursuant to Section 8.3 shall have been paid prior to or concurrently with such termination.

8.2 Effect of Termination. If this Agreement is terminated as provided in Section 8.1, all further obligations of the Parties under this Agreement shall terminate, this Agreement shall be of no further force or effect and there shall be no liability on the part of the Company, Parent, Merger Sub or any of their respective stockholders or Representatives; provided, however, that: (a) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms, except that, notwithstanding anything to the contrary in the Confidentiality Agreement, (i) the Confidentiality Agreement, and the confidentiality, use, employee non-solicitation and other restrictions and obligations set forth in the Confidentiality Agreement, shall continue in full force and effect (subject to the terms of clause (ii) below) until the later of (A) the time when they would otherwise expire under the Confidentiality Agreement and (B) the first anniversary of the date on which this Agreement was terminated, and (ii) the “Covered Employees” to whom Section 15 of the Confidentiality Agreement applies shall be limited to any officer of the Company and any other employee of any Acquired Company at the level of vice president or above of which Parent became aware in connection with the Contemplated Transactions through direct contact; and (c) the termination of this Agreement shall not relieve any Party from any liability for intentional fraud, regardless of whether or not such intentional fraud relates to an express representation or warranty in this Agreement (it being understood that any non-reliance and similar statements and disclaimers set forth in Section 2.28 and Section 3.17 shall have no force or effect if this Agreement is terminated), or any knowing and intentional breach of any covenant or obligation contained in this Agreement. For purposes of this Agreement, “knowing and intentional breach” means a material breach of or failure to perform a covenant or obligation that is a consequence of an intentional act undertaken by the breaching party with the actual knowledge that the taking of such act would reasonably be expected to cause a material breach of this Agreement.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement or any of the Contemplated Transactions shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with (i) the filing, printing and mailing of the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus and any amendments or supplements thereto and (ii) the filing by the Parties of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust or competition-related law or regulation or other Legal Requirement.

(b) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b); (ii) the failure to consummate the Merger by the End Date was primarily attributable to a material failure on the part of the Company to perform any covenant or obligation in this Agreement required to be performed by the Company at or prior to the Effective Time; (iii) at or prior to the time of the termination of this Agreement, a Company Acquisition Proposal shall have been made known to the Company or been publicly disclosed, announced, commenced, submitted or made; and (iv) within 12 months after the date of such termination of this Agreement, a Company Acquisition Transaction (whether or not relating to such Company Acquisition Proposal) is consummated or a definitive agreement providing for a Company Acquisition Transaction (whether or not relating to such Company Acquisition Proposal) is executed and the Company Acquisition Transaction contemplated thereby is subsequently consummated (regardless of whether such consummation occurs within such 12-month period), then the Company shall pay (or cause to be paid) to Parent a non-refundable fee in the amount of $150,000,000 (the “Termination Fee”) in cash; provided, however, that, for purposes of clause “(iv)” of this Section 8.3(b), all references to “15%” and “85%” in the definition of “Company Acquisition Transaction” shall be deemed to be references to “50%”.

(c) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d); (ii) at or prior to the time of the termination of this Agreement, a Company Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made and such Company Acquisition Proposal shall not have been publicly withdrawn at least 10 Business Days prior to the Company Stockholders’ Meeting; and (iii) within 12 months after the date of such termination of this Agreement, a Company Acquisition Transaction (whether or not relating to such Company Acquisition Proposal) is consummated or a definitive agreement providing for a Company Acquisition Transaction (whether or not relating to such Company Acquisition Proposal) is executed and the Company Acquisition Transaction contemplated thereby is subsequently consummated (regardless of whether such consummation occurs within such 12-month period), then the Company shall pay (or cause to be paid) to Parent the Termination Fee in cash; provided, however, that, for purposes of clause “(iii)” of this Section 8.3(c), all references to “15%” and “85%” in the definition of “Company Acquisition Transaction” shall be deemed to be references to “50%”.

(d) If this Agreement is terminated: (i) by Parent pursuant to Section 8.1(f); or (ii) by Parent or the Company pursuant Section 8.1(d) at any time after the occurrence of a Company Triggering Event, then the Company shall pay (or cause to be paid) to Parent the Termination Fee in cash.

(e) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b); (ii) the failure to consummate the Merger by the End Date was primarily attributable to a material failure on the part of Parent to perform any covenant or obligation in this Agreement required to be performed by Parent at or prior to the Effective Time; (iii) at or prior to the time of the termination of this Agreement, a Disruptive Parent Acquisition Proposal shall have been made known to Parent or been publicly disclosed, announced, commenced, submitted or made; and (iv) within 12 months after the date of such termination of this Agreement, a Parent Acquisition Transaction (whether or not relating to such Disruptive Parent Acquisition Proposal) is consummated or a definitive agreement providing for a Parent Acquisition Transaction (whether or not relating to such Disruptive Parent Acquisition Proposal) is executed and the Parent Acquisition Transaction contemplated thereby is subsequently consummated (regardless of whether such consummation occurs within such 12-month period), then Parent shall pay (or cause to be paid) to the Company the Termination Fee in cash; provided, however, that, for purposes of clause “(iv)” of this Section 8.3(e), all references to “15%” and “85%” in the definition of “Parent Acquisition Transaction” shall be deemed to be references to “50%”.

(f) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e); (ii) at or prior to the time of the termination of this Agreement, a Disruptive Parent Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made and such Disruptive Parent Acquisition Proposal shall not have been publicly withdrawn at least 10 Business Days prior to the Parent Stockholders’ Meeting; and (iii) within 12 months after the date of such termination of this Agreement, a Parent Acquisition Transaction (whether or not relating to such Disruptive Parent Acquisition Proposal) is consummated or a definitive agreement providing for a Parent Acquisition Transaction (whether or not relating to such Disruptive Parent Acquisition Proposal) is executed and the Parent Acquisition Transaction contemplated thereby is subsequently consummated (regardless of whether such consummation occurs within such 12-month period), then Parent shall pay (or cause to be paid) to the Company the Termination Fee in cash; provided, however, that, for purposes of clause “(iii)” of this Section 8.3(f), all references to “15%” and “85%” in the definition of “Parent Acquisition Transaction” shall be deemed to be references to “50%”.

(g) If this Agreement is terminated: (i) by the Company pursuant to Section 8.1(g); or (ii) by Parent or the Company pursuant Section 8.1(e) at any time after the occurrence of a Parent Triggering Event, then Parent shall pay (or cause to be paid) to the Company the Termination Fee in cash.

(h) Any Termination Fee required to be paid to Parent pursuant to Section 8.3(b) or Section 8.3(c) shall be paid by or on behalf of the Company contemporaneously with the consummation of the Company Acquisition Transaction contemplated by clause “(iv)” of Section 8.3(b) or clause “(iii)” Section 8.3(c), as the case may be. Any Termination Fee required to be paid to the Company pursuant to Section 8.3(e) or Section 8.3(f) shall be paid by or on behalf of Parent contemporaneously with the consummation of the Parent Acquisition Transaction contemplated by clause “(iv)” of Section 8.3(e) or clause “(iii)” of Section 8.3(f), as the case may be. Any Termination Fee required to be paid to Parent pursuant to Section 8.3(d) shall be paid by or on behalf of the Company (i) in the case of a termination of this Agreement by the Company, at or prior to the time of such termination, and (ii) in the case of a termination of this Agreement by Parent, within two Business Days after such termination. Any Termination Fee required to be paid to the Company pursuant to Section 8.3(g) shall be paid by or on behalf of Parent (A) in the case of a termination of this Agreement by Parent, at or prior to the time of such termination, and (B) in the case of a termination of this Agreement by the Company, within two Business Days after such termination.

(i) Each of the Parties acknowledges and agrees that in no event shall Parent or the Company be required to pay the Termination Fee under this Section 8.3 on more than one occasion, whether or not such fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. Each of the Parties acknowledges and agrees that (i) the covenants and obligations contained in this Section 8.3 are an integral part of the Contemplated Transactions, and that, without these covenants and obligations, the Parties would not have entered into this Agreement, and (ii) the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

(j) If the Company or Parent fails to pay when due any amount payable under this Section 8.3, then (i) such Party shall reimburse the other Party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 8.3 and (ii) such Party shall pay interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the sum of the Prime Rate in effect on the date such overdue amount was originally required to be paid plus 500 basis points.

(k) Any fee or other amount payable pursuant to this Section 8.3 shall be paid free and clear of all deductions and withholdings.

Section 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended by the Company, Parent and Merger Sub at any time prior to the Effective Time (whether before or after the adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Parent Share Issuance by Parent’s stockholders); provided, however, that (a) after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders and (b) after any such approval of the Parent Share Issuance by Parent’s stockholders, no amendment shall be made which by applicable Legal Requirements or any NYSE Rule requires further approval of Parent’s stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

9.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations, Warranties and Covenants. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement, and none of the covenants contained in this Agreement, shall survive the Merger, except that any covenants that by their terms are to be performed after the Effective Time shall survive the Merger in accordance with their respective terms.

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement (including all Exhibits hereto) and the Confidentiality Agreement (as amended pursuant to Section 4.1(b)) constitute the entire agreement among the Parties regarding the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, through an electronic signature service or by facsimile shall be sufficient to bind the Parties to the terms of this Agreement.

9.5 Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and any action, suit or other legal proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), any of the Contemplated Transactions or the legal relationship of the Parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles or any borrowing statute of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In any action, suit or other legal proceeding between any of the Parties arising out of or relating to this Agreement, any of the Contemplated Transactions or the legal relationship of the Parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), each of the Parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chosen Court; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Court; and (iii) agrees that it will not bring any such action in any court other than the Chosen Court. Service of any process, summons, notice or document to any Party’s address and in the manner set forth in Section 9.9 shall be effective service of process for any such action.

(b) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Disclosure Schedules. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2 (or any other applicable provision of this Agreement), and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty, or relate to only the particular provision, set forth in the corresponding numbered or lettered section in Section 2 (or any other applicable provision of this Agreement), and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is reasonably apparent on its face from the substance of the matter disclosed that such information is applicable to another representation or warranty. The Company shall not be entitled to update or modify the Company Disclosure Schedule after the execution and delivery of this Agreement, and any update or modification made or purported to have been made to the Company Disclosure Schedule after the execution and delivery of this Agreement shall be disregarded for all purposes under this Agreement. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3 (or any other applicable provision of this Agreement), and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty, or relate to only the particular provision, set forth in the corresponding numbered or lettered section in Section 3 (or any other applicable provision of this Agreement), and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is reasonably apparent on its face from the substance of the matter disclosed that such information is applicable to another representation or warranty. Parent shall not be entitled to update or modify the Parent Disclosure Schedule after the execution and delivery of this Agreement, and any update or modification made or purported to have been made to the Parent Disclosure Schedule after the execution and delivery of this Agreement shall be disregarded for all purposes under this Agreement.

9.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing Party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8 Assignability; No Third-Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any Party’s rights, interests or obligations hereunder may be assigned or delegated by such Party, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations by a Party without the other Parties’ prior written consent shall be void and of no effect, provided, further, that any assignment will not relieve a Party of any of its obligations under this Agreement. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the Parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except that (a) the Indemnified Persons shall be third-party beneficiaries of Section 5.7 and (b) following the termination of this Agreement, the Company may seek damages on behalf of the holders of shares of Company Common Stock, Company Options, Company RSUs and Company Restricted Stock (which Parent and Merger Sub acknowledge and agree may include damages based on a decrease in share value or lost premium). The rights granted pursuant to clause “(b)” of preceding sentence will only be enforceable on behalf of the holders of shares of Company Common Stock, Company Options, Company RSUs and Company Restricted Stock by the Company, in its sole and absolute discretion, as agent for such holders, and it is understood and agreed that any and all interests in such claims will attach to such shares of the Company Common Stock, Company Options, Company RSUs and Company Restricted Stock and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (i) distributed, in whole or in part, by the Company to such holders as of any date determined by the Company or (ii) retained by the Company for the use and benefit of the Company in any manner that the Company deems fit.

9.9 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the second Business Day after being sent; (c) if sent via a national courier service, two Business Days after being delivered to such courier; and (d) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such Party below (or to such other address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

if to Parent or Merger Sub:

Zendesk, Inc.

989 Market Street

San Francisco, California 94103

Attention: Legal Department

Email:

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

4085 Campbell Avenue, Suite 100

Menlo Park, California 94025

Attention:	Keith A. Flaum

Christopher R. Moore

Email:	keith.flaum@hoganlovells.com

christopher.moore@hoganlovells.com

if to the Company:

Momentive Global Inc.

One Curiosity Way

San Mateo, California, 94403

Attention: Lora Blum

Email:

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304, USA

Attention:	Katharine A. Martin

Martin W. Korman

Douglas K. Schnell

Email:	kmartin@wsgr.com

mkorman@wsgr.com

dschnell@wsgr.com

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision. In the event that the Parties are unable to agree to such replacement, the Parties agree that the court making the determination referred to above shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.

9.11 Remedies. The Parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the Parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any Party of any covenant or obligation contained in this Agreement, any non-breaching Party shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such non-breaching Party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each of the Parties hereby waives any requirement for the securing or posting of any bond in connection with any such remedy. The Parties further agree not to assert that (i) a remedy of specific performance or an injunction is unenforceable, invalid, contrary to law or inequitable for any reason or (ii) a remedy of monetary damages would provide an adequate remedy. Notwithstanding anything to the contrary in this Agreement, if prior to the End Date any Party initiates a lawsuit or other legal proceeding in good faith to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms of this Agreement and such lawsuit or other legal proceeding is pending as of the date that the End Date would have otherwise occurred pursuant to Section 8.1(b), then the End Date will be automatically extended to (A) the date that is 10 Business Days after the date on which such lawsuit or other legal proceeding is terminated or resolved; or (B) such other time period established by the court presiding over such lawsuit or other legal proceeding.

9.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include,” “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” All references in this Agreement to “dollars” or “$” shall mean United States Dollars. The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” The words “neither,” “nor,” “any,” “either” and “or” are not exclusive. The rule known as the ejusdem generis rule will not apply, and accordingly, general words introduced by the word “other” will not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

(d) Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any Legal Requirement in this Agreement shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns; (iii) all references to “Sections,” “Schedules” and “Exhibits” in this Agreement or in any Schedule or Exhibit to this Agreement are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement, respectively; (iv) the words “herein,” “hereof,” “hereunder” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; and (v) any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.

(e) Nothing contained in Section 2 or Section 3 shall be construed as a covenant under the terms of this Agreement, other than the acknowledgments and agreements set forth in Section 2.28 and Section 3.17 to the extent necessary to give full effect to the acknowledgments and agreements set forth therein.

(f) The information contained in this Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained in this Agreement, the Company Disclosure Schedule or the Parent Disclosure Schedule will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Legal Requirements or breach of contract; or (ii) that such information is material or is required to be referred to or disclosed under this Agreement.

(g) It is understood and agreed that the (i) specification of any dollar amount in the representations and warranties contained in this Agreement is not intended to imply that such amounts (or higher or lower amounts) are or are not material; and (ii) the inclusion of any specific item in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, is not intended to imply that such items are or are not material or are within or outside of the ordinary course of business.

(h) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of facts or circumstances as of the date of this Agreement or as of any other date.

(i) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

The parties have caused this Agreement to be duly executed as of the date first above written.

ZENDESK, INC.

By:	/s/ Mikkel Svane
Name: Mikkel Svane
Title: Chief Executive Officer

MILKY WAY ACQUISITION CORP.

By:	/s/ Shelagh Glaser
Name: Shelagh Glaser
Title: Chief Financial Officer

MOMENTIVE GLOBAL INC.

By:	/s/ Zander Lurie
Name: Zander Lurie
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2018 Indenture” means the indenture, dated as of March 20, 2018, by and between Parent and Wilmington Trust, National Association, as trustee.

“2018 Notes” means Parent’s 0.25% Convertible Senior Notes due 2023 issued pursuant to the 2018 Indenture.

“2020 Indenture” means the indenture, dated as of June 16, 2020, by and between Parent and Wilmington Trust, National Association, as trustee.

“2020 Notes” means Parent’s 0.625% Convertible Senior Notes due 2025 issued pursuant to the 2020 Indenture.

“2023 Capped Calls” means the “2023 Capped Calls” described in Note 9 of the audited consolidated financial statements of Parent and its consolidated Subsidiaries included in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on February 12, 2021.

“2025 Capped Calls” means the “2025 Capped Calls” described in Note 9 of the audited consolidated financial statements of Parent and its consolidated Subsidiaries included in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on February 12, 2021.

“Acquired Company” means: (a) the Company; (b) each Subsidiary of the Company; and (c) for purposes of Section 2 of the Agreement, each corporation or other Entity that prior to the Effective Time has been merged into, that has been consolidated with or that otherwise is a predecessor to any of the Entities identified in clauses “(a)” and “(b)” above.

“Acquired Company Returns” has the meaning assigned to such term in Section 2.15(a)(i) of the Agreement.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person. The term “Affiliate” shall be deemed to include current and future “Affiliates.”

“Agreement” has the meaning assigned to such term in the preamble to the Agreement.

“Allen & Company” has the meaning assigned to such term in Section 2.24 of the Agreement.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, or any other Legal Requirement issued by a Governmental Body that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Burdensome Condition” means any requirement, obligation, limitation, restriction, term or condition that: (a) is (i) required or imposed, or sought to be imposed, by any Governmental Body in connection with the granting of any waiting period expiration or termination, Governmental Authorization or other Consent described in Section 6.8 of the Agreement, or (ii) included in an Order issued by a Specified Governmental Body that allows the Merger to be consummated; (b) Parent is not obligated to agree to, accept or effect under the terms of Section 5.8(f) of the Agreement; and (c) Parent has not agreed to, accepted or effected.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York or San Francisco, California are authorized or obligated by law or executive order to close.

“Capped Calls” means the 2023 Capped Calls and the 2025 Capped Calls.

“Certification” has the meaning assigned to such term in Section 2.4(a) of the Agreement.

“Chosen Court” means: (a) if the federal courts have exclusive jurisdiction over the matters at issue in any action, suit or other legal proceeding described in Section 9.5(a) of the Agreement, the United States District Court for the District of Delaware; or (b) if the federal courts do not have exclusive jurisdiction over the matters at issue in any action, suit or other legal proceeding described in Section 9.5(a) of the Agreement, the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; provided, however, that, in the case of this clause “(b)” only, if the Court of Chancery of the State of Delaware does not have jurisdiction over such matters, then the Chosen Court shall be deemed to be the Superior Court of the State of Delaware in and for New Castle County, Delaware.

“Closing” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Closing Date” has the meaning assigned to such term in Section 1.3 of the Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” has the meaning assigned to such term in the recitals to the Agreement.

“Company” has the meaning assigned to such term in the preamble to the Agreement.

“Company 401(k) Plan” has the meaning assigned to such term in Section 5.6(e) of the Agreement.

“Company Acquisition Contract” means any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating to, or that contemplates or is intended or would reasonably be expected to result in, a Company Acquisition Transaction, other than a confidentiality agreement referred to in clause “(iv)(B)” of Section 4.3(b) of the Agreement.

“Company Acquisition Inquiry” means an inquiry or request for non-public information (other than an inquiry or request for information made or submitted by Parent) that would reasonably be expected to lead to a Company Acquisition Proposal.

“Company Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by or on behalf of Parent) to engage in a Company Acquisition Transaction.

“Company Acquisition Transaction” means any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a) any merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, joint venture, reorganization, recapitalization, tender offer, exchange offer or other similar transaction involving the Company, except for any such transaction in which the stockholders of the Company immediately preceding such transaction continue to hold immediately following such transaction, directly or indirectly, 85% or more of the equity interests in the surviving or resulting entity in such transaction (whether by voting power or number of shares);

(b) any issuance of securities, acquisition of securities or other transaction: (i) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of the Company; or (ii) in which the Company issues securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of the Company; or

(c) any sale, lease, exchange, transfer, license, sublicense or disposition by any Acquired Company to any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons of any business or businesses or assets (including equity interests in any Subsidiary of the Company) that constitute or account for 15% or more of the consolidated net revenues or consolidated net income (measured based on the 12 full calendar months prior to the date of determination) or consolidated assets (measured based on fair market value as of the last day of the most recently completed calendar month) of the Acquired Companies, in each case except for sales or non-exclusive licenses or sublicenses of Company Products in the ordinary course of business.

“Company Associate” means any current or former employee, Contract Worker, advisor, officer, member of the board of directors or managers (or similar body) or other individual service provider of or to any of the Acquired Companies or any Affiliate of any Acquired Company.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2021 included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021, as filed with the SEC on August 5, 2021.

“Company Board Recommendation” has the meaning assigned to such term in Section 5.2(d) of the Agreement.

“Company Change in Circumstances” has the meaning assigned to such term in Section 5.2(f)(ii) of the Agreement.

“Company Common Stock” means the Common Stock, $0.00001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any Company IP or any other asset of any of the Acquired Companies is bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has any rights.

“Company Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of October 10, 2018, by and among the Company, SurveyMonkey Inc., the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, restated, supplemented or otherwise modified from time to time).

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and has been delivered by the Company to Parent on the date of the Agreement.

“Company Employee Agreement” means any management, employment, severance, transaction bonus, change of control, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Companies or any Affiliate of any Acquired Company and any Company Associate, other than any such Contract which is terminable “at will” without any obligation on the part of any Acquired Company or any Affiliate of any Acquired Company to make any severance, change in control or similar payment or provide any benefit.

“Company Employee Plan” means: (a) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (b) any other employment, consulting, salary, bonus, commission, other remuneration, stock option, stock purchase or other equity-based award (whether payable in cash, securities or otherwise), benefit, incentive compensation, profit sharing, savings, pension, retirement (including early retirement and supplemental retirement), disability, insurance (including life and health insurance), vacation, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, retention, change of control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, and similar fringe, welfare or other employee benefit plan, program, agreement, Contract, policy or binding arrangement (whether or not in writing) maintained or contributed to or required to be contributed to by any of the Acquired Companies or any Affiliate of any Acquired Company for the benefit of or relating to any current or former Company Associate of any Acquired Company or any ERISA Affiliate of the Acquired Companies, or with respect to which any Acquired Company has any current, or is reasonably likely to have any future, liability.

“Company Equity Award” means any Company Option, Company RSU or Company Restricted Stock.

“Company Equity Plans” means the Company’s 2018 Equity Incentive Plan, the Company’s 2011 Equity Incentive Plan, and the Company ESPP.

“Company ESPP” has the meaning assigned to such term in Section 2.3(b) of the Agreement.

“Company ESPP Rights” has the meaning assigned to such term in Section 5.5 of the Agreement.

“Company Inbound License” means any Contract, other than any Non-Scheduled Contract, pursuant to which any Person has licensed any material Intellectual Property or Intellectual Property Rights (whether or not currently exercisable and including a right to receive a license) to any Acquired Company or granted to any Acquired Company a covenant not to sue or other right or immunity under, in or to any material Intellectual Property or Intellectual Property Right (other than commercially available “shrink wrap” or similar licenses for unmodified “off-the-shelf” software).

“Company IP” means all Intellectual Property and Intellectual Property Rights in which any of the Acquired Companies has (or purports to have) an ownership interest.

“Company Options” has the meaning assigned to such term in Section 2.3(b) of the Agreement.

“Company Outbound License” means any Contract, other than any Non-Scheduled Contract, pursuant to which any Acquired Company has granted any Person a license, covenant not to sue, or other right or immunity under, in or to any material Company IP.

“Company Pension Plan” means: (a) each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA); and (b) any other occupational pension plan, including any final salary or money purchase plan.

“Company Preferred Stock” has the meaning assigned to such term in Section 2.3(a) of the Agreement.

“Company Product” means any version, release or model of any product or service (including Software) that has been since January 1, 2016, or is currently being, distributed, provided, licensed or sold by or on behalf of any Acquired Company.

“Company Recommendation Change” has the meaning assigned to such term in Section 5.2(e) of the Agreement.

“Company Recommendation Change Notice” has the meaning assigned to such term in Section 5.2(f)(i) of the Agreement.

“Company Restricted Stock” has the meaning assigned to such term in Section 2.3(b) of the Agreement.

“Company RSUs” has the meaning assigned to such term in Section 2.3(b) of the Agreement.

“Company SEC Reports” has the meaning assigned to such term in Section 2.4(a) of the Agreement.

“Company Software” means Software that constitutes Company IP (other than commercially available “shrink wrap” or similar “off-the-shelf” software).

“Company Stock Certificate” has the meaning assigned to such term in Section 1.6 of the Agreement.

“Company Stockholders’ Meeting” has the meaning assigned to such term in Section 5.2(a) of the Agreement.

“Company Superior Offer” means a bona fide, written Company Acquisition Proposal that: (a) was not obtained or made as a result of a breach of Section 4.3 of the Agreement (or a deemed breach pursuant to Section 4.3(f) of the Agreement); and (b) is on terms and conditions that the Company’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel and the likelihood and timing of consummation of the Company Acquisition Transaction contemplated by such Company Acquisition Proposal and the expected benefits of the Merger, to be more favorable from a financial point of view to the Company’s stockholders than the Merger. For purposes of the reference to a “Company Acquisition Proposal” in this definition, all references to “15%” and “85%” in the definition of “Company Acquisition Transaction” will be deemed to be references to “50%”.

“Company Technology” means all IT Systems and Company Software or electronic hardware products or services made available, provided, sold, licensed to customers or leased to customers by the Acquired Companies, including any microchips, firmware, on-premise software, mobile applications or browser extensions made available or provided by any of the Acquired Companies.

A “Company Triggering Event” shall be deemed to have occurred if: (a) the Company’s board of directors or any committee thereof shall have (i) made a Company Recommendation Change or (ii) caused or permitted any Acquired Company to execute or enter into a Company Acquisition Contract; (b) the Company shall have failed to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus; (c) Parent shall have requested in good faith after a Company Acquisition Proposal has been publicly disclosed, commenced, announced or made that the Company Board Recommendation be reaffirmed publicly, and the Company’s board of directors shall have failed to publicly reaffirm the Company Board Recommendation within 10 Business Days after such request was made (or, if earlier, prior to the Company Stockholders’ Meeting); (d) a tender or exchange offer relating to shares of Company Common Stock shall have been commenced and the Company shall not have provided to its securityholders, within 10 Business Days after the commencement of such tender or exchange offer (or, if earlier, prior to the Company Stockholders’ Meeting), a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming the Company Board Recommendation; (e) either (i) at any meeting of the Company’s board of directors at which a vote on reaffirmation of the Company Board Recommendation is taken, the reaffirmation of the Company Board Recommendation has not been unanimously approved by all members of the Company’s board of directors who were present for the vote on such reaffirmation or (ii)(A) at any meeting of the Company’s board of directors at which a vote on reaffirmation of the Company Board Recommendation is taken, the reaffirmation of the Company Board Recommendation has been unanimously approved by all members of the Company’s board of directors who were present for the vote on such reaffirmation and (B) concurrently with or following such meeting of the Company’s board of directors, any director of the Company makes any public statement indicating that one or more directors of the Company do not support the Merger or discloses in (or discloses in circumstances in which it would reasonably be expected for it to be disclosed in) a publication, release, report or broadcast that is widely disseminated that one or more directors of the Company do not support the Merger; or (f) any Acquired Company shall have breached (or be deemed to have breached pursuant to Section 4.3(f) of the Agreement) any of the provisions set forth in Section 4.3 of the Agreement and such breach results in a director or officer of the Company receiving or becoming aware of a Company Acquisition Proposal.

“Confidentiality Agreement” means that certain letter agreement dated as of September 6, 2021 between Parent and the Company.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means all actions and transactions contemplated by the Agreement, including the Merger and the Parent Share Issuance.

“Continuation Period” has the meaning assigned to such term in Section 5.6(a) of the Agreement.

“Continuing Employee” means each employee of the Company or any Acquired Company who is employed immediately prior to the Effective Time and continues employment with Parent, the Surviving Corporation or any Subsidiary or Affiliate of the Surviving Corporation as of immediately following the Effective Time.

“Continuing Service Provider” means each individual (other than an employee) who is engaged in service to the Company or any other Acquired Company immediately prior to the Effective Time and continues in employment with, or service to, Parent, the Surviving Corporation or any Subsidiary or Affiliate of the Surviving Corporation as of immediately following the Effective Time.

“Contract” means any written or oral agreement, contract, subcontract, lease, understanding, arrangement, settlement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking.

“Contract Worker” means any independent contractor, consultant or individual service provider who is or was hired, retained, employed or used by any of the Acquired Companies and who is not: (a) classified by an Acquired Company as a direct employee; or (b) compensated by an Acquired Company through wages reported on a form W-2 completed by the Acquired Companies.

“Converted Option” has the meaning assigned to such term in Section 5.4(b) of the Agreement.

“Converted Restricted Stock” has the meaning assigned to such term in Section 1.5(d) of the Agreement.

“Converted RSU” has the meaning assigned to such term in Section 5.4(d) of the Agreement.

“Convertible Notes” means the 2018 Notes and the 2020 Notes.

“COVID-19” means any disease or medical condition caused by the SARS-CoV-2 virus or COVID-19, any variant or mutation thereof or any related and/or associated epidemic, pandemic or disease outbreak.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other mandatory directive imposed by applicable Legal Requirements or Orders in connection with or in response to COVID-19.

“Designated Representations” means the representations and warranties of Parent contained in: (a) Section 3.2(a), Section 3.2(b), Section 3.2(d), Section 3.9, clause “(a)(i)” of Section 3.10, Section 3.11, Section 3.12, Section 3.14 and Section 3.15 of the Agreement; and (b) clause “(a)” of Section 3.4 of the Agreement.

“DGCL” has the meaning assigned to such term in the recitals to the Agreement.

“Disruptive Parent Acquisition Contract” means any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating to, or that contemplates or is intended or would reasonably be expected to result in, a Parent Acquisition Transaction (other than a confidentiality agreement referred to in clause “(iv)(B)” of Section 4.4(b) of the Agreement) that is expressly conditioned on the termination of the Agreement.

“Disruptive Parent Acquisition Proposal” means any offer or proposal to engage in a Parent Acquisition Transaction and that is expressly conditioned on the termination of the Agreement.

“Disruptive Parent Superior Offer” means a bona fide, written Disruptive Parent Acquisition Proposal that: (a) was not obtained or made as a result of a breach of Section 4.4 of the Agreement (or a deemed breach pursuant to Section 4.4(d) of the Agreement); and (b) is on terms and conditions that Parent’s board of directors determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and Parent’s outside legal counsel and the likelihood and timing of consummation of the Parent Acquisition Transaction contemplated by such Disruptive Parent Acquisition Proposal, to be more favorable from a financial point of view to Parent’s stockholders than the Merger. For purposes of the reference to a “Disruptive Parent Acquisition Proposal” in this definition, all references to “15%” and “85%” in the definition of “Parent Acquisition Transaction” will be deemed to be references to “50%”.

“DOL” means the United States Department of Labor.

“Domain Name” means any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators and other names and locators associated with the internet.

“EDGAR” has the meaning assigned to such term in Section 2 of the Agreement.

“Effective Time” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Employment Law” means any applicable Legal Requirement with respect to employment and employment practices, including those relating to hiring, promotion, termination, terms and conditions of employment, wages, hours, wage statements, meal and break periods, labor relations, other labor-related matters or arising under labor relations laws, discrimination, equal pay, overtime, business expense reimbursements, labor relations, paid and unpaid leaves of absence, paid sick leave laws, COVID-19 regulations, work breaks, classification of workers (including exempt and independent contractor status), occupational health and safety, privacy, fair credit reporting, harassment, retaliation, disability rights and benefits, reasonable accommodation, equal employment, fair employment practices, immigration, visa, work permits, workers’ compensation, affirmative action, federal contracting, benefits, child labor, working conditions, wrongful discharge or violation of personal rights, social benefits contributions, severance pay, WARN, leaves of absences and unemployment insurance.

“Encumbrance” means any lien (statutory or other), pledge or other deposit arrangement, hypothecation, charge, assessment, collateral assignment, mortgage, deed of trust, easement, encroachment, imperfection of title, title exception, title defect, title retention, right of possession, lease, tenancy license, security interest, security arrangement or security agreement, executory seizure, attachment, garnishment, encumbrance (including any exception, reservation or limitation, right of way, and the like), conditional sale, interference, option to purchase, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” has the meaning assigned to such term in Section 8.1(b) of the Agreement.

“Enforceability Exceptions” means: (a) legal limitations on enforceability arising from applicable bankruptcy and other similar Legal Requirements affecting the rights of creditors generally; (b) legal limitations on enforceability arising from rules of law governing specific performance, injunctive relief and other equitable remedies; and (c) legal limitations on the enforceability of provisions requiring indemnification against liabilities under securities laws in connection with the offering, sale or issuance of securities.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any Legal Requirement, including any Governmental Authorization required thereunder, relating to: (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant or animal life, or any other natural resource); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, distribution, sale, labeling, production, Release or disposal of hazardous or toxic substances, materials or wastes; or (c) the protection of human health or safety (to the extent relating to exposure to Hazardous Materials).

“Equity Award Cash Consideration Amount” means an amount in cash equal to the product of (a) the Exchange Ratio, multiplied by (b) the Parent Measurement Price.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with any of the Acquired Companies within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning assigned to such term in Section 1.7(a) of the Agreement.

“Exchange Fund” has the meaning assigned to such term in Section 1.7(a) of the Agreement.

“Exchange Ratio” has the meaning assigned to such term in Section 1.5(a)(iii) of the Agreement.

“Existing D&O Policy” has the meaning assigned to such term in Section 5.7(b) of the Agreement.

“Final Exercise Date” has the meaning assigned to such term in Section 5.5 of the Agreement.

“Foreign Company Plan” means any: (a) plan, program, policy, practice, Contract or other arrangement of any Acquired Company mandated by a Governmental Body outside the United States; (b) Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; or (c) Company Employee Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside of the United States.

“Foreign Export and Import Law” means any applicable Legal Requirement of a Governmental Body (other than a U.S. Governmental Body) regulating exports, imports or re-exports to or from such foreign country, including the export or re-export of any goods, services or technical data.

“Form S-4 Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as such registration statement may be amended prior to the time it is declared effective by the SEC.

“GAAP” means generally accepted accounting principles in the United States.

“Goldman Sachs” has the meaning assigned to such term in Section 3.14 of the Agreement.

“Government Contract” means any prime Contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter Contract or other similar arrangement of any kind that is currently active in performance or that has been active in performance at any time since January 1, 2019 with: (a) any Governmental Body; (b) any prime contractor of a Governmental Body in its capacity as a prime contractor; or (c) any subcontractor at any tier with respect to any contract of a type described in clause “(a)” or clause “(b)” above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authorization” means: (a) any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) any right under any Contract with any Governmental Body, and shall also include the expiration of the waiting period under the HSR Act and any required approval or clearance of any Governmental Body pursuant to any applicable foreign Antitrust Law.

“Governmental Body” means: (a) any multinational or supranational body exercising legislative, judicial or regulatory powers; (b) any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (c) any federal, state, provincial, local, municipal, foreign or other government; (d) any instrumentality, subdivision, department, ministry, board, court, administrative agency or commission, or other governmental entity, authority or instrumentality or political subdivision thereof; or (e) any quasi-governmental, professional association or organization or private body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions or any stock exchange or self-regulatory organization.

“Hazardous Materials” means any substance, material, chemical, element, compound, mixture, solution, and/or waste listed, defined, designated, identified, or classified as hazardous, toxic, radioactive, dangerous or other words of similar import, or otherwise regulated, or which can form the basis for liability, under any Environmental Law. Hazardous Materials include any substance, element, compound, mixture, solution and/or waste to which exposure is regulated by any Governmental Body or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-the-Money Company Option” means a Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and has a per share exercise price for the Company Common Stock subject to such Company Option that is less than the Equity Award Cash Consideration Amount.

“Indemnified Persons” has the meaning assigned to such term in Section 5.7(a) of the Agreement.

“Information Privacy and Security Laws” means all applicable Legal Requirements relating to the Processing, privacy, or security of Protected Information.

“Intellectual Property” means any or all of the following: (a) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, methods, processes, recipes, know-how, materials, chemistries, technical data, and all documentation relating to any of the foregoing; (b) business, technical and know-how information, databases and data collections; (c) works of authorship (including Software (whether in source code, object code, firmware or other form)), interfaces, integrated circuits, photomasks, architectures, designs, diagrams, documentation, files, layouts, records, schematics, specifications, verilog files, netlists, emulation and simulation reports, IP cores, gate arrays, test vectors and hardware development tools; (d) URLs and websites; (e) logos and marks (including brand names, product names, and slogans); and (f) any other form of technology, whether or not embodied in any tangible medium.

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the Legal Requirements of any jurisdiction in the world: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof (“Patents”); (b) copyrights, and registrations and applications therefor, mask works, whether registered or not, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated; (c) rights in industrial designs and any registrations and applications therefor; (d) trade names, trade dress, slogans, all identifiers of source, fictitious business names (D/B/As), Domain Names, logos, trademarks and service marks, including all goodwill therein, and any and all common law rights, registrations and applications therefor; (e) rights in trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information, including all source code, documentation, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable) and marketing information and rights to limit the use or disclosure thereof by any Person; and (f) any other proprietary rights in Intellectual Property or similar or equivalent rights to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“IT System” means any software, hardware, network or information technology and computer systems, including any server, workstation, router, hub, switch, data line, database, firewall, desktop application, server-based application, mobile application, or cloud service, used or maintained by any of the Acquired Companies, whether or not in electronic format, used in or necessary to the conduct of any Acquired Company business.

“ITAR” means the International Traffic in Arms Regulations.

“J.P. Morgan” has the meaning assigned to such term in Section 2.24 of the Agreement.

“Joint Proxy Statement/Prospectus” means the joint proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting and to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

A Party shall be deemed to have “Knowledge” of a fact or other matter if any of the members of the board of directors or any executive officer of such Party has actual knowledge of such fact or other matter.

“Leased Real Property” has the meaning assigned to such term in Section 2.7(a) of the Agreement.

“Leases” has the meaning assigned to such term in Section 2.7(a) of the Agreement.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body of competent jurisdiction or any arbitrator or arbitration panel with binding authority over the relevant parties.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, guidance, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Any statement in Section 2 of the Agreement to the effect that any information, document or other material has been “Made Available to Parent” means that such information, document or material was: (a) filed with the SEC and publicly available on EDGAR in unredacted form at least three Business Days before the date of the Agreement; (b) made available for review by Parent or Parent’s Representatives at least 24 hours prior to the execution of the Agreement in the “Milky Way” virtual data room maintained by the Company with Datasite in connection with the Merger or (c) furnished to Parent or Parent’s legal advisors by email within 24 hours prior to the execution of the Agreement.

“Major Customer” has the meaning assigned to such term in Section 2.11(a) of the Agreement.

“Major Supplier” has the meaning assigned to such term in Section 2.11(b) of the Agreement.

“Material Adverse Effect on Parent” means any effect, change, development, event or circumstance that, considered individually or together with all other effects, changes, developments, events and circumstances, has had or resulted in, or would reasonably be expected to have or result in, a material adverse effect on the business, financial condition or results of operations of the Parent Entities, taken as a whole; provided, however, none of the following (considered individually or together) will be deemed to be or constitute a Material Adverse Effect on Parent or will be taken into account when determining whether a Material Adverse Effect on Parent has occurred or would reasonably be expected to occur: (a) changes in economic conditions in the United States or in other geographies in which the Parent Entities have material operations, except to the extent that such changes have a disproportionate effect on the Parent Entities as compared to other similarly situated companies in the industries in which the Parent Entities operate, in which case only the incremental disproportionate adverse impact may be taken into account; (b) changes in conditions in the financial markets, credit markets or capital markets in the United States or in other geographies in which the Parent Entities have material operations, except to the extent that such changes have a disproportionate effect on the Parent Entities as compared to other similarly situated companies in the industries in which the Parent Entities operate, in which case only the incremental disproportionate adverse impact may be taken into account; (c) changes in economic conditions that generally affect the industries in which the Parent Entities operate, except to the extent that such changes have a disproportionate effect on the Parent Entities as compared to other similarly situated companies in the industries in which the Parent Entities operate, in which case only the incremental disproportionate adverse impact may be taken into account; (d) changes in the stock price or trading volume of the Parent Common Stock (it being understood, however, that the facts or circumstances giving rise to any such change in stock price or trading volume may be taken into account in determining whether a Material Adverse Effect on Parent has occurred or would reasonably be expected to occur unless otherwise excluded hereby); (e) the failure of any Parent Entity to meet any securities analysts’ published projections of earnings or revenues or any internal budgets, plans, projections or forecasts of earnings, revenues or operations (it being understood, however, that the facts or circumstances giving rise to any such failure may be taken into account in determining whether a Material Adverse Effect on Parent has occurred or would reasonably be expected to occur unless otherwise excluded hereby); (f) changes in Legal Requirements or other legal or regulatory conditions, or changes in GAAP or other accounting standards (or the interpretation thereof), except, in each case, to the extent that such changes have a disproportionate effect on the Parent Entities as compared to other similarly situated companies in the industries in which the Parent Entities operate, in which case only the incremental disproportionate adverse impact may be taken into account; (g) changes in political conditions, or acts of war, sabotage, terrorism, cyberterrorism or civil unrest (including any escalation or worsening of any of the foregoing) that occur anywhere in the world except, in each case, to the extent that such changes have a disproportionate effect on the Parent Entities as compared to other similarly situated companies in the industries in which the Parent Entities operate, in which case only the incremental disproportionate adverse impact may be taken into account; (h) acts of God, earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks or other force majeure events (including any change in or worsening of any of the foregoing) except, in each case, to the extent that such changes have a disproportionate effect on the Parent Entities as compared to other similarly situated companies in the industries in which the Parent Entities operate, in which case only the incremental disproportionate adverse impact may be taken into account; (i) any effect, change, development, event or circumstance related to COVID-19 or COVID-19 Measures, except, in each case, to the extent that such changes have a disproportionate effect on the Parent Entities as compared to other similarly situated companies in the industries in which the Parent Entities operate, in which case only the incremental disproportionate adverse impact may be taken into account; (j) any effect, change, development, event or circumstance resulting from the announcement of the Agreement or the pendency of the Merger or the identity of the Company, including losses of customers, suppliers or other business partners or employees; or (k) any Legal Proceeding commenced or threatened against Parent or any of its Representatives after the date of the Agreement and arising from allegations of breach of fiduciary duties relating to the Agreement or the Contemplated Transactions or from allegations of inadequate, false or misleading public disclosure by Parent with respect to the Agreement or the Contemplated Transactions.

“Material Adverse Effect on the Company” means any effect, change, development, event or circumstance that, considered individually or together with all other effects, changes, developments, events and circumstances, has had or resulted in, or would reasonably be expected to have or result in, a material adverse effect on the business, financial condition or results of operations of the Acquired Companies, taken as a whole; provided, however, none of the following (considered individually or together) will be deemed to be or constitute a Material Adverse Effect on the Company or will be taken into account when determining whether a Material Adverse Effect on the Company has occurred or would reasonably be expected to occur: (a) changes in economic conditions in the United States or in other geographies in which the Acquired Companies have material operations, except to the extent that such changes have a disproportionate effect on the Acquired Companies as compared to other similarly situated companies in the industries in which the Acquired Companies operate, in which case only the incremental disproportionate adverse impact may be taken into account; (b) changes in conditions in the financial markets, credit markets or capital markets in the United States or in other geographies in which the Acquired Companies have material operations, except to the extent that such changes have a disproportionate effect on the Acquired Companies as compared to other similarly situated companies in the industries in which the Acquired Companies operate, in which case only the incremental disproportionate adverse impact may be taken into account; (c) changes in economic conditions that generally affect the industries in which the Acquired Companies operate, except to the extent that such changes have a disproportionate effect on the Acquired Companies as compared to other similarly situated companies in the industries in which the Acquired Companies operate, in which case only the incremental disproportionate adverse impact may be taken into account; (d) changes in the stock price or trading volume of the Company Common Stock (it being understood, however, that the facts or circumstances giving rise to any such change in stock price or trading volume may be taken into account in determining whether a Material Adverse Effect on the Company has occurred or would reasonably be expected to occur unless otherwise excluded hereby); (e) the failure of any Acquired Company to meet any securities analysts’ published projections of earnings or revenues or any internal budgets, plans, projections or forecasts of earnings, revenues or operations (it being understood, however, that the facts or circumstances giving rise to any such failure may be taken into account in determining whether a Material Adverse Effect on the Company has occurred or would reasonably be expected to occur unless otherwise excluded hereby); (f) changes in Legal Requirements or other legal or regulatory conditions, or changes in GAAP or other accounting standards (or the interpretation thereof), except, in each case, to the extent that such changes have a disproportionate effect on the Acquired Companies as compared to other similarly situated companies in the industries in which the Acquired Companies operate, in which case only the incremental disproportionate adverse impact may be taken into account; (g) changes in political conditions, or acts of war, sabotage, terrorism, cyberterrorism or civil unrest (including any escalation or worsening of any of the foregoing) that occur anywhere in the world except, in each case, to the extent that such changes have a disproportionate effect on the Acquired Companies as compared to other similarly situated companies in the industries in which the Acquired Companies operate, in which case only the incremental disproportionate adverse impact may be taken into account; (h) acts of God, earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks or other force majeure events (including any change in or worsening of any of the foregoing) except, in each case, to the extent that such changes have a disproportionate effect on the Acquired Companies as compared to other companies in the industries in which the Acquired Companies operate, in which case only the incremental disproportionate adverse impact may be taken into account; (i) any effect, change, development, event or circumstance related to COVID-19 or COVID-19 Measures, except, in each case, to the extent that such changes have a disproportionate effect on the Acquired Companies as compared to other similarly situated companies in the industries in which the Acquired Companies operate, in which case only the incremental disproportionate adverse impact may be taken into account; (j) any effect, change, development, event or circumstance resulting from the announcement of the Agreement or the pendency of the Merger or the identity of Parent, including losses of customers, suppliers or other business partners or employees; or (k) any Legal Proceeding commenced or threatened against the Company or any of its Representatives after the date of the Agreement and arising from allegations of breach of fiduciary duties relating to the Agreement or the Contemplated Transactions or from allegations of inadequate, false or misleading public disclosure by the Company with respect to the Agreement or the Contemplated Transactions.

“Material Contract” has the meaning assigned to such term in Section 2.9(a) of the Agreement.

“Maximum Premium” has the meaning assigned to such term in Section 5.7(b) of the Agreement.

“Merger” has the meaning assigned to such term in the recitals to the Agreement.

“Merger Consideration” has the meaning assigned to such term in Section 1.5(a)(iii) of the Agreement.

“Merger Sub” has the meaning assigned to such term in the preamble to the Agreement.

“Misconduct Allegation” has the meaning assigned to such term in Section 2.16(f) of the Agreement.

“Nasdaq” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is no longer the principal U.S. trading market for the Company Common Stock, then “Nasdaq” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which the Company Common Stock is then traded.

“Nasdaq Rules” means the rules and regulations of Nasdaq.

“Non-Scheduled Contracts” means the following Contracts: (a) with respect to inbound licenses to Acquired Companies of Intellectual Property or Intellectual Property Rights, standard shrink-wrap, click-wrap, terms of service, terms of use, subscription agreements, end user license agreements, purchase order terms, or similar Contracts provided or entered into in connection with generally commercially available Intellectual Property or hardware (including (i) Intellectual Property offered on a SaaS, PaaS, or IaaS or similar basis, (ii) Intellectual Property available through retail channels, retail distribution networks, or that is preinstalled as a standard part of hardware and (iii) incidental licenses of Intellectual Property Rights in Contracts to purchase or lease equipment such as a phone system, photocopier, printer, scanner, computer or mobile phone); (b) Contracts for licenses of third-party Open Source Software; (c) Contracts for the assignment of Intellectual Property or Intellectual Property Rights to the Company or confidentiality of

Company confidential information, with current and former employees, directors, advisors, consultants, or contractors of the Company, in each case entered into in the ordinary course of business; (d) non-disclosure agreements that do not contain an express license grant; (e) Contracts with the Company’s direct customers and direct end users where the only material licenses or grants of rights under Company are non-exclusive licenses or non-exclusive rights to provide the Company’s products and services that have been entered into in the ordinary course of business, provided that Contracts with the Company’s top 20 customers in terms of revenues for the Acquired Companies during fiscal year 2020 or during the first nine months of calendar year 2021 based on amounts paid or payable are not Non-Scheduled Contracts; (f) the Company’s standard privacy policies; (g) Contracts where the only material licenses to Intellectual Property or Intellectual Property Rights are non-exclusive licenses to feedback, suggestions, or a party’s trademarks for inclusion on customer lists (or for similar promotional purposes) or use in the provision of services for the Company; (h) Contracts where the only material licenses or rights to Intellectual Property or Intellectual Property Rights granted by an Acquired Company are non-exclusive rights granted to a service provider to use the Intellectual Property for the sole benefit of the Acquired Companies; and (i) purchase orders, invoices, and similar confirmatory or administrative documents which are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts, provided the existence of such purchase orders, invoices, and similar confirmatory or administrative documents which are ancillary to the main Contract will not make such main Contract a Non-Scheduled Contract.

“NYSE” means the New York Stock Exchange, but if the New York Stock Exchange is no longer the principal U.S. trading market for the Parent Common Stock, then “NYSE” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which the Parent Common Stock is then traded.

“NYSE Rules” means the rules and regulations of the NYSE.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” means Software that is distributed or made available under “open source” or “free software” terms, including any Software distributed or made available: (a) under any license that is approved by the Open Source Initiative and listed at https://www.opensource.org/licenses, including the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms; or (b) with any license term or condition that imposes or purports to impose a requirement or condition that a licensee grant a license or immunity under its Intellectual Property Rights or that any of its Software or part thereof be (i) disclosed, distributed or made available in source code form, (ii) licensed for the purpose of making modifications or derivative works or (iii) redistributable at no or nominal charge.

“Order” means any order, writ, injunction, judgment or decree.

“Other Parent Acquisition Proposal” has the meaning assigned to such term in Section 4.4(c) of the Agreement.

“Out-of-the-Money Company Option” means a Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and which has a per share exercise price for the Company Common Stock subject to such Company Option that is equal to or greater than the Equity Award Cash Consideration Amount.

“Parent” has the meaning assigned to such term in the preamble to the Agreement.

“Parent Acquisition Transaction” means any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a) any merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, joint venture, reorganization, recapitalization, tender offer, exchange offer or other similar transaction involving Parent, except for any such transaction in which the stockholders of Parent immediately preceding such transaction continue to hold immediately following such transaction, directly or indirectly, 85% or more of the equity interests in the surviving or resulting entity in such transaction (whether by voting power or number of shares);

(b) any issuance of securities, acquisition of securities or other transaction: (i) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of Parent; or (ii) in which Parent issues securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of Parent; or

(c) any sale, lease, exchange, transfer, license, sublicense or disposition by any Parent Entity to any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons of any business or businesses or assets (including equity interests in any Subsidiary of Parent) that constitute or account for 15% or more of the consolidated net revenues or consolidated net income (measured based on the 12 full calendar months prior to the date of determination) or consolidated assets (measured based on fair market value as of the last day of the most recently completed calendar month) of the Parent Entities, in each case except for sales or non-exclusive licenses or sublicenses of products of the Parent Entities in the ordinary course of business.

“Parent Board Recommendation” has the meaning assigned to such term in Section 3.8(b) of the Agreement.

“Parent Change in Circumstances” has the meaning assigned to such term in Section 5.3(f)(ii) of the Agreement.

“Parent Common Stock” means the common stock, $0.01 par value per share, of Parent.

“Parent Disclosure Schedule” means the disclosure schedule that has been prepared by Parent in accordance with the requirements of Section 9.6 of the Agreement and has been delivered by Parent to the Company on the date of the Agreement.

“Parent Entity” means (a) Parent and (b) each Subsidiary of Parent.

“Parent Equity Plans” means Parent’s 2009 Stock Option and Grant Plan, Parent’s 2014 Stock Option and Incentive Plan and the Parent ESPP.

“Parent ESPP” means Parent’s 2014 Employee Stock Purchase Plan.

“Parent Listing Date” has the meaning assigned to such term in Section 3.2(a) of the Agreement.

“Parent Measurement Price” means an amount equal to the volume weighted average trading price of Parent Common Stock on the Parent Stock Exchange for the five consecutive trading days ending on the trading day immediately preceding the Closing Date.

“Parent Option” means an option to purchase shares of Parent Common Stock from Parent (whether granted by Parent pursuant to the Parent Equity Plans, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Parent Preferred Stock” has the meaning assigned to such term in Section 3.2(a) of the Agreement.

“Parent PSU” means a restricted stock unit representing the right to vest in and be issued shares of Parent Common Stock by Parent, whether granted by Parent pursuant to the Parent Equity Plans, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested, which right vests based on achievement of performance targets, including performance targets related to the price of Parent Common Stock on a relative or absolute basis.

“Parent Recommendation Change” has the meaning assigned to such term in Section 5.3(e) of the Agreement.

“Parent Recommendation Change Notice” has the meaning assigned to such term in Section 5.3(f)(i) of the Agreement.

“Parent Restricted Stock” means a share of restricted stock representing the right to vest in shares of Parent Common Stock, whether granted by Parent pursuant to the Parent Equity Plans, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested, which right vests solely based on continued service to Parent or an Affiliate of Parent.

“Parent RSU” means a restricted stock unit representing the right to vest in and be issued shares of Parent Common Stock by Parent, whether granted by Parent pursuant to the Parent Equity Plans, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested, which right vests solely based on continued service to Parent or an Affiliate of Parent, including units that settle on a deferred basis.

“Parent SEC Reports” has the meaning assigned to such term in Section 3.3(a) of the Agreement.

“Parent Stock Exchange” means the NYSE, but if the NYSE is no longer the principal U.S. trading market for Parent Common Stock, then “Parent Stock Exchange” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which the Parent Common Stock is then traded.

“Parent Stockholders’ Meeting” has the meaning assigned to such term in Section 5.3(a) of the Agreement.

A “Parent Triggering Event” shall be deemed to have occurred if: (a) Parent’s board of directors or any committee thereof shall have (i) made a Parent Recommendation Change or (ii) caused or permitted any Parent Entity to execute or enter into a Disruptive Parent Acquisition Contract; (b) Parent shall have failed to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus; (c) the Company shall have requested in good faith after a Disruptive Parent Acquisition Proposal has been publicly disclosed, commenced, announced or made that the Parent Board Recommendation be reaffirmed publicly, and Parent’s board of directors shall have failed to publicly reaffirm the Parent Board Recommendation within 10 Business Days after such request was made (or, if earlier, prior to the Parent Stockholders’ Meeting); (d) a tender or exchange offer relating to shares of Parent Common Stock that constitutes a Disruptive Parent Acquisition Proposal shall have been commenced and Parent shall not have provided to its securityholders, within 10 Business Days after the commencement of such tender or exchange offer (or, if earlier, prior to the Parent Stockholders’ Meeting), a statement disclosing that Parent recommends rejection of such tender or exchange offer and reaffirming the Parent Board Recommendation; (e) either (i) at any meeting of Parent’s board of directors at which a vote on reaffirmation of the Parent Board Recommendation is taken, the reaffirmation of the Parent Board Recommendation has not been unanimously approved by all members of Parent’s board of directors who were present for the vote on such reaffirmation or (ii)(A) at any meeting of Parent’s board of directors at which a vote on reaffirmation of the Parent Board Recommendation is taken, the reaffirmation of the Parent Board Recommendation has been unanimously approved by all members of Parent’s board of directors who were present for the vote on such reaffirmation and (B) concurrently with or following such meeting of Parent’s board of directors, any director of Parent makes any public statement indicating that one or more directors of Parent do not support the Merger or discloses in (or discloses in circumstances in which it would reasonably be expected for it to be disclosed in) a publication, release, report or broadcast that is widely disseminated that one or more directors of Parent do not support the Merger; or (f) any Parent Entity shall have breached (or be deemed to have breached pursuant to Section 4.4(d) of the Agreement) any of the provisions set forth in Section 4.4 of the Agreement and such breach results in a director or officer of Parent receiving or becoming aware of a Disruptive Parent Acquisition Proposal.

“Party” has the meaning assigned to such term in the preamble to the Agreement.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Encumbrance” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which no Acquired Company is subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings for which adequate reserves have been maintained in accordance with GAAP; (b) Encumbrances imposed by Legal Requirements, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business; (c) pledges or deposits arising in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) minor liens or encumbrances that have arisen in the ordinary course of business and that do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes; (e) any pledge, deposit or other lien securing the performance of bids, trade contracts (other than contracts in respect of indebtedness), leases, surety and appeal bonds, performance bonds and other obligations of a similar nature; (f) non-exclusive licenses of Intellectual Property or to use the Company Products granted by an Acquired Company in the ordinary course of business; (g) encumbrances securing the Obligations (as defined in the Company Credit Agreement) pursuant to the Company Credit Agreement and the other Loan Documents (as defined in the Company Credit Agreement) to be released as of the Effective Time; and (h) liens or encumbrances imposed on the underlying fee interest in real property subject to a Lease.

“Person” means any individual, Entity or Governmental Body.

“Personal Data” means: (a) any information that identifies, or in combination with other information may identify, is linked to, or relates to an individual, or is capable of being associated with an individual or device; and (b) any data that qualifies as “personal data,” “personal information,” “personally identifiable information,” “non-public financial information” or any similar term under Information Privacy and Security Laws.

“Post-Closing Plans” has the meaning assigned to such term in Section 5.6(b) of the Agreement.

“Pre-Closing Period” has the meaning assigned to such term in Section 1.5(b) of the Agreement.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, “Money Rates” section, as the prime rate, as in effect from time to time.

“Process,” “Processed,” “Processes,” or “Processing” means any operation or set of operations performed on Protected Information, whether or not by automatic means, such as receipt, collection, access, monitoring, maintenance, creation, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, processing, analysis, transfer, transmission, disclosure, dissemination or otherwise making available, alignment or combination, blocking, erasure, or destruction.

“Protected Information” means any information Processed by or on behalf of the Acquired Companies that: (a) is Personal Data; (b) is governed, regulated or protected by any Information Privacy and Security Law; (c) any Acquired Company receives from or on behalf of any individual customer of such Acquired Company; (d) is covered by the PCI DSS; (e) is subject to a confidentiality obligation; or (f) is derived from Protected Information.

“Registered IP” means all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all Patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, threatened release or release of Hazardous Materials from any source into, through or upon the indoor or outdoor environment.

“Representatives” means directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Required Company Stockholder Vote” has the meaning assigned to such term in Section 2.22 of the Agreement.

“Required Parent Stockholder Vote” has the meaning assigned to such term in Section 3.9 of the Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Section 2.24 Opinion” has the meaning assigned to such term in Section 2.24 of the Agreement.

“Section 409A” has the meaning assigned to such term in Section 2.16(l) of the Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means, with respect to an Entity, any Subsidiary of such Entity that owns assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets of such Entity and all of its Subsidiaries taken as a whole.

“Software” means, collectively, computer software (including APIs, drivers, scripts, and other code), firmware and other code incorporated or embodied in hardware devices, data files, source code, object code, and executable code, tools, user interfaces, manuals and other specifications and documentation, and all know-how relating to the foregoing.

“Source Material” means, collectively, any Software or any integrated-circuit, hardware, or component design or programming materials, any elements of design or programming, and any related documentation, in each case expressed in source code or other human-readable form.

“Specified Governmental Body” means any Governmental Body that has jurisdiction over: (a) the Company, Parent, Merger Sub or any of their respective Significant Subsidiaries; (b) any business or asset of any Acquired Company that is material to the Acquired Companies, taken as a whole; or (c) any business or asset of any Parent Entity that is material to the Parent Entities, taken as a whole.

“Specified Option” has the meaning assigned to such term in Section 5.4(a) of the Agreement.

“Specified Representations” means the representations and warranties of the Company contained in: (a) Section 2.3(a), Section 2.3(b), Section 2.3(e), Section 2.20, Section 2.21, Section 2.22, clause “(a)(i)” of Section 2.23, Section 2.24 and Section 2.25 of the Agreement; and (b) clause “(a)” of Section 2.5 of the Agreement.

“Standards Organization” has the meaning assigned to such term in Section 2.8(c) of the Agreement.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

“Surviving Corporation” has the meaning assigned to such term in Section 1.1 of the Agreement.

“Takeover Statute” has the meaning assigned to such term in Section 2.21 of the Agreement.

“Tax” means any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, in each case, of a kind in the nature of a tax, and any related charge or amount imposed with respect thereto (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Termination Fee” has the meaning assigned to such term in Section 8.3(b) of the Agreement.

“U.S. Export and Import Law” means any applicable U.S. Legal Requirement regulating exports, re-export, deemed (re)export, transfer or imports to or from the United States of goods, services, software or technical data from the United States, including the United States Export Control Reform Act of 2018, the Export Administration Regulations, ITAR, the economic sanctions laws, regulations and executive orders administered by OFAC, the Tariff Act of 1930 and the Trade Act of 1974.

“Uncertificated Company Share” has the meaning assigned to such term in Section 1.6 of the Agreement.

“Unfair Labor Practice” has the meaning assigned to such term in Section 2.16(b) of the Agreement.

“Vested Equity Award” has the meaning assigned to such term in Section 5.4(f) of the Agreement.

“Voting Agreement” has the meaning assigned to such term in the recitals of the Agreement.

“WARN” means, collectively, the WARN Act and all similar foreign, state, or local “mass layoff,” “relocation,” “planting closing” or “termination” Legal Requirements.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

EXHIBIT B

PERSONS ENTERING INTO VOTING AGREEMENTS

Alexander Joseph Lurie

SM Profits, LLC

Sheryl K Sandberg Revocable Trust Dated 9/3/2004

Jason and Jennifer Lurie Family 2018 Irrevocable Trust Dated May 31, 2018

Eliza and Larry Becker Family 2018 Irrevocable Trust Dated May 31, 2018

Scott and Caitlin Vogelsong Family 2018 Irrevocable Trust Dated May 31, 2018

Ryan Nabil Finley

B-1